As filed with the Securities and Exchange Commission on May 17, 2010
Registration No. 333-154415

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SmartHeat Inc.
(Name of Registrant as specified in its charter)

Nevada	3433	98 -0514768
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

A-1, 10, Street 7
Shenyang Economic and Technological Development Zone
Shenyang, China 110027
+86 (24) 2519-7699
(Address and telephone number of principal executive offices and principal place of business)

Mr. Jun Wang
Chief Executive Officer
SmartHeat Inc.
A-1, 10, Street 7
Shenyang Economic and Technological Development Zone
Shenyang, China 110027
+86 (24) 2519-7699
(Name, address and telephone number of agent for service)

Copies to:

Robert Newman, Esq.
The Newman Law Firm, PLLC
44 Wall Street, 20th Floor
New York, NY  10005
(212) 248-1001

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 1 (“Post-Effective Amendment”) relates to the registration statement on Form S-1 of SmartHeat Inc. (the “Company,” “we,” “us,” or “our”) pertaining to 2,023,000 shares of common stock, par value $0.001 per share, which was filed with the Securities and Exchange Commission on October 17, 2008 (Registration No. 333-154415), as amended and supplemented, and was declared effective by the Securities Exchange Commission on June 23, 2009 (the “Registration Statement”). This Post-Effective Amendment is being filed to update certain financial and other information contained in the prospectus in accordance with Section 10(a)(3) of the Securities Act of 1933, as amended, and includes the financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the three month period ended March 31, 2010, to eliminate or modify information regarding certain selling stockholders listed in the registration statement and certain other updated information. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS; SUBJECT TO COMPLETION, MAY __, 2010

SMARTHEAT INC.

2,023,000 Shares of Common Stock

The selling shareholders identified in this prospectus may offer and sell up to an aggregate of 2,023,000 shares of our common stock, consisting of 1,630,000 shares of our common stock and warrants to purchase 244,500 additional shares of our common stock at a purchase price of $3.50 per unit (each unit consisting of one share of common stock and a warrant to purchase 15% of one share of common stock at an exercise price of $6.00 per share) and 148,500 shares of our common stock issuable pursuant to the terms of outstanding warrants that we issued to the placement agents in the private placement transaction. All warrants are immediately exercisable, expire on the third anniversary of their issuance and entitle their holders, in the aggregate, to purchase up to 393,000 shares of our common stock at an initial exercise price of $6.00 per share. All of the shares and warrants were issued to the selling shareholders in a private placement transaction exempt from registration under the Securities Act of 1933, as amended, which was completed prior to the filing of the registration statement of which this prospectus is a part.

We are not selling any shares of our common stock in this offering and will not receive any proceeds from this offering. We may receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash.

The selling shareholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. We will bear all costs associated with this registration.

Our common stock trades on the Nasdaq Global Market under the symbol “HEAT.” The closing price of our common stock on the Nasdaq Global Market on May 13, 2010, was $7.82 per share.

You should consider carefully the risk factors beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2010.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3

PROSPECTUS SUMMARY	3

RISK FACTORS	4

FORWARD-LOOKING STATEMENTS	15

AVAILABLE INFORMATION	16

USE OF PROCEEDS	16

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS	16

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	18

OUR BUSINESS	26

OUR PROPERTY	32

LEGAL PROCEEDINGS	32

MANAGEMENT	33

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	36

EXECUTIVE COMPENSATION	36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	38

SELLING SHAREHOLDERS	40

PLAN OF DISTRIBUTION	42

DESCRIPTION OF SECURITIES	44

INTEREST OF NAMED EXPERTS	45

LEGAL MATTERS	45

INDEMNIFICATION OF DIRECTORS AND OFFICERS	46

INDEX TO FINANCIAL STATEMENTS	F-1

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission ("SEC"). You should rely only on the information provided in this prospectus and incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. The rules of the SEC may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. Before investing in the securities offered hereby, you should read the entire prospectus, including our financial statements and related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In this prospectus, the terms “SmartHeat,” “we,” “us,” and “our” refer to SmartHeat Inc.

Our Company

We are a leading designer, manufacturer and seller of clean technology plate heat exchangers and related systems in China. Our products are used by our customers in the industrial, residential and commercial markets in China to improve energy utilization and efficiencies and reduce pollution by reducing the need for coal fired boilers. We design, manufacture, sell and service plate heat exchangers (“PHEs”), PHE Units, which combine PHEs with various pumps, temperature sensors, valves and automated control systems (“PHE Units”), and heat meters for use in commercial and residential buildings. Our products and systems are an important element in providing a clean technology, mission-critical solution to energy consumption and air pollution problems in China and are commonly used in a wide variety of industrial processes where heat transfer is required. Common applications include energy conversion for heating, ventilation and air conditioning (“HVAC”) and industrial use in petroleum refining, petrochemicals, metallurgy, food and beverage and chemical processing. Our PHE Units are custom designed by our own in-house engineers and sold under our own Taiyu brand name, while our PHEs are sold under both our Taiyu brand as well as the Sondex brand name. We are an authorized dealer of Sondex PHEs in China.

We were incorporated in the State of Nevada on August 4, 2006, under the name Pacific Goldrim Resources, Inc., as an exploration stage corporation to engage in the exploration for silver, lead and zinc. On April 14, 2008, we changed our name to SmartHeat Inc. and entered into a Share Exchange Agreement (the “Share Exchange Agreement”) to acquire all of the equity interests in Shenyang Taiyu Machinery & Electronic Equipment Co., Ltd. (“Taiyu”), a privately held company formed under the laws of China engaged in the design, manufacture, sale and servicing of plate heat exchange products in China. The Share Exchange Agreement was entered into by SmartHeat, Taiyu and the shareholders of Taiyu (the “Taiyu Shareholders”). At the closing of the Share Exchange Agreement, all of the equitable and legal rights, title and interests in and to Taiyu’s share capital of Yuan 25,000,000 were exchanged for 18,500,000 shares of SmartHeat common stock (the “Share Exchange”). As a result of the Share Exchange, Taiyu became a wholly-owned subsidiary of SmartHeat. After the relevant PRC government agency approved our subscription of 71.6% of the registered capital increase of Taiyu on July 29, 2008, PRC approval of Taiyu becoming a wholly-owned subsidiary of SmartHeat was obtained on June 3, 2009, when the transfer by the three original owners of Taiyu of their remaining 28.4% ownership of Taiyu to SmartHeat was officially recognized.

Prior to our acquisition of Taiyu, we were a development stage business with minimal operations. We had no interest in any property, but had the right to conduct exploration activities on 13 mineral title cells covering 27,027 hectares (66,785 acres) in the Slocan Mining Division of southeastern British Columbia, Canada. In connection with the acquisition of Taiyu, the Company transferred all of its pre-closing assets and liabilities (other than the obligation to pay a $10,000 fee to the Company’s audit firm) to a wholly-owned subsidiary, PGR Holdings, Inc., a Nevada corporation (“SplitCo”), under the terms of an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations dated April 14, 2008 (the “Transfer Agreement”). The Company also sold all of the outstanding capital stock of SplitCo to Jason Schlombs (the former director and officer, and a major shareholder, of the Company) pursuant to a Stock Purchase Agreement dated April 14, 2008 (the “Split-Off Agreement”), in exchange for the surrender of 2,500,000 shares of the Company’s common stock held by Mr. Schlombs (the “Split-Off’).

Our principal offices are located at A-1, 10, Street 7, Shenyang Economic and Technological Development Zone, Shenyang, China 110027. Our telephone number is +86 (24) 2519-7699.

The Offering

Common stock outstanding before the offering	32,810,125 shares as of the date of this Prospectus

Common stock offered by selling shareholders	Up to 2,023,000 shares The maximum number of shares to be sold by the selling shareholders, 2,023,000 shares, represents 6.16% of our outstanding stock, assuming full exercise of the warrants

Common stock to be outstanding after the offering	Up to 32,906,900 shares, assuming exercise of all warrants

Use of proceeds	We will not receive any proceeds from the sale of the common stock. However, we may receive proceeds from the exercise of the warrants. See “Use of Proceeds” for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider the “Risk Factors” beginning on page 4.

The above information regarding common stock to be outstanding after the offering is based on 32,810,125 shares of common stock outstanding as of May 11, 2010.

RISK FACTORS

Our business and an investment in our securities are subject to a variety of risks.  The following risk factors describe the most significant events, facts or circumstances that could have a material adverse effect upon our business, financial condition, results of operations, ability to implement our business plan, and the market price for our securities.  Many of these events are outside of our control. The risks described below are not the only ones facing our company.  Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations.  If any of these risks actually occurs, our business, financial condition or results of operation may be materially adversely affected.  In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Business

Our relationship with Sondex has substantially contributed to our business and its growth.

We are an authorized dealer of Sondex PHE plates in China. Sondex is one of the world’s leading PHE and PHE plate manufacturers. We currently sell PHEs under our own Taiyu brand or upon demand under the Sondex brand, and our PHE Units are sold under our own Taiyu brand only. We believe our ability to provide Sondex-branded PHEs has contributed to our reputation for high quality products. Prior to our acquisition of Siping Beifang on May 27, 2009, we sourced all of our PHE plates, important raw elements used in both PHEs and PHE Units, from Sondex. However, our recent acquisition of the plant, machinery and land use rights of Siping Beifang, along with our internal R&D efforts, now enable us to produce our own plates for our heat exchangers, which we believe will significantly reduce our reliance on Sondex-supplied plates. We cannot assure you our products will be as well received in the marketplace or that we will be able to produce sufficient quantities to meet demand. If our relationship with Sondex were to terminate, we would be required to either manufacture plates ourselves and/or procure plates from other third-party sources, of which we believe there are several alternate suppliers that meet our volume and quality standards. Currently, we cannot guarantee our ability to manufacture sufficient plates or that we will be able to secure supply of plates from third party sources on acceptable terms and in a timely fashion. Accordingly, termination of our Sondex relationship may present risks to our business, revenues and operations until we secure alternate and comparable sources of supply.

The markets we serve are subject to seasonality and cyclical demand, which could harm our business and make it difficult to project long-term performance.

Demand for our products depends in large part upon the level of capital and maintenance expenditures of our customers and the end users. These expenditures have historically been cyclical in nature and vulnerable to economic downturns. Decreased capital and maintenance spending by our customers could have a material adverse effect on the demand for our products and our business, financial condition and results of operations. In particular, an economic slowdown in the domestic economy may result in reduced orders for PHEs from the steel processing and petrochemical sectors and lower orders for PHE Units from the HVAC sector. To date, the Company has not been adversely affected by these trends and, given the current demand visibility, we do not currently foresee weakening in the demand for our products in the next year. However, the historically cyclical nature of the demand for our products limits our ability to make accurate long-term predictions about our performance. Changing world economic and political conditions may also reduce the willingness of our customers and prospective customers to purchase our products and services. The seasonality of our business results in significant operational challenges to our production and inventory control functions.

We derive a substantial part of our revenues from several major customers. If we lose any of these customers or they reduce the amount of business they do with us, our revenues may be seriously affected.

Our ten largest customers accounted for 47% of our revenues for the fiscal year ended December 31, 2009. Our largest customer accounted for 7% of our revenues in the fiscal year ended December 31, 2009. These customers may not maintain the same volume of business with us in the future. If we lose any of these customers or they reduce the amount of business they do with us, our revenues and profitability may be seriously affected.

Our accounts receivables remain outstanding for a significant period of time, which has a negative impact on our cash flow and liquidity.

Our agreements with our customers generally provide that 30% of the purchase price is due upon the placement of an order, 30% upon delivery and 30% upon installation and acceptance of the equipment after customer testing. As a common practice in the heating manufacturing business in China, payment of the final 10% of the purchase price is due no later than the termination date of the standard warranty period, which ranges from 3 to 24 months from the acceptance date. We may experience payment delays from time to time, which range from 1 month to 3 months from the due date. While these payment delays are very common in the heating manufacturing industry in China and historically our collections have been reasonably assured, such delays cause capital to be tied up in inventories, which may result in pressure on our cash flows and liquidity. In 2008, we had accounts receivable turnover of 3.6, with days sales outstanding of 136 and inventory turnover of 3.1 on an annualized basis. In 2009, we had accounts receivable turnover of 3.6 with days sales outstanding of 146 and inventory turnover of 6.2 on an annualized basis.

We acquire most of the components for the manufacture of our products from a limited number of suppliers.

We acquire most of the components for the manufacture of our products from a limited number of suppliers. For us to have our products manufactured, these components must be available when needed, at the right level of quality, and at the right price. If we are unable to so obtain these components, we would experience delays in manufacturing our products and our financial results could be adversely affected. Suppliers of some of these components require us to place orders with significant lead-time to assure supply in accordance with our requirements. Certain of these suppliers are currently the sole source of one or more components upon which we are dependent and alternative sources would not be available for those components unless we were to redesign our products. Other components could be obtained from alternate suppliers without redesign, but only at higher prices than we currently pay or for delivery later than required by our production schedule. We maintain a relatively small inventory of component parts for resale and our parts services business would suffer if the supply of replacement parts was reduced or terminated by our suppliers. If suppliers are not able to provide these critical components on the dates and at the prices scheduled, we may not be able to promptly and cost-effectively manufacture our products to meet customer orders, which could harm our credibility and the market acceptance and sales of our products. Increased costs associated with supplied materials or components could increase our costs and reduce our profitability if we are unable to pass these cost increases on to our customers.

We are a major purchaser of certain goods and raw materials that we use in the manufacturing process of our products, and price changes for the commodities we depend on may adversely affect our profitability.

Our profitability generally depends upon the margin between the cost to us of certain goods used in the manufacturing process, such as plates, pumps, water tanks, sensors, controlling systems and other raw materials as well as our fabrication costs associated with converting such goods and raw materials compared to the selling price of our products, and the overall supply of raw materials. It is our intention to base the selling prices of our products upon the associated raw materials costs to us. However, we may not be able to pass all increases in raw material costs and ancillary acquisition costs associated with taking possession of the raw materials through to our customers. Although we are currently able to obtain adequate supplies of raw materials, it is impossible to predict future availability or cost. With the rapid growth of China’s economy, the demand for certain raw materials is great while the supply may be more limited. This may affect our ability to secure the necessary raw materials in a cost-effective manner for production of our products at the volume of purchase orders that we anticipate receiving. The inability to offset price increases of raw materials by sufficient product price increases, and our inability to obtain raw materials, would have a material adverse effect on our consolidated financial condition, results of operations and cash flows.

We may experience material disruptions to our manufacturing operations.

While we seek to operate our facilities in compliance with applicable rules and regulations and take measures to minimize the risks of disruption at our facilities, a material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales and/or negatively impact our financial results. Any of our manufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

▪	prolonged power failures;

▪	equipment failures;

▪	disruptions in the transportation infrastructure including roads, bridges, railroad tracks;

▪	fires, floods, earthquakes or other catastrophes; and

▪	other operational problems.

We cannot be certain that our product innovations and marketing successes will continue.

We believe our past performance has been based on, and our future success will depend, in part, upon our ability to continue to improve our existing products through product innovation and to develop, market and produce new products. We cannot assure you we will be successful in introducing, marketing and producing any new products or product innovations, or that we will develop and introduce in a timely manner innovations to our existing products which satisfy customer needs or achieve market acceptance. Our failure to develop new products and introduce them successfully and in a timely manner could harm our ability to grow our business and could have a material adverse effect on our business, results of operations and financial condition.

Our technology may not satisfy the changing needs of our customers.

With any technology, including the technology of our current and proposed products, there are risks that the technology may not successfully address all of our customers' needs. While we have already established successful relationships with our customers, their needs may change or vary. This may affect the ability of our present or proposed products to address all of our customers' ultimate technology needs in an economically feasible manner.

We may not be able to keep pace with rapid technological changes and competition in our industry.

While we believe we have hired or engaged personnel and outside consultants who have the experience and ability necessary to keep pace with advances in technology, and while we continue to seek out and develop "next generation" technology through our research and development efforts, there is no guarantee we will be able to keep pace with technological developments and market demands in this evolving industry and market. In addition, our industry is highly competitive. Although we believe we have developed strategic relationships to best penetrate the China market, we face competition from other manufacturers of products similar to our products. Some of our competitors' advantages over us in the areas of products, marketing and services include the following:

▪	Substantially greater revenues and financial resources;

▪	Stronger brand names and consumer recognition;

▪	The capacity to leverage marketing expenditures across a broader portfolio of products;

▪	Pre-existing relationships with potential customers;

▪	More resources to make acquisitions;

▪	Lower labor and development costs; and

▪	Broader geographic presence.

We will face different market dynamics and competition if we expand our market to other countries. In some international markets, our future competitors would have greater brand recognition and broader distribution than we have. We may not be as successful as our competitors in generating revenues in international markets due to our inability to provide products that are attractive to the markets in other countries, the lack of recognition of our brand, and other factors. As a result, any international expansion efforts could be more costly and less profitable than our efforts in the domestic market in China.

Our products may contain defects, which could adversely affect our reputation and cause us to incur significant costs.

Despite testing, defects may be found in existing or new products. Any such defects could cause us to incur significant return and exchange costs, re-engineering costs, divert the attention of our engineering personnel from product development efforts, and cause significant customer relations and business reputation problems. Any such defects could force us to undertake a product recall program, which could cause us to incur significant expenses and could harm our reputation and that of our products. If we deliver products with defects, our credibility and the market acceptance and sales of our products could be harmed.

Due to the nature of our business and products, we may be liable for damages based on product liability and warranty claims.

Due to the high pressures and temperatures at which many of our products are used, and the fact that some of our products are relied upon by our customers or end users in their facilities or operations, or are manufactured for relatively broad consumer use, we face an inherent risk of exposure to claims in the event that the failure, use or misuse of our products results, or is alleged to result, in bodily injury, property damage or economic loss. We believe we meet or exceed existing professional specification standards recognized or required in the industries in which we operate. We have been subject to claims in the past, none of which have had a material adverse effect on our financial condition or results of operations, and we may be subject to claims in the future. Although we currently maintain product liability coverage, which we believe is adequate for the continued operation of our business, such insurance may become difficult to obtain or may become unobtainable in the future on terms acceptable to us and may not cover warranty claims. A successful product liability claim or series of claims against us, including one or more consumer claims purporting to constitute class actions, in excess of our insurance coverage or a significant warranty claim or series of claims against us could materially decrease our liquidity and impair our financial condition.

We may experience delays in launching our products, which would negatively impact our position in the marketplace.

We may experience delays in bringing new products to market, due to design, manufacturing or distribution problems. Such delays could adversely affect our ability to compete effectively and may adversely affect our relationship with our customers. Any such delays would adversely affect our revenues and our ability to become profitable.

If we are not able to manage our growth, we may not remain profitable.

Our success will depend on our ability to expand and manage our operations and facilities. There can be no assurance we will be able to manage our growth, meet the staffing requirements for our business or for additional collaborative relationships or successfully assimilate and train new employees. In addition, to manage our growth effectively, we may be required to expand our management base and enhance our operating and financial systems. If we continue to grow, there can be no assurance that the management skills and systems currently in place will be adequate or that we will be able to manage any additional growth effectively. Failure to achieve any of these goals could have a material adverse effect on our business, financial condition or results of operations.

Our business could be subject to environmental liabilities.

As is the case with manufacturers of similar products, we use certain hazardous substances in our operations. Currently, we do not anticipate any material adverse effect on our business, revenues or results of operations, as a result of compliance with Chinese environmental laws and regulations. However, the risk of environmental liability and charges associated with maintaining compliance with environmental laws is inherent in the nature of our business, and there is no assurance that material environmental liabilities and compliance charges will not arise in the future.

If we lose our key personnel or are unable to attract and retain additional qualified personnel, the quality of our services may decline and our business may be adversely impacted.

We rely heavily on the expertise, experience and continued services of our senior management, including our president and chief executive officer. Loss of their services could adversely impact our ability to achieve our business objectives. We believe our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled personnel. The rapid growth of the economy in China has caused intense competition for qualified personnel. We cannot guarantee that any employee will remain employed by us for any definite period of time or that we will be able to attract, train or retain qualified personnel in the future and the loss of personnel could have a material adverse effect on our business and company. Qualified employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers' requirements. We need to employ additional personnel to expand our business. There is no assurance that we will be able to attract and retain sufficient numbers of highly skilled employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates could impair the growth of our business.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our business and adversely impact the trading price of our common stock.

We are required to establish and maintain internal controls over financial reporting, disclosure controls, and to comply with other requirements of the Sarbanes-Oxley Act and the rules promulgated by the SEC thereunder. Our management, including our Chief Executive Officer and Chief Financial Officer, cannot guarantee our internal controls and disclosure controls will prevent all possible errors or all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Corporation have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

We may need additional capital to execute our business plan and fund operations and may not be able to obtain such capital on acceptable terms or at all.

Capital requirements are difficult to plan in our rapidly changing industry. Although we currently expect to have sufficient funding for the next 12 months, we expect we will need additional capital to fund our future growth.

Our ability to obtain additional capital on acceptable terms or at all is subject to a variety of uncertainties, including:

▪	Investors' perceptions of, and demand for, companies in our industry;

▪	Investors' perceptions of, and demand for, companies operating in China;

▪	Conditions of the U.S. and other capital markets in which we may seek to raise funds;

▪	Our future results of operations, financial condition and cash flows;

▪	Governmental regulation of foreign investment in companies in particular countries;

▪	Economic, political and other conditions in the United States, China, and other countries; and

▪	Governmental policies relating to foreign currency borrowings.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. There is no assurance we will be successful in locating a suitable financing transaction in a timely fashion or at all. In addition, there is no assurance we will be successful in obtaining the capital we require by any other means. Future financings through equity investments are likely to be dilutive to our existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

If we cannot raise additional funds on favorable terms or at all, we may not be able to carry out all or parts of our strategy to maintain our growth and competitiveness or to fund our operations. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

We may be subject to claims that we have infringed the proprietary rights of others, which could require us to obtain a license or change our designs.

Although we do not believe any of our products infringe the proprietary rights of others, there is no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. If any claims or actions are asserted against us, we may seek to obtain a license to the intellectual property rights that are in dispute. Such a license may not be available on reasonable terms, or at all, which could force us to change our designs.

Risks Related to Doing Business in China

PRC regulations relating to mergers, offshore companies and Chinese stockholders, if applied to us, may limit our ability to operate our business as we see fit.

PRC regulations govern the process by which we may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, these regulations require Chinese parties to make a series of applications and supplemental applications to various government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to PRC regulations, our ability to engage in business combination transactions in China through our Chinese subsidiaries has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate transactions that are acceptable to us or sufficiently protective of our interests.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

We operate in the PRC through our Wholly Foreign Owned Enterprise (“WFOE”) status initially approved by the local office of the PRC Ministry of Commerce (“MOFCOM”). However, we cannot warrant that such approval procedures have been completely satisfied due to a number of reasons, including changes in laws and government interpretations. If we lose our WFOE status for any reason, our business in China may be negatively impacted.

Our operating entities in the PRC have received initial MOFCOM approval as WFOEs and there may be conditions subsequent to complete and maintain such status. We believe we have satisfied MOFCOM’s approval procedures for having obtained such status. However, MOFCOM’s approval procedures or interpretations of its approval procedures may be different from our understanding or may change. As a result, if we lose our WFOE status for any reason, there may be a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares.

If we fail to satisfy an enlarged contribution of capital requirement at our PRC subsidiaries, our business in China will be adversely affected.

We are required to contribute RMB 53 million (US$ 7.8 million) as additional contribution of capital to our PRC subsidiaries by July 2010. As of December 31, 2009, we have contributed a total of RMB 28 million to our PRC subsidiaries. We expect the remaining RMB 25 million in contributions will be completed by July 2010. Under PRC laws, shareholders of a foreign-invested enterprise are required to contribute capital to satisfy the registered capital requirement of the foreign-invested enterprise within a period of not more than two years from the date when the foreign-invested enterprise’s license to conduct business is initially granted. The relevant PRC government agencies may grant an additional three-month grace period. If the shareholders are unable to complete the capital contribution within the grace period, the business license of the foreign-invested enterprise may be revoked by the PRC government. Further, until such contribution of capital is satisfied, the foreign-invested enterprise is not allowed to repatriate profits to its shareholders, unless otherwise approved by the State Administration for Foreign Exchange (“SAFE”).

We are subject to economic and political risks in China over which we have little or no control and may be unable to alter our business practice in time to avoid the possibility of reduced revenues.

Our business is conducted in China. Doing business outside the U.S., particularly in China, subjects us to various risks, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in U.S. and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter our business practice in time to avoid the possibility of reduced revenues.

Substantially all of our assets are located in China and all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China's economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but they may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations. The economy of China has been changing from a planned economy to a more market-oriented economy. In recent years China has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises. However, a substantial portion of productive assets in China are still owned by the government. In addition, the government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

We may have difficulty establishing adequate management, legal and financial controls in China.

China historically has not adopted a Western style of management and financial reporting concepts and practices, or modern banking, computer or other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Our bank accounts are not insured or protected against loss.

We maintain our cash with various banks and trust companies located in China. Our cash accounts are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank or trust company.

As we have limited business insurance coverage in China, any loss which we suffer may not be insured or may be insured to only a limited extent.

The insurance industry in China is still in an early stage of development and insurance companies located in China offer limited business insurance products. In the event of damage or loss to our properties, our insurance may not provide as much coverage as if we were insured by insurance companies in the United States.

Tax laws and regulations in China are subject to substantial revision, some of which may adversely affect our profitability.

The Chinese tax system is in a state of flux, and it is anticipated that China's tax regime will change in the coming years. Tax benefits we presently enjoy may not be available in the wake of these changes, and we could incur tax obligations to our government that are significantly higher than anticipated. These increased tax obligations could negatively impact our financial condition and our revenues, gross margins, profitability and results of operations may be adversely affected as a result.

Certain tax exemptions that we presently enjoy in China are scheduled to expire over the next several years.

As a substantial portion of our operations are located in a privileged economic zone, we are entitled to certain tax benefits. When these exemptions expire, our income tax expenses will increase, reducing our net income below what it would be if we continued to enjoy these exemptions.

We may face judicial corruption in China.

Another obstacle to foreign investment in China is corruption. There is no assurance we will be able to obtain recourse in any legal disputes with suppliers, customers or other parties with whom we conduct business, if desired, through China's poorly developed and sometimes corrupt judicial systems.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the U.S. and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the U.S. and China, whether or not directly related to our business, could reduce the price of our common stock.

China could change its policies toward private enterprise or even nationalize or expropriate private enterprises.

Our business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Uncertainties with respect to the Chinese legal system could limit legal protections available to us.

Our operating subsidiary, which conducts most of its operations in China, is generally subject to laws and regulations applicable to foreign investment in China. The Chinese legal system is based on written statutes, and prior court decisions may be cited for reference but have no precedential value. Since 1979, legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the legal system in China continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Limitations on the ability of our operating subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and fund our operations.

We are a holding company and conduct substantially all of our business through our operating subsidiary in China. We will of necessity rely on dividends paid by our subsidiaries for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. In particular, regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our Chinese subsidiary is also required to set aside at least 10% of its after-tax profit based on Chinese accounting standards each year to its general reserves until the accumulative amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. In addition, it is required to allocate a portion of its after-tax profit to its staff welfare and bonus fund at the discretion of its board of directors. Moreover, if our subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Any limitation on the ability of our subsidiary to distribute dividends and other distributions to us could materially and adversely limit our ability to make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

Recent Chinese regulations relating to the establishment of offshore special purpose companies by Chinese residents and registration requirements for employee stock ownership plans or share option plans may subject our China resident shareholders to personal liability and limit our ability to acquire Chinese companies or to inject capital into our operating subsidiaries in China, limit our subsidiaries’ ability to distribute profits to us, or otherwise materially and adversely affect us.

The State Administration of Foreign Exchange ("SAFE") issued a public notice in October 2005, requiring PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of acquiring any assets of or equity interest in PRC companies and raising funds from overseas. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend his or her SAFE registration with the local SAFE branch, with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. To further clarify the implementation of Circular 75, the SAFE issued Circular 124 and Circular 106 on November 24, 2005 and May 29, 2007, respectively. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner. If these shareholders fail to comply, the PRC subsidiaries are required to report to the local SAFE authorities. If the PRC subsidiaries of the offshore parent company do not report to the local SAFE authorities, they may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company and the offshore parent company may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the above SAFE registration requirements could result in liabilities under PRC laws for evasion of foreign exchange restrictions. Some of our PRC resident beneficial owners have not registered with the local SAFE branch as required under SAFE regulations. The failure or inability of these PRC resident beneficial owners to comply with the applicable SAFE registration requirements may subject these beneficial owners or us to fines, legal sanctions and restrictions described above.

On March 28, 2007, SAFE released detailed registration procedures for employee stock ownership plans or share option plans to be established by overseas listed companies and for individual plan participants. Any failure to comply with the relevant registration procedures may affect the effectiveness of our employee stock ownership plans or share option plans and subject the plan participants, the companies offering the plans or the relevant intermediaries, as the case may be, to penalties under PRC foreign exchange regime. These penalties may subject us to fines and legal sanctions, prevent us from being able to make distributions or pay dividends, as a result of which our business operations and our ability to distribute profits to you could be materially and adversely affected.

In addition, the National Development and Reform Commission ("NDRC") promulgated a rule in October 2004 (the “NDRC Rule”), which requires NDRC approvals for overseas investment projects made by PRC entities. The NDRC Rule also provides that approval procedures for overseas investment projects of PRC individuals must be implemented with reference to this rule. However, there exist extensive uncertainties in terms of interpretation of the NDRC Rule with respect to its application to a PRC individual’s overseas investment, and in practice, we are not aware of any precedents that a PRC individual’s overseas investment has been approved by the NDRC or challenged by the NDRC based on the absence of NDRC approval. Our current beneficial owners who are PRC individuals did not apply for NDRC approval for investment in us. We cannot predict how and to what extent this will affect our business operations or future strategy. For example, the failure of our shareholders who are PRC individuals to comply with the NDRC Rule may subject these persons or our PRC subsidiary to certain liabilities under PRC laws, which could adversely affect our business.

Regulation of loans and direct investment by offshore holding companies to Chinese entities may delay or prevent us from making loans or additional capital contributions to our operating subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

As an offshore holding company of our Chinese operating subsidiaries, we may need to make loans to them, or we may need to make additional capital contributions to them.

Any loans to our operating subsidiaries are subject to Chinese regulations. For example, loans by us to our subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and must be registered with the SAFE.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by the PRC Ministry of Commerce or its local counterpart. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our Chinese subsidiary may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of SAFE. However, the relevant Chinese government authorities may limit or eliminate their ability to purchase foreign currencies in the future. Since a significant amount of our future revenues will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by our Chinese subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with Chinese governmental authorities, including SAFE. In particular, if our Chinese subsidiaries borrow foreign currency loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance our Chinese subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the NDRC, the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect the ability of our Chinese subsidiaries to obtain foreign exchange through debt or equity financing.

We face risks associated with currency exchange rate fluctuations; any adverse fluctuation may adversely affect our operating margins.

Almost all of our revenues are denominated in Renminbi. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. Fluctuations in the value of the U.S. dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses. If the exchange rate of the Renminbi is affected by lowering its value as against the U.S. dollar, our reported profitability when stated in U.S. dollars will decrease. Historically, we have not engaged in exchange rate hedging activities and have no current intention of doing so.

We may not be able to adequately protect our technology and other proprietary rights.

Our success will depend in part on our ability to obtain and protect our products, methods, processes and other technologies, to preserve our trade secrets, and to operate without infringing on the proprietary rights of third parties both domestically and abroad. We have patents and patent applications pending in China, and have worked and continue to work closely with Chinese patent officials to preserve our intellectual property rights. Despite these efforts, any of the following occurrences may reduce the value of our intellectual property:

▪	Our applications for patents and trademarks relating to our business may not be granted and, if granted, may be challenged or invalidated;

▪	Issued patents and trademarks may not provide us with any competitive advantages;

▪	Our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology;

▪	Our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop; or

▪	Another party may obtain a blocking patent and we would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our products.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

Our executive officers and several of our directors, including the chairman of our Board of Directors, are Chinese citizens. It may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because our operating subsidiaries and assets are located in China, it may be extremely difficult or impossible for you to access those assets to enforce judgments rendered against us or our directors or executive offices by U.S. courts. In addition, the courts in China may not permit the enforcement of judgments arising out of U.S. federal and state corporate, securities or similar laws. Accordingly, United States investors may not be able to enforce judgments against us for violation of U.S. securities laws.

Risks Related to Our Securities

The market price for our common stock may be volatile.

The trading price of our common stock may fluctuate widely in response to various factors, some of which are beyond our control. These factors include, in addition to the risk factors incorporated by reference herein, our quarterly operating results or the operating results of other companies in our industry, announcements by us or our competitors of acquisitions, new products, product improvements, commercial relationships, intellectual property, legal, regulatory or other business developments and changes in financial estimates or recommendations by stock market analysts regarding us or our competitors. In addition, the stock market in general, and the market for companies based in China in particular, has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated or disproportionate to their operating performance. These broad market fluctuations may have a material adverse effect on our stock price, regardless of our operating results. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price.

Our quarterly results may be volatile.

Our operating results have varied on a quarterly basis during our operating history and are likely to fluctuate significantly in the future. Many factors, including the risk factors incorporated by reference herein, could cause our revenues and operating results to vary significantly in the future. Many of these factors are outside of our control. Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of our future performance. If our results of operations in any quarter do not meet analysts’ expectations, our stock price could materially decrease.

Future sales of shares of our common stock by our stockholders could cause our stock price to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. If our stockholders sell substantial amounts of our common stock in the public market upon the effectiveness of a registration statement, or upon the expiration of any holding period under Rule 144, such sales could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The 18,500,000 shares of common stock we issued in the share exchange with the former shareholders of Taiyu will be freely tradable upon the earlier of (i) effectiveness of a registration statement covering such shares; and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 under the Securities Act of 1933, as amended, and the sale of such shares could have a negative impact on the price of our common stock.

Our principal stockholder has the ability to exert significant control in matters requiring a stockholder vote and could delay, deter or prevent a change of control in our company.

As of May 11, 2010, Mr. Jun Wang, our Chief Executive Officer and our largest stockholder, beneficially owned 10.37% of our outstanding shares. Mr. Wang possesses significant influence over us, giving him the ability, among other things, to effectively control the election of all or a majority of the Board of Directors and to approve significant corporate transactions. Such stock ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company. Without the consent of Mr. Wang, we could be prevented from entering into potentially beneficial transactions if they conflict with our major stockholder’s interests. The interests of this stockholder may differ from the interests of our other stockholders.

We have provisions in our articles of incorporation that substantially eliminate the personal liability of members of our board of directors for violations of their fiduciary duty of care as a director and that allow us to indemnify our officers and directors. This could make it very difficult for you to bring any legal actions against our directors for such violations or could require us to pay any amounts incurred by our directors in any such actions.

Pursuant to our articles of incorporation, members of our board of directors will have no liability for violations of their fiduciary duty of care as a director, except in limited circumstances. This means that you may be unable to prevail in a legal action against our directors even if you believe they have breached their fiduciary duty of care. In addition, our certificate of incorporation allows us to indemnify our directors from and against any and all expenses or liabilities arising from or in connection with their serving in such capacities with us. This means that if you were able to enforce an action against our directors or officers, in all likelihood we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay.

Because we obtained our present operations by means of a "reverse acquisition," we may not be able to attract the attention of major brokerage firms.

There may be risks associated with our use of a "reverse acquisition" to obtain our present operations. Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on our behalf.

We may issue additional shares of our capital stock or debt securities to raise capital or complete acquisitions, which would reduce the equity interest of our stockholders.

Our articles of incorporation authorize the issuance of up to 75,000,000 shares of common stock, par value $.001 per share. There are approximately 42,026,767 authorized and unissued shares of our common stock which have not been reserved and are available for future issuance. Although we have no commitments as of the date of this report to issue our securities, we may issue a substantial number of additional shares of our common stock to complete a business combination or to raise capital. The issuance of additional shares of our common stock:

▪	may significantly reduce the equity interest of our existing stockholders; and

▪	may adversely affect prevailing market prices for our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. We presently do not intend to pay dividends in the foreseeable future. Our management intends to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business. In addition, the payment of dividends is limited by Chinese law. See “RISK FACTORS - Risks Relating to Doing Business in China - Limitations on the ability of our operating subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and fund our operations.”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

▪	our goals and strategies;

▪	our expansion plans;

▪	our future business development, financial conditions and results of operations;

▪	the expected growth of the market for PHE products and heat meters in China;

▪	our expectations regarding demand for our products;

▪	our expectations regarding keeping and strengthening our relationships with key customers;

▪	our ability to stay abreast of market trends and technological advances;

▪	our ability to effectively protect our intellectual property rights and not infringe on the intellectual property rights of others;

▪	our ability to attract and retain quality employees;

▪	our ability to pursue strategic acquisitions and alliances;

▪	competition in our industry in China;

▪	general economic and business conditions in the regions in which we sell our products;

▪	relevant government policies and regulations relating to our industry; and

▪	market acceptance of our products.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance.

This prospectus contains statistical data that we obtained from various publicly available government publications. Statistical data in these publications also include projections based on a number of assumptions. The market for the PHEs, PHE Units, and heat meters may not grow at the rate projected by market data, or at all. The failure of this market to grow at the projected rate may have a material adverse effect on our business and the market price of our securities. In addition, the rapidly changing nature of our customers' industries results in significant uncertainties in any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

Unless otherwise indicated, information in this prospectus concerning economic conditions and our industry is based on information from independent industry analysts and publications, as well as our estimates. Except where otherwise noted, our estimates are derived from publicly available information released by third party sources, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable. None of the independent industry publication market data cited in this prospectus was prepared on our or our affiliates’ behalf.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

AVAILABLE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Our website address is www.smartheatinc.com. The information on our website is not incorporated into this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from sale of the shares of common stock covered by this prospectus by the selling shareholders. We will, however, receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash. The warrants may expire without having been exercised. Even if some or all of these warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. We intend to use any proceeds we receive upon exercise of the warrants for general working capital and other corporate purposes.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

On April 22, 2008, our common stock became eligible for quotation on the OTC Bulletin Board under the symbol “SMHT.”  On January 29, 2009, our common stock was listed on the NASDAQ Stock Market under the symbol “HEAT” and was subsequently listed on the NASDAQ Global Market on March 10, 2009.  The following table sets forth the range of the high and low sales prices of our common stock for each quarter (or portion thereof) beginning on April 22, 2008 and ending on March 31, 2010, as reported by the OTC Bulletin Board for the period beginning on April 22, 2008 to January 28, 2009, and as reported on the NASDAQ Stock Market from January 29, 2009 to March 9, 2009, and on the NASDAQ Global Market thereafter.

Fiscal 2008	High	Low
First Quarter (through March 31, 2008)	N/A	N/A
Second Quarter (April 22, 2008 - June 30, 2008)	$4.60	$2.00
Third Quarter (through September 30, 2008)	$4.75	$4.50
Fourth Quarter (through December 31, 2008)	$6.50	$2.25

Fiscal 2009	High	Low
First Quarter (through March 31, 2009)	$6.20	$5.50
Second Quarter (through June 30, 2009)	$8.00	$5.01
Third Quarter (through September 30, 2009)	$12.79	$5.76
Fourth Quarter (through December 31, 2009)	$17.27	$8.60

Fiscal 2010	High	Low
First Quarter (through March 31, 2010)	$18.03	$10.74

Holders of Record

As of May 11, 2010, there were approximately 44 shareholders of record of our common stock based on information provided by our transfer agent.  Many of our shares of common stock are held in street or nominee name by brokers and other institutions on behalf of stockholders and we are unable to estimate the total number of stockholders represented by these record holders.

Dividend Policy

We have not paid any cash dividends on our common stock to date, and we have no intention of paying cash dividends in the foreseeable future. Whether we will declare and pay dividends in the future will be determined by our board of directors at their discretion, subject to certain limitations imposed under Nevada corporate law. In addition, our ability to pay dividends may be affected by the foreign exchange controls in China. See “RISK FACTORS - Risks Relating to Doing Business in China - Limitations on the ability of our operating subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and fund our operations.” The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Safe Harbor Declaration

The comments made throughout this prospectus should be read in conjunction with our Financial Statements and the related Notes thereto, and other financial information appearing elsewhere in this document. In addition to historical information, the following discussion and other parts of this document contain certain forward-looking information. When used in this discussion, the words, "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from projected results, due to a number of factors beyond our control. SmartHeat does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are also urged to carefully review and consider our discussions regarding the various factors, which affect company business, included in this section and elsewhere in this prospectus.

Overview

We were incorporated in the State of Nevada on August 4, 2006, under the name Pacific Goldrim Resources, Inc., as an exploration stage corporation that intended to engage in exploration for silver, lead and zinc. On April 14, 2008, we changed our name to SmartHeat Inc. and acquired all of the equity interests in Shenyang Taiyu Machinery & Electronic Equipment Co, Ltd. (“Taiyu”), a privately held company formed under the laws of the People’s Republic of China (“PRC”) and engaged in the design, manufacture, sale and servicing of plate heat exchange products in China (“PHE”). After the relevant PRC government agency approved our subscription of 71.6% of the registered capital increase of Taiyu on July 29, 2008, PRC approval of Taiyu becoming a wholly-owned subsidiary of SmartHeat was obtained on June 3, 2009, when the transfer by the three original owners of Taiyu of their remaining 28.4% ownership of Taiyu to SmartHeat was officially recognized.

Prior to our acquisition of Taiyu, we were a development stage business with minimal operations. We had no interest in any property, but had the right to conduct exploration activities on 13 mineral title cells covering 27,027 hectares (66,785 acres) in the Slocan Mining Division of southeastern British Columbia, Canada. In connection with the acquisition of Taiyu, we transferred all of our pre-closing assets and liabilities (other than the obligation to pay a $10,000 fee to the Company’s audit firm) to a wholly-owned subsidiary and sold all of the outstanding capital stock of that subsidiary to our former director and officer in exchange for the surrender of 2,500,000 shares of our common stock held by the former director and officer.

Taiyu was formed in July 2002 under the laws of China and is headquartered in Shenyang City, Liaoning Province, China. As a result of our acquisition of Taiyu, we are a leading provider of plate heat exchange products to China's industrial, residential and commercial markets, specializing in the manufacturing, sale, research and servicing of PHEs, PHE Units and heat meters for a broad range of industries, such as petroleum refinement, petrochemicals, power generation, metallurgy, food & beverage and chemical processing. We sell PHEs under both our ownTaiyu brand as well as the Sondex brand name, while our PHE Units are custom designed by our own in-house engineers and sold under our own Taiyu brand name.

As an expansion of our business, we acquired SanDeKe Co., Ltd. (“SanDeKe”), a Shanghai-based manufacturer of PHEs on September 25, 2008, and closed an asset purchase transaction with Siping Beifang Heat Exchanger Manufacture Co., Ltd. on June 16, 2009, to acquire plant and equipment and land use rights to set up a new manufacturing facility under our newly incorporated subsidiary, SmartHeat Siping Beifang Energy Technology Co., Ltd. (“SmartHeat Siping”).  On August 14, 2009, we formed a joint venture with total registered capital of RMB 10 million (US $1.46 million) in Beijing, named Beijing SmartHeat Jinhui Energy Technology Co., Ltd. (“Jinhui”), to expand our research, development, manufacturing and sales of plate heat exchangers in more regions of China.  We own 52% of the joint venture.

Our revenue is subject to fluctuations due to the timing of sales of high-value products, the impact of seasonal spending patterns, the timing and size of projects our customers perform, changes in overall spending levels in the industry and other unpredictable factors that may affect customer ordering patterns. Our revenues may fluctuate significantly due to the seasonal nature of central heating services in the PRC, whereas, the equipment used in residential buildings must be delivered and installed prior to the beginning of the heating season in late fall.  Additionally, any significant delays in the commercial launch or any lack or delay of commercial acceptance of new products, unfavorable sales trends in existing product lines, or impacts from the other factors mentioned above, could adversely affect our revenue growth or cause a sequential decline in quarterly revenue.  We have not been adversely affected by these trends or weaker demand from steel processing, petrochemical and HVAC. Moreover, the PRC government has recently passed an economic stimulus package and we believe that our sales will benefit from an increase in government spending on infrastructure as provided in this package.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Basis of Presentation

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Principle of Consolidation

The accompanying consolidated financial statements include the accounts of SmartHeat, Taiyu, SanDeKe, SmartHeat Siping, a newly incorporated subsidiary in June 2009, and Jinhui, a new joint venture formed in August 2009. For the purposes of this Report, "Company" refers collectively to SmartHeat, Taiyu, SanDeKe, SmartHeat Siping and Jinhui. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Accounts Receivable

Our policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Accounts receivable are net of unearned interest. Unearned interest represents imputed interest on accounts receivable with due dates over one year from the invoice date discounted at our borrowing rate for the year.

Inventories

Inventories are valued at the lower of cost or market with cost determined on a moving weighted average basis. Cost of work in progress and finished goods comprises direct material, direct production cost and an allocated portion of production overheads.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method with a 10% salvage value and estimated lives as follows:

Building	20 years
Vehicles	5 years
Office Equipment	5 years
Production Equipment	5 - 10 years

Revenue Recognition

Our revenue recognition policies are in compliance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) 104 (codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480). Sales revenue is recognized when PHE and heat meters are delivered, and for PHE units, when customer acceptance occurs, the price is fixed or determinable, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

Our agreements with our customers generally provide that 30% of the purchase price is due upon placement of an order, 30% is due upon delivery and 30% is due upon installation and acceptance of the equipment after customer testing. As a common practice in the heating manufacturing business in China, payment of the final 10% of the purchase price is due no later than the termination date of the standard warranty period, which ranges from 3 to 24 months from the acceptance date.

Our standard warranty is provided to all customers and is not considered an additional service; rather, it is an integral part of the product sale. We believe the existence of the standard product warranty in a sales contract does not constitute a deliverable in the arrangement and thus there is no need to apply the EITF 00-21 (codified in FASB ASC Topic 605-25) separation and allocation model for a multiple deliverable arrangement. SFAS5 (codified in FASB ASC Topic 450) specifically addresses the accounting for standard warranties and neither SAB 104 nor EITF 00-21 supersedes SFAS 5. We believe accounting for our standard warranty pursuant to SFAS 5 does not impact revenue recognition because the cost of honoring the warranty can be reliably estimated.

We provide after sales services at a charge after expiration of the warranty period, with after sales services mainly consisting of cleaning plate heat exchangers and repairing and exchanging parts. We recognize such revenue when service is provided.  The revenue earned from these services was not material.

Foreign Currency Translation and Comprehensive Income (Loss)

Our functional currency is the Chinese Yuan Renminbi (“RMB”). For financial reporting purposes, RMB was translated into United States dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of shareholders' equity as "Accumulated other comprehensive income." Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

We use Statement of Financial Accounting Standards ("SFAS") No. 130, “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of shareholders’ equity, except those due to investments by shareholders, changes in paid-in capital and distributions to shareholders.

Recent Accounting Pronouncements

On March 5, 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-11 Derivatives and Hedging Topic 815, “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU is effective for the Company on July 1, 2010. Early adoption is permitted. The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

On February 25, 2010, the FASB issued ASU No. 2010-09 Subsequent Events Topic 855, “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of US GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In October 2009, the FASB issued an ASU regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing. This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation. This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

In August 2009, the FASB issued an ASU regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On July 1, 2009, the Company adopted ASU No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168 , The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”). ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification (“Codification”) and, for SEC registrants, guidance issued by the SEC. The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC. The Codification is amended to effect non-SEC changes to authoritative GAAP. Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 167 will have an impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), codified as FASB Topic ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 166 will have an impact on its financial condition, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”), codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. SFAS 165 requires public entities evaluate subsequent events through the date that the financial statements are issued.

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50. This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. These additional disclosures are required beginning with the quarter ending June 30, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulate other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

Results of Operations

Three Months Ended March 31, 2010, Compared to the Three Months Ended March 31, 2009

The following table sets forth the results of our operations for the years indicated as a percentage of net sales:

	2010		2009
	$	% of Sales	$	% of Sales
Sales	9,368,836		6,207,503
Cost of sales	6,129,801	65.4%	3,900,947	62.8%
Gross Profit	3,239,035	34.6%	2,306,556	37.2%
Operating Expenses	1,421,919	15.2%	1,030,435	16.6%
Income from Operations	1,817,116	19.4%	1,276,121	20.6%
Other Income (Expenses), net	155,967	1.7%	(37,251)	(0.6)%
Income tax expense	269,520	2.9%	217,601	3.5%
Noncontrolling interest	(482)	0%		0%
Net Income to SmartHeat Inc.	1,703,081	18.2%	1,021,269	16.5%

Sales. Net sales during the three months ended March 31, 2010, were $9.37 million, while our net sales for the three months ended March 31, 2009, were $6.21 million, an increase of $3.16 million, or 51%. The increase in sales was attributable to an increase in our sales volume, with selling price determined based on our standard profit margin rate. We have a strict review process for approving each sales contract, especially with respect to the determination of a selling price.  Sales price under each contract is determined in proportion to our estimated cost in order to ensure our gross profit.  Our selling price varies on each sale, which depends mainly on each customer’s specific needs and our negotiation of the contract amount and term. We have been continuously expanding the heat-supply market in more regions as a result of the PRC government’s economic stimulus plan stressing increased domestic infrastructure construction. Our sales from the traditional heat-supply industry increased approximately $0.71 or 11% compared with the same period in 2009.  We have also developed new customers in other industries like chemical engineering, electric power, metal smelting, etc., which increased approximately $1.52 million or 24% compared with same period in 2009. In addition, since July 2009, the new subsidiary SmartHeat Siping began operations and brought us $0.93 million sales or 15% of total sales in the first quarter of 2010. We believe our sales will continue to grow because we are strengthening our sales efforts by hiring more sales personnel, increasing sales channels and improving the quality of our products.

Cost of Sales.  Cost of sales for the three months ended March 31, 2010, was $6.13 million, while our cost of sales for the three months ended March 31, 2009, was $3.90 million, an increase of $2.23 million, or 57%.  Cost of sales mainly consisted of the cost of materials and labor, as well as factory overhead costs. The increase in cost of sales is attributed to the increase of production and sales volume in the first quarter of 2010. Cost of sales as a percentage of sales was 65.4% for the three months ended March 31, 2010, and 62.8% for the same period in 2009. The increase in cost of sales as a percentage of sales was mainly due to decreased sales prices for certain customers in emerging markets in the first quarter of 2010 to attract them as long term customers, while in the first quarter of 2009, the sales price was relatively higher for these customers.  We believe our cost of sales will remain stable as a result of our current pricing strategy and the continued improvement in the efficiency of our manufacturing facility.

Gross Profit.  Gross profit was $3.24 million for the three months ended March 31, 2010, compared to $2.31 million for the three months ended March 31, 2009, representing gross margins of 34.6% and 37.2%, respectively.  The increase in our gross profits was due mainly to increased sales activities. The decrease in gross profit margin was due mainly to the regression of sales prices to a normal price level for certain emerging industries customers as a result of our sales strategy for business expansion while keeping the customers for the long term.

Operating Expenses.  Operating expenses consisting of selling, general and administrative expenses totaled $1.42 million for the three months ended March 31, 2010, compared to $1.03 million for the three months ended March 31, 2009, an increase of $0.41 million or 40%.  The increase in operating expenses resulted from increase sales and expansion of our business.  Operating expenses as a percentage of sales was 15.2% in the three months ended March 31, 2010, compared to 16.6% in the same period of 2009. The decrease was attributable to our tight budgetary control and cost effectiveness.

Net Income.  Our net income for the three months ended March 31, 2010, was $ 1.70 million compared to $1.02 million for the three months ended March 31, 2009, an increase of $ 0.68 million or 67%.  Net income as a percentage of sales is 18.2% and 16.5% in the three months ended March 31, 2010 and 2009, respectively.  This increase in net income was attributable to economies of scale combined with rapid growth in revenue and efficiency of operations.  Our management believes that net income will continue to increase as we continue to increase our sales, offer better quality products and control our manufacturing costs.

Year Ended December 31, 2009, Compared to the Year Ended December 31, 2008

The following table sets forth the results of our operations for the years indicated as a percentage of net sales:

	2009		2008
	$	% of Sales	$	% of Sales
Sales	82,563,869		32,676,082
Cost of sales	53,467,805	64.8%	21,717,735	66.5%
Gross Profit	29,096,064	35.2%	10,958,347	33.5%
Operating Expenses	10,920,865	13.2%	3,416,670	10.5%
Income from Operations	18,175,199	22.0%	7,541,677	23.0%
Other Income (Expenses), net	113,835	(0.1)%	93,289	0.3%
Income tax expense	2,858,186	3.5%	1,293,660	4.0%
Noncontrolling interest	(11,681)	0%	5,966	0%
Net Income	15,442,529	18.7%	6,335,340	19.4%

Sales. Net sales during the year ended December 31, 2009, were $82.56 million, while our net sales for 2008 were $32.68 million, an increase of $49.89 million, or 153%. The increase in sales was attributable to an increase in our sales volume, with selling price determined based on our standard profit margin rate. We have a strict review process for approving each sales contract, especially with respect to the determination of a selling price.  Sales price under each contract is determined in proportion to our estimated cost in order to ensure our gross profit.  Our selling price varies on each sale, which depends mainly on each customer’s specific needs and our negotiation of the contract amount and term. During the year ended December 31, 2009, we’ve recognized $5.26 million of revenue or 6.4% of the total from contracts that we’ve previously signed. We have been continuously expanding the heat-supply market in more regions as a result of the PRC government’s economic stimulus plan stressing increasing domestic infrastructure construction. Our sales from the traditional heat supply industry was approximately $37.62 million or 45.6% of the total sales.  We have also developed new customers in other industries like chemical engineering, electric power, metal smelting, etc., which accounted for $25.42 million or 30.7% of our total sales. Our sales of heat meters have increased to $7.98 million, from approximately $710,000 in 2008, an increase of 1024%. Sales of heat meters accounted for 9.7% of the total sales during 2009. In addition, since July 2009, the new subsidiary SmartHeat Siping began operations and brought us additional sales of $6.28 million or 7.6% of total sales. We believe our sales will continue to grow because we are strengthening our sales efforts by hiring more sales personnel, increasing sales channels, and improving the quality of our products.

Cost of Sales.  Cost of sales for the year ended December 31, 2009, was $53.47 million, while our cost of sales for 2008 was $21.72 million, an increase of $31.75 million, or 146%.  Cost of sales mainly consisted of the cost of materials and labor, as well as factory overhead costs. The increase in cost of sales is attributed to the increase of production and sales volume in 2009. Cost of sales as a percentage of sales was 64.8% for 2009 and 66.5% for 2008. The decrease in cost of sales as a percentage of sales was mainly due to the stable raw material cost compared to the cost in 2008, improved economies of scale on fixed costs as a result of increased production, and our continuous improvement on control of the manufacturing costs. We believe our cost of sales will remain stable as a result of our current pricing strategy and the continued improvement in the efficiency of our manufacturing facility.

Gross Profit.  Gross profit was $29.10 million for the year ended December 31, 2009, compared to $10.96 million for 2008, representing gross margins of 35.2% and 33.5%, respectively.  The increase in our gross profits and gross profit margin was mainly due to the decrease of cost of goods sold as a percentage of sales while the Company’s sales activities increased.

Operating Expenses.  Operating expenses consisted of selling, general and administrative expenses totaled $10.92 million for the year ended December 31, 2009, compared to $3.42 million for 2008, an increase of $7.50 million or 219%.  The increase in operating expenses was mainly due to a proportional increase in payroll, insurance, and employee welfare and travel expenses with our increased sales and production; as well as the increase in audit, legal, consulting and filing expenses in connection with the Company being public in the United States since April 2008.  In addition, a one-time charge of approximately $110,000 occurred in the first quarter of 2009 as a result of failure to declare the effectiveness of the Registration Statement within 180 days of the final closing of the offering.

Net Income.  Our net income for the year ended December 31, 2009, was $ 15.44 million compared to $6.34 million for 2008, an increase of $ 9.10 million or 144%.  Net income as a percentage of sales is 18.7% in 2009 which is same as 2008. This increase in net income was attributable to economies of scale combined with rapid growth in revenue and efficiency of operations, and lower income tax rate of 15% for Taiyu effective January 1, 2009, down from 18% for 2008.  Our management believes that net income will continue to increase as we continue to increase our sales, offer better quality products and control our manufacturing costs.

Liquidity and Capital Resources

Three Months Ended March 31, 2010, Compared to the Three Months Ended March 31, 2009

As of March 31, 2010, we had cash and cash equivalents of $42.08 million. Working capital was $88.95 million at March 31, 2010. The ratio of current assets to current liabilities was 6.89:1 at March 31, 2010.

The following is a summary of cash provided by or used in each of the indicated types of activities during the period ended March 31, 2010 and 2009:

	2009	2008
Cash provided by (used in):
Operating Activities	$(6,745,329)	$(734,199)
Investing Activities	(130,350)	36,887
Financing Activities	-	-

Net cash flow used in operating activities was $6.75 million in the three months ended March 31, 2010, as compared to net cash flow used in operating activities of $0.73 million in the same period of 2009. The increase in net cash flow used in operating activities was mainly due to payments made for inventory, tax payable and account payable despite a significant increase of net income and more efficient collection of account receivables. The significant amount in inventory was due to the rapid increase in our sales.

Net cash flow used in investing activities was $0.13 million in the three months ended March 31, 2010, compared to net cash generated in investing activities of $0.04 million in the same period of 2009.  The increase of net cash flow used in investing activities was mainly due to purchase of fixed assets.

Our agreements with our customers generally provide that 30% of the purchase price is due upon the placement of an order, 30% is due upon delivery and 30% is due upon installation and acceptance of the equipment after customer testing. As a common practice in the heating manufacturing business in China, payment of the final 10% of the purchase price is due no later than the termination date of the standard warranty period, which ranges from 3 to 24 months from the acceptance date. Our receipts for payment on our products depend on the complexity of the equipment ordered, which impacts manufacturing, delivery, installation and testing times and warranty periods. For example, PHEs are less complex than PHE units and therefore have a shorter manufacturing, acceptance, warranty and payment schedule. We may experience payment delays from time to time with a range from 1 month to 3 months from the due date; however, we do not believe the delays have a significant negative impact on our liquidity as the payment delays are very common in the heating manufacturing industry in China, and the collection of payment can be reasonably assured based on our historical collection experience. Our accounts receivable turnover and inventory turnover are relatively low, and days sales outstanding ratio relatively high. Consequently, collection on our sales is rather slow and capital is tied up in inventories, which may result in pressure on cash flows. For the first quarter of 2010, we had accounts receivable turnover of 2.83 on an annualized basis, with days sales outstanding of 129 and inventory turnover of 3.1 on an annualized basis.  For the first quarter of 2009, we had accounts receivable turnover of 2.20 on an annualized basis, with days sales outstanding of 163 and inventory turnover of 2.20 on an annualized basis.  The low accounts receivable turnover and high days outstanding is due to the seasonality of the Company’s sales. Approximately 70% of the Company’s revenue is generated in the third and fourth quarters. In addition, customers usually do not pay on due dates, which is normal in the heating manufacturing business in China.

We are in the manufacturing and processing business.  We purchase substantial amounts of raw materials before the high season starts to meet production needs.  There is no concern about inventory obsolescence because our product can be sold for a profit without time limitation as long as there is continued demand.  Additionally, we have increased our sales force for developing new customers, which we believe will reduce on-hand inventory levels and increase inventory turnover going forward.  Therefore, we believe the potential risks and uncertainties associated with lower inventory turnover are limited.

We recognize the final 5-10% of the purchase price as a Retention Receivable, which is due no later than the termination of our warranty period.  The deferral of the final payment is a common practice in the heating manufacturing business in China.  Sometimes our customers are required to deposit 5-10% of the sales price on high value products, like an assembled heat exchanger unit or the main part of a plate heat exchanger, into designated bank accounts as restricted cash for securing the payment after such period expires.  Based on our historical experience, there have been no defaults on such deferrals.  Therefore, we believe the potential risks and uncertainty associated with defaults on such receivables are not material.

Year Ended December 31, 2009, Compared to the Year Ended December 31, 2008

As of December 31, 2009, we had cash and cash equivalents of $48.97 million. Working capital was $88.28 million at December 31, 2009. The ratio of current assets to current liabilities was 6.00:1 at December 31, 2009.

The following is a summary of cash provided by or used in each of the indicated types of activities during the years ended December 31, 2009 and 2008:

	2009	2008
Cash provided by (used in):
Operating Activities	$(19,584,349)	$(761,033)
Investing Activities	(1,609,944)	(507,110)
Financing Activities	68,775,920	2,307,620

Net cash flow used in operating activities was $19,584,349 million in 2009, as compared to net cash flow used in operating activities of $761,033 in 2008. The increase in net cash flow used in operating activities during 2009 was mainly due to increases in accounts receivable, other receivable and retentions receivable despite a significant increase of net income, the significant amount in accounts receivable was due to the rapid increase in our sales with most of our accounts receivables aging within one year from the sales recognition date. We have also increased payment for advance to suppliers and inventory for being readiness for the increased demand of our products.

Net cash flow used in investing activities was $1,609,944 in 2009, compared to net cash used in investing activities of $507,110 in 2008.  The increase of net cash flow used in investing activities in the 2009 was mainly due to purchase of fixed assets for SmartHeat Siping and increase in restricted cash which was mainly the deposits from customers for securing payment from customers and the deposits the Company paid to a commercial bank for the bank issuing the bank acceptance to its vendors.

Net cash flow provided by financing activities was $68,775,920 in 2009 as compared to net cash provided by financing activities of $2,307,620 in 2008.  The increase of cash inflow was mainly due to net proceeds of $65 million from issuing new common stock through a public offering completed in September 2009, proceeds from the bank loans of $4.55 million and repayment to bank loans of $1.87 million, and cash contribution from noncontrolling interest of $0.71 million.

Our agreements with our customers generally provide that 30% of the purchase price is due upon the placement of an order, 30% is due upon delivery and 30% is due upon installation and acceptance of the equipment after customer testing. As a common practice in the heating manufacturing business in China, payment of the final 10% of the purchase price is due no later than the termination date of the standard warranty period which ranges from 3 to 24 months from the acceptance date. Our receipts for payment on our products depend on the complexity of the equipment ordered which impacts manufacturing, delivery, installation and testing times and warranty periods. For example, PHEs are less complex than PHE units and therefore have a shorter manufacturing, acceptance, warranty and payment schedule. We may experience payment delays from time to time with a range from 1 month to 3 months from the due date; however, we do not believe the delays have significant negative impact on our liquidity as the payment delays are very common in heating manufacturing industry in China, and the collection of payment can be reasonably assured based on our historical collection experience. Our accounts receivable turnover and inventory turnover are relatively low, and days sales outstanding ratio relatively high. Consequently, collection on our sales is rather slow and capital is tied up in inventories which may result in pressure on cash flows. For 2009, we had accounts receivable turnover of 3.63 on an annualized basis, with days sales outstanding of 146 and inventory turnover of 6.16 on annualized basis. For 2008, we had accounts receivable turnover of 3.58 on an annualized basis, with days sales outstanding of 134 and inventory turnover of 3.09 on annualized basis. The low accounts receivable turnover and high days outstanding is due to the seasonality of the Company’s sales. Approximately 70% of the Company’s revenue is generated in the third and 4th quarters. In addition, customers usually do not pay on due dates which is normal in the heating manufacturing business in China.

We are in the manufacturing and processing business.  We purchase substantial amounts of raw materials before the high season starts to meet production needs.  There is no concern about inventory obsolescence since our product can be sold for a profit without time limitation as long as there is continued demand.  Additionally, we have increased our sales force for developing new customers, which we believe will reduce on-hand inventory levels and increase inventory turnover going forward.  Therefore, we believe the potential risks and uncertainties associated with lower inventory turnover are limited.

We recognize the final 5-10% of the purchase price as a Retention Receivable which is due no later than the termination of our warranty period.  The deferral of the final payment is a common practice in the heating manufacturing business in China.  Sometimes our customers are required to deposit 5%-10% of the sales price on high value products like an assembled heat exchanger unit or the main part of a plate heat exchanger into designated bank accounts as restricted cash for securing the payment after such period expires.  Based on our historical experience, there have been no defaults on such deferrals.  Therefore, we believe the potential risks and uncertainty associated with defaults on such receivables are not material.

Recent Developments

Under the terms of the Registration Rights Agreement for a private placement offering in September of 2008, the Company was required to file a Registration Statement registering the common stock and common stock underlying the warrants with the Securities and Exchange Commission (the “SEC”) within 60 days of the closing of the private placement offering. The Registration Statement must be declared effective by the SEC within 180 days of the final closing of the offering or the Company will be subject to penalties as described below. Subject to certain grace periods, the Registration Statement must remain effective and available for use until the investors can sell all of the securities covered by the Registration Statement without restriction pursuant to Rule 144. If the Company failed to meet the filing or effectiveness requirements of the Registration Statement, it is required to pay liquidated damages of 2% of the aggregate purchase price paid by such investor for any Registrable Securities then held by such investor on the date of such failure and on each anniversary of the date of such failure until such failure is cured.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties.  We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements.  Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.  We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Contractual Obligations

The Company was obligated for the following short term loans payable as of March 31, 2010 and December 31, 2009:

	2010	2009
From a commercial bank in the PRC for 30,000,000 RMB. Of which, 17,000,000 RMB was entered into on April 22, 2009 and is due on April 22, 2010. 13,000,000 RMB was entered into on June 12, 2009 and is due on June 12, 2010. These loans currently bear interest at 5.576%. The Company pledged its building in the value of approximately RMB 12,430,950 or approximately $1,818,000 for this loan.	$4,394,767	$4,393,544
	$4,394,767	$4,393,544

The Company was obligated for the following short term loans payable as of December 31, 2009 and 2008:

	2009	2008
From a commercial bank in the PRC for 30,000,000 RMB. Of which, 17,000,000 RMB was entered into on April 22, 2009 and is due on April 22, 2010. 13,000,000 RMB was entered into on June 12, 2009 and is due on June 12, 2010. These loans currently bear interest at 5.576%. The Company pledged its building in the value of approximately RMB 12,430,950 or approximately $1,818,000 for this loan.	$4,393,544	$-

From a commercial bank in the PRC for 6,000,000 RMB. This loan was entered into on Apr 28, 2007 and was due on Apr 12, 2008. This loan was renewed on Apr 12, 2008. The Company repaid loan in April of 2009.	-	877,886

Short term loans during 2006 and 2007 with a third party company in the PRC for total of 10,300,000 RMB. Some of the loans matured during 2008 and some of the loans are payable on demand. These loans bore variable interest at 8.591% for 2009 and 2008. The Company repaid RMB 2,600,000 in 2008, RMB 2,700,000 in April of 2009, and RMB 5,000,000 in December of 2009.	-	1,126,621

One year loan on July 1, 2008 with another third party company in the PRC for total of 3,000,000 RMB. This loan was renewed and due December 31, 2009 with interest of 8.591%. The Company repaid loan in December of 2009.	-	438,943

	$4,393,544	$2,443,450

OUR BUSINESS

We are a leading provider of plate heat exchanger products to China's industrial, residential and commercial markets. We design, manufacture, sell, and service plate heat exchangers (“PHEs”), units which combine plate heat exchangers with various pumps, temperature sensors, valves, and automated control systems (“PHE Units”) and heat meters for a broad range of industries, including petroleum refining, petrochemicals, power generation, metallurgy, food and beverage and chemical processing.  We sell PHEs under the Sondex brand and PHE Units designed by our engineers and assembled with Sondex plates under our Taiyu brand name. We are an authorized dealer of Sondex PHEs for the industrial and energy sectors in China. Our Sondex distribution territory is northern and eastern China.

Our Products

PHEs

A plate heat exchanger  (“PHE”) is a device which transfers energy, usually in the form of heat, from one fluid to another across a solid surface. PHEs are constructed through the use of specifically manufactured stainless steel, titanium, and nickel plates welded together.  Plates come in a variety of sizes and wave patterns, have large heat transfer surfaces and high thermal conductivity. The quantity and size of the plates used along with the total size of the PHE varies according to particular application requirements but generally do not exceed the size of a large refrigerator. Because of the larger heat transfer surface area of the PHE, and despite its relatively small size, PHEs have higher heat transfer coefficient than the traditional shell-and-tube heat exchangers.

Heat exchangers were first invented in the mid-1920’s to control pressure and temperature during industrial production. Later innovations in heat transfer technology, including the development of PHEs, led to higher heat recovery rates leading to greater savings in fuel consumption and reductions in related pollution. In the diagram, cold and hot fluids (red and blue arrows) enter the heat exchanger from opposite ends and flow in opposite directions through the plate heat exchanger, maximizing the transfer of heat from one fluid to the other. Plate heat exchangers can be taken apart and plates can be added to increase the heat transfer area. This flexibility translates into lower expenditures on installation and equipment purchases.

DIAGRAM OF PLATE HEAT EXCHANGER

We are an authorized dealer of Sondex PHEs for the industrial and energy sectors in China.  Our Sondex distribution territory is northern and eastern China.  As an authorized dealer of Sondex PHEs in China, we import finished stainless steel plates from Sondex and assemble customized PHEs based on our clients' specifications.  All design of our PHEs is done in-house by our engineers utilizing a combination of software provided by Sondex and our proprietary in-house designed software.  In May 2009, we acquired the production assets of Siping Beifang Heat Exchanger Manufacture Co., Ltd. (“Siping Beifang”), one of the major PHE manufacturers in China, and began a program to vertically integrate our supply chain for our own PHE components and, at the same time, supplement our Sondex relationship. As a result, we are able to manufacture our own plates in-house and can design and manufacture PHEs and PHE Units using either supply source. Our new plates provide solutions for a market segment with strong demand for PHE products that are priced 10-15% lower than PHE products with Sondex plates.

PHE Units

PHE Units are mainly used in petroleum refining, chemicals and petrochemicals, energy generation, HVAC, steel, medical, electronics, food & beverage processing and other manufacturing sectors to reduce energy waste, improve temperature and pressure controls and cool equipment. PHE Units are built by integrating PHEs with various pumps, temperature sensors, valves, and automated control systems to form a "unit" which is used along with other units to form a "PHE network" installed in the local district heating systems. We specialize in making PHE Units for HVAC systems in residential and commercial buildings.

We began designing, manufacturing and selling our branded PHE Units in May 2003.  Our PHE Units are designed in-house by our system engineers employing online customized CAD design software based on Solid Works software which is integrated with our real-time enterprise resource planning system databases.  This advanced design platform provides the following benefits:

▪	We can provide accurate price quotes instantly;

▪	Our purchasing function is immediately notified of any additional material orders needed; and

▪	Our manufacturing operations are able to schedule production so that goods are delivered on a just-in-time basis.

The production and sale of PHE Units have been central to our growth.  PHE Units require a comparatively higher level of technical skill and knowledge of the application markets and this is reflected in the price.  In the recent years, PHE Unit sales have contributed significantly to our revenue growth and high margins.  Less than five years after entering the market, we have emerged as a leading domestic producer of PHE Units, with a market share of approximately 8% in China in 2007.

SMARTHEAT’S PLATE HEAT EXCHANGER UNIT

Heat Meters

While heating companies in many western countries have long used meters to measure customer heat usage and invoice customers, Chinese residents and commercial customers are largely billed based on the square footage of their utilized space.  Meters indicate heat in legal heat units and the calibration of meters in many countries is regulated by government agencies and subject to local or national guidelines.  Due to rising energy costs and the increased sensitivity to environmental issues, Chinese government and local utility companies have made the use of heat meters compulsory in China.  As of July 2003, heat meters were required by law nationally for new construction and the law was extended in April 2008 by the Energy Conservation Law, Article 38, to existing buildings being retrofitted.

Using our established relationships with provincial governments and utility companies throughout China, we introduced our patented heat meters to the market during the second quarter of 2006.  Sales to date have been small relative to our other product lines but have been growing rapidly. Our sales of heat meters increased to $7.98 million or 1024% during 2009 from $710,000 in 2008. However, we plan to work with the various government entities to establish a national heating standard and become an active participant in China's heat meter market in the coming years.

SMARTHEAT’S HEAT METERS

Market Overview

Heat transfer technology was introduced to China in the 1960's from Russia, mainly for applications in the petroleum industry.  Foreign manufacturers began to sell in China on a large commercial scale in the 1980's and have since dominated the Chinese market.  As domestic producers sprang up in the late 1980's and 1990's they began to take an increasingly larger share of the market.  The past decade has seen the rise of many domestic manufacturers along with joint venture operations between local and international firms.  Today the market is split between domestic firms, foreign JVs and direct imports.

Today, heat exchangers are used in heat and power generation, HVAC and refrigeration, chemicals and petrochemicals, steel and metallurgy, aeronautics, textiles, food and beverage processing and various other manufacturing industries.  Heat transfer equipment is also being employed in new energy applications such as wind, solar, biomass and waste disposal.

PHEs are replacing the less efficient shell-and-tube heat exchanges. PHEs can be installed in existing buildings and facilities as well as in new ones since they are smaller than traditional heat exchangers and can fit within existing installations.

PHEs are used in a wide range of industries with the principal demand originating in the petroleum refining, petrochemicals, power generation, metallurgy, food and beverage, and chemical processing industries.

Within the PHE industry, manufacturers are differentiated primarily based upon their reputation and the technology, improved efficiency, and durability of their products.  Given the growing importance of energy conservation and waste reduction, PHEs are likely to play an increasingly important role in many industries.

China Heat Association believes that the domestic market for PHEs was approximately $2.4 billion in 2007 and that it is expected to grow at an annual rate of about 30% through 2010 due to the continuation of industrialization and urbanization trends in China. China Heat Association also believes that the domestic market for PHE Units was approximately $139 million in 2007 and it is expected to grow at an annual rate of 70% through 2010.

The global market for heat transfer products and compact PHE Units in 2007 was approximately $12 billion and $2.3 billion, respectively according to Alfa Laval, a leading manufacturer in our industry.  Large international PHE producers include: Alfa Laval, Sondex, GEA, Tranter SWEP, Danfoss, and Hisaka Works.

New environmental policies and regulations are also expected to have a positive impact on the demand for PHE products.

Production

Until recently, we conducted all of our manufacturing activities at our Shenyang plant.  On September 25, 2008 we acquired SanDeKe, a PHE manufacturing company located in Pudong district, Shanghai. SanDeKe leases a manufacturing facility and business offices. Additionally, on May 27, 2009, we acquired the plant, machinery and land use rights of Siping Beifang, a major PHE manufacturer in China. Today, we currently operate the following three manufacturing facilities:

Location	PHEs/Day	PHE Units/Day	Heat Meters/Day
Shenyang (Taiyu)	10	7	200
Pudong (SanDeKe)	4	NA	NA
Siping Beifang	8	1	NA
Total	22	8	200

We generally operate on an 8-hour shift, with the exception of the high season from May to November, during which we may operate the plant for 11-12 hours per day. Production is driven by orders from clients and is scheduled on a just-in-time delivery basis. Our Shenyang facility currently has the capacity to produce ten PHEs, seven PHE Units, and two hundred heat meters per day, the SanDeKe facility has the capacity to produce four PHEs per day and our Siping Beifang facility has the capacity to produce eight PHEs and one PHE Unit per day.

Marketing

Since our entry into the market for PHE Units in May 2003, the Taiyu brand name has been promoted in conjunction with quality production and first-rate service by means of our successful track record, industry trade fairs and establishing and maintaining positive relationships with local governments in Beijing, Shenyang, Urumqi, Shandong, Jiangsu and Shanghai.  We attend the bi-annual HVAC trade fair in Shanghai and Chinese environmental protection forums and we visit the local utilities companies, oil refiners, steel and food and beverage companies.  Marketing costs are generally funded through working capital and expensed as incurred.

Suppliers

Plates

Plates for our PHEs and PHE Units are manufactured in our facilities and are also purchased from Sondex under the terms of our Sondex authorized dealer arrangement. While we are an authorized dealer, annual or quarterly purchasing prices are not fixed and fluctuate according to Sondex’s most recent pricing list. We generally order stainless steel plates two to three months in advance based on production needs and projected sales. Plate purchases from Sondex accounted for approximately 30% of our total annual raw material purchases in the fiscal year ended 2008. In the fiscal year ended December 31, 2009, plate purchases from Sondex accounted for approximately 12% of our total raw material purchases. As we further integrate Siping Beifang into our operations, we believe our purchases of plates from Sondex will decrease.

Components

Components generally include pumps, valves, pipes, and electronic meters purchased from a variety of international (Siemens, Wilo A.G., Honeywell) and domestic suppliers who have been certified to meet Taiyu's quality specifications.  Components are ordered on an as needed basis.  Plates and components together generally constituted approximately 98% of raw material purchases in 2008 and 91% in 2009.

Customers

We sell both directly through our sales force and through a network of 26 national distributors located throughout China. All of our work is performed based on written contracts with customers and there are no oral contracts. Our customer base is diversified across a number of end markets and our ten largest customers accounted for approximately 32% of our sales in fiscal 2008 and 47% of our sales in fiscal 2009. Our largest customer accounted for approximately 6% of our sales in fiscal 2008 and 7% of our sales in fiscal 2009.

Intellectual Property

We use the Taiyu brand name on all the PHE Units and heat meters we sell.  We have registered and received approval from the China Trademark Bureau for this trade name.  We believe that the Taiyu brand name is recognized in China's heating industry for quality and efficiency.  We have eight registered patents in China for PHE products and heat meters.  We have two patents for our plate heat exchangers, one for our heat transfer system for space heating and domestic hot water, one for a heat meter cleaning pipe, two for our heat meter testing system, one for an integrated heat transfer system and one for an efficient-heat testing bench.  Five of our patents expire in 2014, one expires in 2016 and two expire in 2017.

These patents are integral to our ability to create and design PHEs and PHE Units.  To the extent third parties utilize such patents in their work, we do not receive royalties or licensing fees from any such third parties.

Research and Development

To maintain our competitive edge in the marketplace and keep pace with new technologies, constant research and development work is required to find improved efficiencies in design, cost, and energy capture.  While the core technology for plate production remains with Sondex, our competitive advantage in the market stems from our engineering and system design capabilities.

Research and development costs are funded through working capital and expensed as incurred.  Research and development costs for 2008 and 2009 were $1,020,000 and $1,360,000 respectively. We plan to continue to invest in research and development to identify new industry applications for PHEs, improve our heat meters, design heat meters for industrial usage, develop multifunctional PHE units and modify PHE designs to meet the current market demand.

While we have no formal written alliances with the universities, we work with several professors who are heat transfer experts on an individual consulting basis.

Governmental and Environmental Regulation

While our PHE and PHE Units business and products are not subject to any material regulation by the Chinese government or other national agency, we have obtained National Safety Certification for our PHE products and we are an ISO 9000 certified manufacturer.  The National Safety Certification is not required for either production or sale of PHE products.  However, obtaining this certification confirms our commitment to safety and quality.  For companies in industries utilizing high temperatures or pressure in their production processes, the certification is of critical importance in choosing a PHE provider.  Of over 500 companies selling PHEs in China, we believe that only 30 companies have obtained this certification.

Our heat meters require a license for production and sale.  We obtained this license on August 12, 2005.  The license is valid through March 11, 2012.  The Safety Bureau conducts site visits and inspections of documents on a periodic basis to verify adherence to the standards.

Legislation has been passed requiring the installation of heat meters.  As of July 2003, heat meters were required nationally by law for new construction and the law was extended in April 2008 by the Energy Conservation Law, Article 38, to existing buildings being retrofitted.

Our business and company registrations are in compliance with the laws and regulations of the municipal governments of Shenyang and China.

We are subject to China's National Environmental Protection Law as well as local laws regarding pollutant discharge, air, water, and noise pollution, with which we comply. The cost of compliance with these regulations is not material.

Competition

The Company competes only in the domestic Chinese market.  We believe our competitive advantages lie in our superior engineering and design skills, our affiliation with Sondex, the longevity and efficiency of the Sondex plates we use, our just-in-time delivery and the reliable after sale service we provide through our local service centers.

PHEs

Alfa Laval has the largest market share in mainland China.  An assortment of other foreign producers hold an aggregate market share of 20%, and the rest of the market is divided among multiple domestic producers.  We believe the quality of our PHEs is considered on par with Alfa Laval's, as are our prices.  In comparison with the other domestic producers, our prices are approximately 15% higher.

PHE Units

According to data from the China Heating Association, we were the leading producer and seller of PHE Units in China in 2007, representing 8% of the market, followed by Danfoss, and Accessen (a Sino-US JV established by Denmark's Accessen and utilizing Alfa Laval plates as well as their own plates in their PHE Units).  Danfoss competes directly with us for the local heat and power companies' contracts in larger cities, while Accessen targets the petrochemical, metallurgy and HVAC sectors.

As the majority of projects are awarded on a bid basis, prices among leading competitors are difficult to assess.  For certain projects, we do not bid, but negotiate directly with the customers.  We have done prior projects with some of the customers we negotiate with, including one of our largest customers in 2008, Dalkia, a JV between Dalkia and the local government in Heilongjiang province.  Dalkia is the leading provider of energy services in Europe, active in multiple energy projects in China and is a subsidiary of Veolia EDF.

Heat Meters

The market for heat meters is extremely fragmented with multiple overseas and domestic producers and no established leaders.  Currently, the industry lacks National product standards which will be needed because of the legislation requiring heat meters for all residential and commercial spaces. Two of our goals for the near future are to become an integral player in the establishment of national heat meter standards and a leading supplier of heat meters in China.

Seasonality

We typically experience stronger sales in the third and fourth calendar quarters. Our quarterly revenues may fluctuate significantly due to the seasonal nature of central heating services in China, whereas the equipment used in residential buildings must be delivered and installed prior to the beginning of the heating season in late fall.

Employees

As of December 31, 2009, we had 570 full-time employees and approximately 130 seasonal employees.

We maintain strong ties with our employees and staff and retention is stable.  Our employee contracts adhere to both State and Provincial employment and all social security regulations.  All compensation including social insurance is paid in a timely manner to authorities and employees.  There have been no disputes and there are no collective bargaining agreements.

Our sales personnel are eligible to receive annual bonuses based on pre-established sales targets.  Production employees are also eligible for annual bonuses based on product quality ratios, customer complaint ratios, new product invention, and product inventory.

Our Corporate History

We were incorporated in the State of Nevada on August 4, 2006, under the name Pacific Goldrim Resources, Inc., as an exploration stage corporation that intended to engage in exploration for silver, lead and zinc. On April 14, 2008, we changed our name to SmartHeat Inc. and acquired all of the equity interests in Shenyang Taiyu Machinery & Electronic Equipment Co, Ltd. (“Taiyu”), a privately held company formed under the laws of China engaged in the design, manufacture, sale and servicing of plate heat exchange products in China (“PHE”). After the relevant PRC government agency approved our subscription of 71.6% of the registered capital increase of Taiyu on July 29, 2008, PRC approval of Taiyu becoming a wholly-owned subsidiary of SmartHeat was obtained on June 3, 2009, when the transfer by the three original owners of Taiyu of their remaining 28.4% ownership of Taiyu to SmartHeat was officially recognized.

Prior to our acquisition of Taiyu, we were a development stage business with minimal operations. We had no interest in any property, but had the right to conduct exploration activities on 13 mineral title cells covering 27,027 hectares (66,785 acres) in the Slocan Mining Division of southeastern British Columbia, Canada. In connection with the acquisition of Taiyu, we transferred all of our pre-closing assets and liabilities (other than the obligation to pay a $10,000 fee to the Company’s audit firm) to a wholly-owned subsidiary and sold all of the outstanding capital stock of that subsidiary to our former director and officer in exchange for the surrender of  2,500,000 shares of our common stock held by the former director and officer.

Taiyu was formed in July 2002 under the laws of China and is headquartered in Shenyang City, Liaoning Province, China. As a result of our acquisition of Taiyu, we are a leading provider of plate heat exchange products to China's industrial, residential, and commercial markets, specializing in the manufacturing, sale, research, and servicing of PHEs, PHE Units and heat meters for a broad range of industries such as petroleum refinement, petrochemicals, power generation, metallurgy, food and beverage, and chemical processing. We sell PHEs under both our Taiyu brand as well as the Sondex brand name while our PHE Units are custom designed by our own in house engineers and sold under our own Taiyu brand name.

As an expansion of our business, we acquired SanDeKe Co., Ltd. (“SanDeKe”), a Shanghai-based manufacturer of PHEs on September 25, 2008, and closed an asset purchase transaction with Siping Beifang Heat Exchanger Manufacture Co., Ltd. on June 16, 2009, to acquire plant and equipment and land use rights to set up a new manufacturing facility under our newly incorporated subsidiary SmartHeat Siping Beifang Energy Technology Co., Ltd. (“SmartHeat Siping”).  On August 14, 2009, we formed a joint venture with total registered capital of RMB 10 million (US $1.46 million) in Beijing, named Beijing SmartHeat Jinhui Energy Technology Co., Ltd. (“Jinhui”), to expand our research, development, manufacturing and sales of plate heat exchangers in more regions of China.  We own 52% of the joint venture.

Our Corporate Information

Our principal executive offices are located at A-1, 10, Street 7, Shenyang Economic and Technological Development Zone, Shenyang, China 110027. Our telephone number is 86 (24) 2519-7699. Our website is www.smartheatinc.com. The information contained on our website is not a part of this prospectus.

OUR PROPERTY

Our headquarters and manufacturing facilities are located in Shenyang's Economic and Technological Development Zone, Shenyang City, Liaoning Province, PRC.  We own two buildings which include our office headquarters and primary manufacturing facilities.  We have been granted the right to use the land in Shenyang by the Municipal administration of state-owned land through June 2055.

In addition to the two buildings in Shenyang, we own 16 vehicles, 5 dual beam cranes and other special equipment.

On September 25, 2008, we acquired SanDeKe, a PHE manufacturing company located in the Pudong district, Shanghai. SanDeKe leases a manufacturing facility and business offices. Additionally, on May 27, 2009, we acquired the plant, machinery and land use rights of Siping Beifang, a major PHE manufacturer in China. Today, we currently operate the following three manufacturing facilities:

Location	Square Feet	Owned/Leased
Shenyang (Taiyu)	210,137	Owned
Pudong (SanDeKe)	13,450	Leased
Siping Beifang	269,000	Owned
Total	492,587

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may have an adverse affect on our business, financial conditions or operating results.  We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, and their ages, positions and biographical information, as of March 30, 2010, are as follows:

Name	Age	Position
Jun Wang	42	Chairman of the Board of Directors, President & Chief Executive Officer
Zhijuan Guo	45	Chief Financial Officer and Treasurer
Xudong Wang	36	Vice President of Strategy and Development
Huajun Ai	39	Corporate Secretary
Arnold Staloff	65	Director
Weiguo Wang	45	Director
Wenbin Lin	65	Director
Xin Li	38	Director

Our executive officers are elected annually by the board of directors and serve at the discretion of the board. Our directors hold office for one-year terms or until their successors have been elected and qualified.  There are no family relationships between any of our directors, executive officers or other key personnel and any other of our directors, executive officers or key personnel.

Biographies

Jun Wang, Chairman of the Board of Directors, President and Chief Executive Officer

Mr. Wang was appointed as our Chairman of the Board of Directors, President and Chief Executive Officer on April 14, 2008. Mr. Wang founded Taiyu and was appointed Director, CEO and Chairman of Taiyu in 2002. Prior to that, Mr. Wang was the Assistant General Manager of Beijing HotNet Company, a large PHE components supplier in China. Mr. Wang gained substantial industry experience during his tenure as the sales manager at Honeywell China between 1996 and 1999. He started his professional career in 1994 as a Regional Sales Director at ALFA LAVAL, a global leader in the PHE industry. Mr. Wang earned a Master's Degree in Engineering from China's "MIT" - the renowned Tsinghua University. Mr. Wang is fluent in English.

Zhijuan Guo, Chief Financial Officer and Treasurer

Ms. Guo was appointed as our Chief Financial Officer on April 14, 2008. Ms. Guo joined Taiyu in 2002 as Chief Financial Officer. Prior to that time, she served as the Production Planning Director of Shenyang Thermoelectric Co. Ltd. She obtained her MBA in Finance from Shenyang North Eastern University and served as the finance manager of a local Real Estate Development Firm from 1993 to 1999. From March 1999 to November 2000, she also served as Auditing Director of Shenyang Dongyu Group Corp.

Xudong Wang, Vice President of Strategy and Development

Mr. Wang joined SmartHeat on February 1, 2010, as our Vice President of Strategy and Development. Prior to that time, Mr. Wang served as Vice President (Greater China) for China US Bridge Capital Limited, an international financial firm. From June 2007 to April 2009, Mr. Wang served as the Chief Financial Officer of QKL Stores, Inc., a NASDAQ listed supermarket and department store chain in Northeast China. From April 2006 to May 2007, Mr. Wang served as Chief Financial Officer of ThyssenKrupp Presta Fawer Ltd., a Chinese subsidiary of a leading German manufacturing group. From April 2005 to April 2006, Mr. Wang served as the Financial Controller for Electronics, GmbH in Frankfurt, Germany. Mr. Wang earned his Master of International Business Administration from the University of Hamburg and his Bachelor of Accounting & Finance from the Shandong University of Finance.

Huajun Ai, Corporate Secretary

Ms. Ai was appointed as our Corporate Secretary on April 14, 2008. Ms. Ai joined Taiyu in 2002 as Corporate Secretary.  Prior to that time, from December 2000 to October 2002, she served as an accountant at Shenyang Dongyu International Trade Co., Ltd.  From July 1994 to November 2000, Ms. Ai served as an accountant at Northeast Jin Cheng Industrial Corp.  Ms. Ai obtained her Bachelor's degree in Foreign Trade Accounting from Shenyang North Eastern University in 1994.

Arnold Staloff, Director

Mr. Staloff has served as the Chairman of Audit Committee for each of Shiner International, Inc. since 2007; AgFeed Industries, Inc. since 2007 and Deer Consumer Products, Inc. since 2009. From December 2005 to May 2007, Mr. Staloff served as Chairman of the Board of SFB Market Systems, Inc., a New Jersey-based company that provides technology solutions for the management and generation of options series data. From March 2003 to December 2005, Mr. Staloff was an independent consultant. From June 1990 to March 2003, Mr. Staloff served as President and Chief Executive Officer of Bloom Staloff Corporation, an equity and options market-making firm and foreign currency options floor broker. Additionally, Mr. Staloff served on the Board of Directors of Lehman Brothers Derivative Products Inc. from 1998 until 2008 and Lehman Brothers Financial Products Inc. from 1994 until 2008. Mr. Staloff holds a Bachelor of Business Administration from the University of Miami. Mr. Staloff has been appointed as the Chairman of our Audit Committee and serves as a member of our Compensation Committee and Nominating and Corporate Governance Committee. Mr. Staloff has been a director of the Company since June 19, 2008.

Weiguo Wang, Director

Dr. Wang serves as Assistant Secretary General of the China Standardization Committee on Boilers and Pressure Vessels, a position he has held since March 2005. Additionally, Dr. Wang has served as a Director of the China Special Equipment Inspection and Research Agency since January 2007 and Deputy General Manager of Boilers Standard (Beijing) Technology Services Center Co., Ltd. since March 2004. From July 2001 to December 2003, Dr. Wang was a teacher at Tianjin University, China. Mr. Wang holds a Bachelor’s degree in Mechanics, a Master’s degree in Fluid Mechanics and a PhD in Fluid Mechanics, all from Beijing University. Dr. Wang has been appointed as the Chairman of our Compensation Committee and serves as a member of our Audit Committee and Nominating and Corporate Governance Committee.  Mr. Wang has been a director of the Company since June 19, 2008.

Wenbin Lin, Director

Mr. Lin is one of the original founders of Taiyu in 2002. From December 2003 to October 2004, Mr. Lin served as Deputy Chairman and General Manager of Shenyang Huanggu Thermoelectricity Heating Inc. From November 2002 to December 2003, Mr. Lin served as Chairman and General Manager of Shenyang Heat Power Co. Ltd. From September 1999 to May 2002, Mr. Lin served as Chairman of Shenyang Thermoelectric Corp. From January 1991 to August 1999, Mr. Lin held a variety of positions within the government of Shenyang City in the PRC, including Director of the Economic Development & Reform Commission from February 1998 to August 1999, Director of Shenyang City’s Economics & Trade Commission from May 1995 to January 1998 and Deputy Director for the Economic Planning Commission from January 1991 to April 1995. Mr. Lin holds a Bachelor’s degree in Press Machinery from China's Anshan Steel Technical College. Mr. Lin has been appointed to each of the Compensation Committee and Nominating and Corporate Governance Committee of SmartHeat.  Mr. Lin has been a director of the Company since June 19, 2008.

Xin Li, Director

Mr. Li brings more than a decade of corporate governance and industrial operations management experience to SmartHeat. He is a renowned management consultant in China. He is currently the general manager of Beijing ShengGao Consulting Co., Ltd., a strategic advisory firm founded by him more than 10 years ago that focuses on providing strategic guidance and management training to global companies. He also serves as an independent director and chairs the audit and various governance committees at several large Chinese domestic companies not listed in the United States. Mr. Li is a prolific writer in strategies and management issues. He has authored several books in the areas of management science and strategic planning. Mr. Li is proficient in Mandarin Chinese and English. He has a MBA and is a Research Fellow at the Management Science Center of Beijing University. Mr. Li has been appointed as the Chairman of our Nominating and Corporate Governance Committee and serves as a member of our Audit Committee and Compensation Committee. Mr. Li has been a director if the Company since July 29, 2009.

Involvement in certain legal proceedings

During the past ten years, none of the Company’s directors or executive officers has been:

▪
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

▪	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

▪
subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

▪
found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated;

▪
subject of, or a party to, any order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of a federal or state securities or commodities law or regulation, law or regulation respecting financial institutions or insurance companies, law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

▪
subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

No director, officer or affiliate of the Company, or any beneficial owner of 5% or more of the Company’s common stock, or any associate of such persons, is an adverse party in any material proceeding to, or has a material interest adverse to, the Company or any of its subsidiaries.

Corporate Governance

Director Independence

Subject to certain exceptions, under the listing standards of NASDAQ, a listed company’s board of directors must consist of a majority of independent directors. Currently, our board of directors has determined that each of Messrs. Arnold Staloff, Xin Li and Weiguo Wang is an “independent” director as defined by the listing standards of NASDAQ currently in effect and approved by the SEC and all applicable rules and regulations of the SEC. We have established the following standing committees of the board: Audit, Compensation and Nominating and Corporate Governance. All members of the Audit Committee and a majority of the members of the Compensation and Nominating and Corporate Governance Committees satisfy the “independence” standards applicable to members of each such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussion with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the board of director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NASDAQ rules. Mr. Wenbin Lin is not deemed an independent director within the meaning of applicable NASDAQ and SEC rules; however, the board of directors has determined that, in light of the relative newness of SmartHeat as a public company and the unique circumstances relating to conducting our operations in China, it is advisable and in the best interests of SmartHeat and its shareholders that Mr. Lin be appointed to each of the Compensation Committee and Nominating and Corporate Governance Committee of SmartHeat.

Board Leadership Structure and Role in Risk Oversight

Mr. Wang has served as our Chairman of the Board of Directors, Chief Executive Officer, and President since April 14, 2008. We continue to believe that our leadership structure is appropriate because Mr. Wang takes an active role in board functions and was one of the original founders of Taiyu in 2002, which is now a wholly-owned subsidiary of the Company. Under Mr. Wang’s leadership, our management team has executed a strategy that has significantly improved our earnings growth, cash flow stability, and competitiveness in the domestic Chinese market. We do not currently have a lead independent director.

Our board of directors delegates risk oversight to our Audit Committee, which considers and addresses risk management issues and concerns.

Audit Committee

We established our Audit Committee in June 2008. The Audit Committee consists of Messrs. Staloff and Li and Dr. Wang, each of whom is an independent director. Mr. Staloff, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Board of Directors has adopted a written charter for the Audit Committee, the current copy of which is available on our website at www.smartheatinc.com.

As more fully described in its charter, the functions of the Audit Committee include the following:

▪	appointment of independent auditors, determination of their compensation and oversight of their work;

▪	review the arrangements for and scope of the audit by independent auditors;

▪	review the independence of the independent auditors;

▪	consider the adequacy and effectiveness of the internal controls over financial reporting;

▪	pre-approve audit and non-audit services;

▪	establish procedures regarding complaints relating to accounting, internal accounting controls, or auditing matters;

▪	review and approve any related party transactions;

▪	discuss with management our major financial risk exposures and our risk assessment and risk management policies; and

▪	discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters.

Compensation Committee

We established our Compensation Committee in June 2008. The Compensation Committee consists of Messrs. Staloff and Li and Dr. Wang, each of whom is an independent director, and Mr. Lin. Dr. Wang is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee also reviews and determines compensation of our executive officers, including our Chief Executive Officer. The Board of Directors has adopted a written charter for the Compensation Committee, the current copy of which is posted on our website at www.smartheatinc.com.

Nominating and Corporate Governance Committee

We established our Nominating and Corporate Governance Committee in June 2008. The Nominating and Corporate Governance Committee consists of Messrs. Staloff and Li and Dr. Wang, each of whom is an independent director, and Mr. Lin.  Mr. Li is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists in the selection of director nominees, approves director nominations to be presented for shareholder approval at our annual general meeting and fills any vacancies on our board of directors, considers any nominations of director candidates validly made by shareholders, and reviews and considers developments in corporate governance practices. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, the current copy of which is posted on our website at www.smartheatinc.com.

Code of Conduct

Our Board of Directors has adopted a Code of Conduct, which applies to all directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct. The Code is posted on our website, located at www.smartheatinc.com, and is available in print, without charge, upon written request to SmartHeat Inc. at A-1, 10, Street 7, Shenyang Economic and Technological Development Zone, Shenyang, China 110027.  We intend to post promptly any amendments to or waivers of the Code on our website.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There were no transactions with any related persons (as that term is defined in Item 404 in Regulation S-K) during the fiscal year ended 2009, or any currently proposed transaction, in which we were or are to be a participant and the amount involved was in excess of $120,000 and in which any related person had a direct or indirect material interest.

We have adopted a written policy in connection with related party transactions involving our company. The policy requires the prior approval by our Audit Committee for any transaction, arrangement or relationship in which (i) the aggregate amount involved will or may be expected to reach $50,000 in any calendar year, (ii) we are a participant and (iii) any related person has or will have an interest. For the purposes of this proxy statement, “related persons” include our executive officers, directors, greater than 5% stockholders or immediate family members of any of the foregoing. Pursuant to this policy, the Audit Committee, among other factors, is required to take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. In addition, the Chairman of the Audit Committee has the authority to approve or ratify any interested transaction with a related person in which the aggregate amount involved is expected to be less than $25,000.

There are no family relationships between any of our directors, director nominees, executive officers or other key personnel and any other of our directors, director nominees, executive officers or other key personnel.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation for the years ended December 31, 2009, 2008 and 2007, of certain of our executive officers. A discussion of each of the principal elements comprising this executive compensation follows this table.

Summary Compensation Table – 2009
	Fiscal	Salary	Bonus	Stock Awards	Option Awards	Total
Name and principal position	Year	($)	($)	($)	($)	($)
Jun Wang	2009	18,000	0	0	0	18,000
President and Chief Executive Officer	2008	18,000	0	0	0	18,000
	2007	18,000	0	0	0	18,000
Zhijuan Guo	2009	18,000	0	0	0	18,000
Chief Financial Officer	2008	10,684	0	0	0	10,684
	2007	10,684	0	0	0	10,684

Narrative Disclosure to Summary Compensation Table.

Employment Agreements

On January 1, 2008, the Company entered into a three-year employment agreement with Mr. Jun Wang, which agreement may be renewed at the end of the initial term upon mutual agreement between Mr. Jun Wang and the Company.  Either party shall give written notice to the other party of its intention not to renew the agreement at least 30 days prior to the end of the initial term.  Pursuant to the terms of the employment agreement, Mr. Jun Wang shall receive a salary in an amount that is not less than the lowest minimum wage per month paid in Shenyang and shall be based on the uniform wage and incentive system in Shenyang. On February 1, 2010, the Company approved an increase in the annual compensation for Mr. Jun Wang to a base salary of US $150,000 per annum, effective as of February 1, 2010. In addition, Mr. Jun Wang shall be entitled to overtime pay in accordance with the applicable law.

On January 1, 2008, the Company entered into a three-year employment agreement with Ms. Zhijuan Guo, at terms identical to the terms of the employment agreement with Mr. Jun Wang. Ms. Zhijuan Guo’s current salary is $18,000 per annum.

Change-In-Control Agreements

We do not have any existing arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control.

Stock Incentive Plans

We had no stock incentive plan during 2009 or 2008.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2009, there were no outstanding equity awards held by executive officers of our company.

Compensation of Directors

Director Compensation Table – 2009
	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
Name and principal position	($)	($)	($)	($)
Jun Wang, Chairman	—	—	—	—
Wenbin Lin	—	—	—	—
Frederic Rittereiser (1)	20,000	—	—	20,000
Arnold Staloff (2)	50,000	—	—	50,000
Weiguo Wang	12,000	—	—	12,000
Xin Li	17,500	—	—	17,500

(1) On July 17, 2008, Mr. Rittereiser was awarded options to purchase 10,000 shares of our common stock, expiring on July 17, 2013, at an exercise price of $4.60 per share, with a three-year vesting schedule. As Mr. Rittereiser voluntarily retired as director of the Company on July 31, 2009, he forfeited his unvested options. As of December 31, 2009, Mr. Rittereiser holds 3,333 options to purchase the Company’s common stock.  Mr. Ritteresier was not awarded any options in 2009.

(2) On July 17, 2008, Mr. Staloff was awarded options to purchase 10,000 shares of our common stock, expiring on July 17, 2013, at an exercise price of $4.60 per share, with a three-year vesting schedule. As of December 31, 2009, Mr. Staloff holds 3,333 options to purchase the Company’s common stock. The remaining 6,667 options will vest equally on each of the second and third anniversaries of the grant date. Mr. Staloff was not awarded any options in 2009.

Narrative Disclosure to Director Compensation Table

On June 19, 2008, Messrs. Rittereiser and Staloff and Dr. Wang joined the board of directors as independent directors, satisfying the definition of “independence” as defined in Rule 5605 of the NASDAQ Listing Rules. Additionally, Mr. Lin joined the board of directors on June 19, 2008. Mr. Lin is not an "independent" director. Mr. Li was appointed as a member of the board of directors on July 29, 2009. Mr. Li is an “independent” director. Mr. Rittereiser voluntarily retired as a director of the Company on July 31, 2009.   We agreed to pay the following annual compensation to our independent directors. Mr. Staloff is entitled to receive $50,000 in cash per year, paid in equal quarterly installments. This fee includes $10,000 for serving as Chairman of the Audit Committee.  Mr. Rittereiser was entitled to receive $40,000 in cash per year, paid in equal quarterly installments. Dr. Wang and Mr. Li are each entitled to receive $12,000 in cash per year, paid in equal quarterly installments. In addition, on July 17, 2008, each of Messrs. Staloff and Rittereiser were awarded options to purchase 10,000 shares of our common stock, expiring on July 17, 2013, at an exercise price of $4.60 per share, with a three-year vesting schedule. Mr. Rittereiser forfeited his unvested options upon his voluntary retirement as a director of the Company on July 31, 2009.

We have not compensated, and will not compensate, our non-independent directors, such as Messrs. Wang and  Lin, for serving as our directors, although they are entitled to reimbursements for reasonable expenses incurred in connection with attending our board meetings.

The directors may determine remuneration to be paid to the directors with interested members of the board refraining from voting. The Compensation Committee will assist the directors in reviewing and approving the compensation structure for the directors.  We do not maintain a medical, dental or retirement benefits plan for the directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our common stock as of May 11, 2010, by (i) each person that we know beneficially owns more than 5% of our outstanding common stock, (ii) each of our named executive officers, (iii) each of our directors and (iv) all of our named executive officers and directors as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days of May 11, 2010. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of May 11, 2010, there were 32,810,125 shares of our common stock issued and outstanding.

Unless otherwise indicated, each of the stockholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of common stock.  Except as otherwise indicated, the address of each of the stockholders listed below is: c/o SmartHeat Inc., A-1, 10, Street 7, Shenyang Economic and Technological Development Zone, Shenyang, China 110027.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned
5% Shareholders:
Beijing YSKN Machinery & Electronic Equipment Co., Ltd.(1) Rm 1106, Huapu International Plaza No.19, Chaowai Street, Chaoyang District Beijing, China	6,808,000		20.75%
Yang In Cheol(2) #630-5, Namchon-Dong Namdong-Yu Incheon, South Korea 302-405	3,848,000		11.73%
ShenYang ZhiCe Investment Co., Ltd.(3) No. 1 Yuebin Street Shenhe District Shenyang, China 110027	2,960,000		9.02%
FMR LLC(4) 82 Devonshire Street Boston, MA 02109	4,003,489		12.20%

Directors and Named Executive Officers:
Jun Wang, Chairman of the Board, President and CEO(1)	3,404,000		10.37%
Zhijuan Guo, CFO	0		—
Arnold Staloff, Director	15,033	(5)	*
Weiguo Wang, Director	0		—
Wenbin Lin, Director	473,600	(6)	1.44%
Xin Li, Director	0		—
All Directors and named Executive Officers as a group (6 persons)	3,892,633		11.86%

*           Less than 1% of shares outstanding.

(1)           The information for YSKN and Mr. Jun Wang is derived from Amendment No. 1 to Schedule 13D, dated June 30, 2008, which was filed with the SEC to report the shares beneficially owned by such persons as of May 7, 2008. The Schedule 13D states that YSKN has sole power to vote and dispose of 6,808,000 shares owned by YSKN and that Messrs. Jun Wang and Fang Li each hold 50% of the equitable and legal rights, title and interests in and to the share capital of YSKN and, as a result of such ownership each of Messrs. Wang and Li has shared power to vote and dispose of the shares owned directly by YSKN.

(2)           The information for Yang In Cheol is derived from a Schedule 13G, dated April 25, 2008, which was filed with the SEC to report the shares beneficially owned by him as of April 14, 2008. The Schedule 13G states that Yang In Cheol has sole power to vote and dispose of 3,848,000 shares owned by him.

(3)           The information for ShenYang ZhiCe Investment Co., Ltd is derived from a Schedule 13G, dated April 25, 2008, which was filed with the SEC to report the shares beneficially owned by it as of April 14, 2008. The Schedule 13G states that ShenYang ZhiCe Investment Co., Ltd has sole power to vote and dispose of 2,960,000 shares owned by it.  ShenYang ZhiCe Investment Co. is owned by Ms. Huiqin Wang, Ms. Dongmei Li and Mr. Zhaohui Lin, with each of them having a voice in the voting and disposition of the shares held by ShenYang ZhiCe Investment Co.  Ms. Li and Mr. Lin are adult children of Wenbin Lin, a director of SmartHeat.  Neither Mr. Wenbin Lin nor SmartHeat have any interest in, or other relationship with, ShenYang ZhiCe Investment Co., Ltd.

(4)           The information for FMR LLC is derived from Amendment No. 1 to Schedule 13G, dated February 16, 2010, which was filed with the SEC to report the shares beneficially owned by it as of December 31, 2009. The Schedule 13G states that FMR LLC, an investment advisor, has sole power to dispose or to direct the disposition of 4,003,408 shares owned by it.

(5)           Includes options to purchase 3,333 shares of common stock that are presently exercisable, warrants to purchase 1,500 shares of common stock that are presently exercisable and 100 shares beneficially owned by Mr. Staloff’s spouse.

(6)           Includes 473,600 shares beneficially owned by Mr. Lin's spouse through her ownership of 16% equity interest in ShenYang ZhiCe Investment Co., Ltd., which holds an aggregate of 2,960,000 shares of common stock of SmartHeat. Mr. Lin disclaims beneficial ownership of these shares.

We are not aware of any arrangements that could result in a change in control of the Company.

SELLING SHAREHOLDERS

The shares of common stock included in this prospectus (including shares issuable pursuant to the terms of outstanding warrants) were issued in a private placement transaction pursuant to which we sold an aggregate of 1,630,000 shares of our common stock and warrants to purchase 244,500 additional shares of our common stock at a purchase price of $3.50 per unit (each unit consisting of one share of common stock, and a warrant to purchase 15% of one share of common stock at an exercise price of $6.00 per share). In addition, this prospectus includes 148,500 shares of our common stock which are issuable pursuant to the terms of outstanding warrants we issued to the placement agents in the private placement transaction. The warrants are immediately exercisable, expire on the third anniversary of their issuance and entitle their holders, in the aggregate, to purchase up to 393,000 shares of our common stock at an initial exercise price of $6.00 per share. The original issuance of the shares of common stock and warrants was exempt from the registration requirements of the Securities Act.  The private placement was completed in two closings on July 7, 2008 and August 22, 2008.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number and percentage of shares of common stock beneficially owned by each selling shareholder, based on its ownership of shares and warrants, as of May 11, 2010, assuming exercise of all of the warrants held by the selling shareholders on that date, without regard to any limitations on exercise. The third column lists the shares of common stock being offered by this prospectus by the selling shareholders. Each selling shareholder’s percentage of ownership in the following table is based on 32,810,125 shares of common stock outstanding as of May 11, 2010.

	Beneficial Ownership Before Offering		Shares of Common Stock Included	Beneficial Ownership After Offering
Shareholder	Number	Percentage *	in Prospectus	Number	Percentage *
Allied Diesel Service Inc. Employee Profit Sharing Plan #2 (i)	1,500		1,500	0
Barson, Kalman A. Roth IRA	1,500		1,500	0
Berkowitz, Daniel IRA, Pershing LLC as Custodian	1,500		1,500	0
Berlinger, Michael A.	1,500		1,500	0
Chasanoff, Teddy	1,500		1,500	0
Clemente, Ann V.	1,500		1,500	0
Domaco Venture Capital Fund Partnership (ii)	1,500		1,500	0
Elias Sayour Foundation Inc. (iii)	1,500		1,500	0
Engelbert, Marc	1,500		1,500	0
Eximius bvba (iv)	11,500		11,500	0
Falda, Evie and David	1,500		1,500	0
Funcorp Associates Ltd. (v)	23,000		23,000	0
Geri Investments N.V. (vi)	12,500		12,500	0
Gross, John	1,500		1,500	0
Grossman, Andrew Profit Sharing Plan, Pershing LLC as Custodian	1,500		1,500	0
Harmon Corporation A.V.V. (vii)	11,500		11,500	0
Hight, Norton and Joan	1,500		1,500	0
Hight, Randall W.	1,500		1,500	0
Kelly, Maura	1,500		1,500	0
La legetaz Private Foundation (viii)	4,500		4,500	0
Model, Wolfe F.	1,500		1,500	0
Pirasteh, Ross	1,500		1,500	0
Polak, Anthony G. (ix)	1,500		1,500	0
Polak, Anthony G. IRA, Pershing LLC as Custodian (ix)	1,500		1,500	0
Polak, Jack IRA, Pershing LLC as Custodian (x)	1,500		1,500	0
Quinn, David L. and Tracy	1,500		1,500	0
Roman, Steve	1,500		1,500	0

Rothschild, Jonathan	1,500	1,500	0
Shapiro, Sandra G. and Robert S.	1,500	1,500	0
Stadtmauer, Gary	1,500	1,500	0
Stadtmauer, Murray and Clare	1,500	1,500	0
Stadtmauer, Rhea D. and Maiman, Janice	1,500	1,500	0
Staloff, Arnold	11,500	11,500	0
Sun Fun Investing Inc. (xi)	4,000	4,000	0
Swerdloff, David IRA, Pershing LLC as Custodian	1,500	1,500	0
The USX China Fund (xii)	3,000	3,000	0
Tornay, Suellyn P.	1,500	1,500	0
White Sand Investor Group, L.P. (xiii)	7,100	7,100	0
Maxim Group LLC (xiv)	3,750	3,750	0
Rodman & Renshaw LLC (xv)	25,425	25,425	0
Seaboard Securities Inc. (xvi)	1,000	1,000	0

* Less than 1%, unless otherwise specified

(i)
Ralph A. Darienzo, Sr. and Ralph A. Darienzo, Jr., trustees of the Allied Diesel Service Inc. Employee Profit Sharing Plan #2, and Ronald Lazar (a registered representative of Maxim Group, LLC, a registered broker-dealer and FINRA member firm), investment advisor to the Plan, have voting and dispositive control over the shares held by the Allied Diesel Service Inc. Employee Profit Sharing Plan #2.

(ii)
Jack Polak, father of Anthony Polak (a registered representative of Maxim Group, LLC, a registered broker-dealer and FINRA member firm) and general partner of Domaco Company, parent of the Domaco Venture Capital Fund, has voting and dispositive control over the shares held by Domaco Venture Capital Fund.

(iii)	Paul Sayour and Mary Jane Josen, trustees of the Elias Sayour Foundation, Inc., have shared voting and dispositive control over the shares held by the Elias Sayour Foundation, Inc.

(iv)	Jos Moons, manager and owner of Eximius bvba, has sole voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Eximius bvba.

(v)
Herman J. Behr (Managing Director), Gisele M. Sjak Shie (Managing Director), Raoul A. Behr (Managing Director), Randolph K. Arends (Attorney-in-fact A), Reginald D. Schotborgh (Attorney-in-fact A), Godefridus H.J. Konings (Attorney-in-fact B), Gustaaf J. Barhorst (Attorney-in-fact B), and Remir F. Sinlae (Attorney-in-fact B) have joint voting and investment power with respect to these shares of common stock under the following two restrictions: Any Managing Director or any Attorney-in-fact A can act jointly with any other Managing Director, Attorney-in-fact A or Attorney-in-fact B. Any Attorney-in-fact B must act jointly with any Managing Director or any Attorney-in-fact A, but may not act jointly with any other Attorney-in-fact B.

(vi)	Marimus J. Dekver, director of Geri Investments N.V., has voting and dispositive control over the shares held by Geri Investments N.V.

(vii)
Herman J. Behr (Managing Director), Gisele M. Sjak Shie (Managing Director), Raoul A. Behr (Managing Director), Randolph K. Arends (Attorney-in-fact A), Reginald D. Schotborgh (Attorney-in-fact A), Godefridus H.J. Konings (Attorney-in-fact B), Gustaaf J. Barhorst (Attorney-in-fact B), and Remir F. Sinlae (Attorney-in-fact B) have joint voting and investment power with respect to these shares of common stock under the following two restrictions: Any Managing Director or any Attorney-in-fact A can act jointly with any other Managing Director, Attorney-in-fact A or Attorney-in-fact B. Any Attorney-in-fact B must act jointly with any Managing Director or any Attorney-in-fact A, but may not act jointly with any other Attorney-in-fact B.

(viii)
Herman J. Behr (Managing Director), Gisele M. Sjak Shie (Managing Director), Raoul A. Behr (Managing Director), Randolph K. Arends (Attorney-in-fact A), Reginald D. Schotborgh (Attorney-in-fact A), Godefridus H.J. Konings (Attorney-in-fact B), Gustaaf J. Barhorst (Attorney-in-fact B), and Remir F. Sinlae (Attorney-in-fact B) have joint voting and investment power with respect to these shares of common stock under the following two restrictions: Any Managing Director or any Attorney-in-fact A can act jointly with any other Managing Director, Attorney-in-fact A or Attorney-in-fact B. Any Attorney-in-fact B must act jointly with any Managing Director or any Attorney-in-fact A, but may not act jointly with any other Attorney-in-fact B.

(ix)
Anthony G. Polak is a registered representative of Maxim Group, LLC, a registered broker-dealer and FINRA member firm. Mr. Polak purchased his shares in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(x)	Jack Polak is father of Anthony Polak (a registered representative of Maxim Group, LLC, a registered broker-dealer and FINRA member firm).

(xi)
Wim C. Odems, managing director of Trufima International Corporation Ltd., owner of Sun Fun Investing Inc., has voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Sun Fun Investing Inc.

(xii)
Stephen L. Parr, Managing Member of Parr Financial Group, LLC, investment adviser to the USX China Fund, has voting and dispositive power with respect to the shares of our common stock that are beneficially owned by the USX China Fund.

(xiii)	Elliott Donnelley II has sole voting and dispositive power with respect to the shares of our common stock that are beneficially owned by White Sand Investor Group, LP.

(xiv)
Michael Rabinowitz has sole voting and dispositive power with respect to the shares of common stock that are beneficially owned by Maxim Group, LLC. Maxim Group, LLC is a broker-dealer that received its warrants as compensation for placement agent services from Rodman & Renshaw LLC.

(xv)
Thomas G. Pinou has sole voting and dispositive power with respect to the shares of common stock that are beneficially owned by Rodman & Renshaw LLC. Rodman & Renshaw is a broker-dealer that received its warrants as compensation for placement agent services.

(xvi)
Anthony DiGiovanni Sr. has voting and dispositive power with respect to the shares of common stock that are beneficially owned by Seaboard Securities Inc. Seaboard Securities Inc. is a broker-dealer that received its warrants as compensation for placement agent services.

PLAN OF DISTRIBUTION

The selling shareholders identified in this prospectus may offer and sell up to an aggregate of 2,023,000 shares of our common stock which we have issued to them, or which we may issue to them upon the exercise of certain warrants issued to them. The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

All of the shares and warrants described above were issued previously in a private placement transaction completed prior to the filing of the registration statement of which this prospectus is a part.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

▪	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

▪	in the over-the-counter market;

▪	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

▪	through the writing of options, whether such options are listed on an options exchange or otherwise;

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	privately negotiated transactions;

▪	short sales;

▪	sales pursuant to Rule 144;

▪	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

▪	a combination of any such methods of sale; and

▪	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement of which this prospectus is a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register the shares, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

The following description of our securities and provisions of our articles of incorporation and bylaws is only a summary. You should refer to our articles of incorporation, a copy of which has been incorporated by reference as an exhibit to the Form SB-2 we filed with the SEC on December 22, 2006, and bylaws, a copy of which have been incorporated by reference as an exhibit to the Form 8-K we filed with the SEC on October 16, 2008.  The following discussion is qualified in its entirety by reference to such exhibits.

Authorized Capital Stock

The total number of stock authorized that may be issued by us is 75,000,000 shares of common stock with a par value of $0.001 per share.  We have no other authorized class of stock.

Capital Stock Issued and Outstanding

As of May 11, 2010, 32,810,125 shares of common stock were issued and outstanding and held of record by 44 shareholders. An additional 96,775 shares are reserved for issuance upon the exercise of outstanding warrants.  The warrants are immediately exercisable, expire on the third anniversary of their issuance and entitle their holders to purchase up to 96,775 shares of our common stock at an initial exercise price of $6.00 per share. We have reserved an additional 20,000 shares for issuance upon the exercise of outstanding stock options granted to two of our directors.  Each option vests in one-third increments on the first three anniversaries of the grant date, entitles the holder to purchase 10,000 shares of our common stock at an exercise price of $4.60 per share and expires on the fifth anniversary of the grant date. One of the directors forfeited 6,667 of his unvested options upon his voluntary retirement as a director of the Company on July 31, 2009. We have reserved an additional 50,000 shares for issuance upon the exercise of outstanding stock options granted to an executive officer. The option to purchase 25,000 shares vests on June 30, 2011 and the option to purchase the remaining 25,000 shares vests on June 29, 2012. The options entitle the executive to purchase shares of our common stock at an exercise price of $11.85 per share and expire on the fifth anniversary of the option vest date. We have reserved an additional 4,000 shares of restricted stock for issuance to a consultant as compensation under a one year consulting service agreement with the Company. The Company is to grant 1,000 shares on February 1, 2010, 1,000 shares on May 31, 2010, 1,000 shares on August 31, 2010, and 1,000 shares on November 30, 2010.

Description of Common Stock

The holders of common stock are entitled to one vote per share.  Our Articles of Incorporation does not provide for cumulative voting.  The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth.  Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution.  The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Market Information

On April 22, 2008, our common stock became eligible for quotation on the OTC Bulletin Board under the symbol “SMHT.”  On January 29, 2009, our common stock was listed on the NASDAQ Stock Market under the symbol “HEAT” and was subsequently listed on the NASDAQ Global Market on March 10, 2009.  The following table sets forth the range of the high and low sales prices of our common stock for each quarter (or portion thereof) beginning on April 22, 2008 and ending on March 31, 2010, as reported by the OTC Bulletin Board for the period beginning on April 22, 2008 to January 28, 2009, and as reported on the NASDAQ Stock Market from January 29, 2009 to March 9, 2009, and on the NASDAQ Global Market thereafter.

Fiscal 2008	High	Low
First Quarter (through March 31, 2008)	N/A	N/A
Second Quarter (April 22, 2008 - June 30, 2008)	$4.60	$2.00
Third Quarter (through September 30, 2008)	$4.75	$4.50
Fourth Quarter (through December 31, 2008)	$6.50	$2.25

Fiscal 2009	High	Low
First Quarter (through March 31, 2009)	$6.20	$5.50
Second Quarter (through June 30, 2009)	$8.00	$5.01
Third Quarter (through September 30, 2009)	$12.79	$5.76
Fourth Quarter (through December 31, 2009)	$17.27	$8.60

Fiscal 2010	High	Low
First Quarter (through March 31, 2010)	$18.03	$10.74

INTEREST OF NAMED EXPERTS

No expert or counsel named in this registration statement as having prepared or certified any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The audited financial statements of SmartHeat Inc. and its subsidiaries as of December 31, 2009, were audited by Goldman Parks Kurland Mohidin, LLP, an independent registered public accounting firm, to the extent set forth in its report and are included herein in reliance upon the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Holland & Hart LLP.

CHANGE IN THE COMPANY'S INDEPENDENT ACCOUNTANT

On April 14, 2008, we dismissed Dale Matheson Carr-Hilton Labonte, LLP (“DMCHL”) as our independent accountant.  DMCHL had previously been engaged as the principal accountant to audit our financial statements.  The reason for the dismissal of DMCHL was that, following the consummation of the Share Exchange on April 14, 2008, (i) the former stockholders of Taiyu owned a significant amount of the outstanding shares of our common stock and (ii) our primary business became the business previously conducted by Taiyu.  The independent registered public accountant of Taiyu for U.S. accounting purposes was the firm of GPKM. We believe that it is in our best interests to have GPKM continue to work with our business, and we therefore retained GPKM as our new principal independent registered accounting firm, effective as of April 15, 2008.  GPKM is located at 16133 Ventura Blvd., Suite 880, Encino, CA 91436.  The decision to change accountants was approved by our Board of Directors on April 14, 2008.

During our two most recent fiscal years and any subsequent interim period through to the date of our engagement of GPKM, neither we, nor anyone on our behalf, has consulted with GPKM or any other auditor regarding any accounting or audit concerns, including, without limitation, those stated in Item 304(a)(2) of Regulation S-K.

The report of DMCHL on our financial statements for the period from August 4, 2006 (inception), through our fiscal year ended October 31, 2007, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the report was qualified as to our ability to continue as a going concern.

From our inception through April 14, 2008, there were no disagreements with DMCHL on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of DMCHL, would have caused it to make reference to the matter in connection with its reports.

From our inception through April 14, 2008, we did not consult GPKM regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as described in Item 304(a)(1)(iv) of Regulation S-K.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct meets the requirements of Nevada law to impose such liability. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our By-Laws provide, among other things, that a director, officer, employee or agent of the corporation will be indemnified against all expense, liability, and loss (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with any threatened, pending, or completed action suit, or proceeding, whether civil, criminal, administrative, or investigative provided that he or she either is not liable pursuant to Nevada Revised Statutes 78.138 (relating to liability of directors and officers to the corporation in certain instances) or acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

INDEX TO FINANCIAL STATEMENTS

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
FOR THE PERIODS ENDED MARCH 31, 2010 AND DECEMBER 31, 2009

	March 31, 2010 (Unaudited)	December 31, 2009
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$42,079,522	$48,967,992
Restricted cash	1,326,313	1,301,573
Accounts receivable, net	22,687,065	31,738,662
Retentions receivable	720,340	885,642
Advances to suppliers	8,547,598	7,657,791
Other receivables, prepayments and deposits	3,974,543	3,572,600
Taxes receivable	1,122,365	-
Inventories	23,260,096	11,259,273
Notes receivable - bank acceptances	345,927	397,248

Total current assets	104,063,769	105,929,904

NON-CURRENT ASSETS
Restricted cash	59,321	48,361
Accounts receivable, net	983,853	237,384
Retentions receivable	730,908	349,931
Intangible assets, net	4,059,989	4,071,021
Property and equipment, net	7,671,764	7,739,609

Total noncurrent assets	13,505,835	12,446,306

TOTAL ASSETS	$117,569,604	$118,376,210

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,507,115	$3,493,196
Unearned revenue	2,030,834	2,130,637
Taxes payable	-	2,140,627
Accrued liabilities and other payables	5,458,024	3,536,149
Notes payable - bank acceptances	1,723,165	1,806,564
Loans payable	4,394,767	4,393,544

Total current liabilities	15,113,905	17,649,840

DEFERRED TAX LIABILITY	944	8,526

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized, 32,794,875 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	32,795	32,795
Paid in capital	74,918,122	74,917,370
Statutory reserve	3,040,485	2,872,006
Accumulated other comprehensive income	1,009,133	969,988
Retained earnings	22,747,855	21,231,484

Total Company stockholders' equity	101,748,390	100,023,643

NONCONTROLLING INTEREST	706,365	694,201

TOTAL EQUITY	102,454,755	100,717,844

TOTAL LIABILITIES AND EQUITY	$117,569,604	$118,376,210

The accompanying notes are an integral part of these consolidated financial statements.

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

	THREE MONTHS ENDED MARCH 31,
	2010	2009

Net sales	$9,368,836	$6,207,503
Cost of goods sold	6,129,801	3,900,947

Gross profit	3,239,035	2,306,556

Operating expenses
Selling expenses	644,923	460,913
General and administrative expenses	776,996	569,522

Total operating expenses	1,421,919	1,030,435

Income from operations	1,817,116	1,276,121

Non-operating income (expenses)
Interest income	155,037	16,681
Interest expense	(61,252)	(52,852)
Financial expense	(4,313)	(1,840)
Other income	66,735	760
Other expenses	(240)	-

Total non-operating income (expenses), net	155,967	(37,251)

Income before income tax	1,973,083	1,238,870
Income tax expense	269,520	217,601

Income from operations	1,703,563	1,021,269

Less: Income attributable to noncontrolling interest	(482)	-

Net income to SmartHeat Inc	1,703,081	1,021,269

Other comprehensive item
Foreign currency translation	23,054	1,710

Comprehensive Income	$1,726,135	$1,022,979

Basic weighted average shares outstanding	32,794,875	24,179,900

Diluted weighted average shares outstanding	32,864,453	24,184,174

Basic earnings per share	$0.05	$0.04

Diluted earnings per share	$0.05	$0.04

The accompanying notes are an integral part of these consolidated financial statements.

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

	THREE MONTHS ENDED MARCH 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Income including noncontrolling interest	$1,703,563	$1,021,269
Adjustments to reconcile income including noncontrolling
interest to net cash used in operating activities:
Depreciation and amortization	228,614	96,684
Unearned interest on accounts receivable	39,574	28,854
Stock option compensation expense	752	-
Changes in deferred tax liability	(7,584)	(122)
(Increase) decrease in current assets:
Accounts receivable	8,273,722	1,073,545
Retentions receivable	(215,311)	(575,657)
Advances to suppliers	(887,598)	(838,551)
Other receivables, prepayments and deposits	(948,705)	(608,803)
Inventory	(11,996,634)	(2,044,149)
Increase (decrease) in current liabilities:
Accounts payable	(2,070,772)	1,596,204
Unearned revenue	(100,387)	238,745
Taxes payable	(3,263,301)	(1,164,537)
Accrued liabilities and other payables	2,498,738	442,319

Net cash used in operating activities	(6,745,329)	(734,199)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(35,320)	47,361
Acquisition of property & equipment & intangible asset	(146,457)	(10,474)
Notes receivable	51,427	-

Net cash used in (provided by) investing activities	(130,350)	36,887

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	(12,791)	(248)

NET DECREASE IN CASH & CASH EQUIVALENTS	(6,888,470)	(697,560)

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	48,967,992	1,435,212

CASH & CASH EQUIVALENTS, END OF PERIOD	$42,079,522	$737,652

Supplemental Cash flow data:
Income tax paid	$648,603	$777,627
Interest paid	$61,252	$60,316

The accompanying notes are an integral part of these consolidated financial statements.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

SmartHeat Inc., formerly known as Pacific Goldrim Resources, Inc. (the “Company” or “SmartHeat”), was incorporated on August 4, 2006, in the State of Nevada. The Company designs, manufactures, sells, and services plate heat exchangers (“PHE”), PHE Units, and heat meters through its wholly owned operating subsidiaries in China.

On April 14, 2008, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Shenyang Taiyu Machinery and Electronic Equipment Co., Ltd. ("Taiyu") and the Taiyu Shareholders. At the closing under the Share Exchange Agreement, all of the equitable and legal rights, title and interests in and to Taiyu’s share capital in the amount of Yuan 25,000,000 were exchanged for 18,500,000 shares of SmartHeat common stock (the “Share Exchange”). Concurrent with the share exchange, one of SmartHeat’s shareholders cancelled 2,500,000 shares of 6,549,900 of issued and outstanding shares of SmartHeat pursuant to the Split-Off Agreement dated April 14, 2008. As a result of the Share Exchange, Taiyu became a wholly-owned subsidiary of SmartHeat.

Prior to the acquisition of Taiyu, the Company was a non-operating public shell. Pursuant to Securities and Exchange Commission ("SEC") rules, the merger or acquisition of a private operating company into a non-operating public shell with nominal net assets is considered a capital transaction, rather than a business combination. Accordingly, for accounting purposes, the transaction was treated as a reverse acquisition and recapitalization, and pro-forma information is not presented. Transaction costs incurred in the reverse acquisition were expensed.

Taiyu was incorporated in the Liaoning Province, China in July 2002. Taiyu manufactures and sells PHEs, PHE Units, and heat meters. The Company is an authorized dealer of the SONDEX brand; SONDEX is the second largest plate heat exchanger manufacturer in the world.

On September 25, 2008, the Company entered into a Share Exchange Agreement (the "Agreement") with Asialink (Far East) Limited ("Asialink") to acquire all outstanding capital stock of SanDeKe Co., Ltd., a Shanghai based manufacturer of heat plate exchangers ("SanDeKe"). The purchase price for SanDeKe was $741,516. Under the terms of the Agreement, two shareholders of SanDeKe agreed not to compete with the business of SanDeKe for four years after the purchase.

On June 12, 2009, the Company incorporated a new subsidiary, SmartHeat Siping Beifang Energy Technology Co., Ltd (“SmartHeat Siping”), to manufacture heat exchangers.

On June 16, 2009, Taiyu closed an asset purchase transaction with Siping Beifang Heat Exchanger Manufacture Co., Ltd. (“Siping”), a company organized under the laws of the PRC, to purchase certain assets consisting of the plant and equipment and certain land use rights for 54,000,000 RMB, or United States Dollars (USD) 7,906,296.  Taiyu then transferred all the assets acquired to SmartHeat Siping, the newly incorporated subsidiary.  The purchase consideration was non-interest bearing and was payable according to the following schedule:

Payment in RMB	Payment in USD	Payment Date
RMB 3,000,000	$439,239	May 27, 2009
RMB 10,250,000	$1,500,732	June 30, 2009
RMB 13,000,000	$1,903,367	September 30, 2009
RMB 12,300,000	$1,800,878	March 1, 2010
RMB 8,200,000	$1,200,586	September 30, 2010

At March 31, 2010, the Company paid approximately $3 million. The payment terms do not include any default provision.  The Company paid approximately $1.8 million in April 2010.

On August 14, 2009, the Company formed a joint venture in Beijing, named Beijing SmartHeat Jinhui Energy Technology Co., Ltd (“Jinhui”), with registered capital of RMB 10 million (US $1.46 million) for research, development, manufacturing , and sales of plate heat exchangers in more regions of China.  Jinhui has not commenced operations as of March 31, 2010. SmartHeat owns 52% of Jinhui and invested approximately $765,000.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of SmartHeat, Taiyu, SanDeKe, SmartHeat Siping, a newly incorporated subsidiary in June 2009, and Jinhui, a joint venture formed in August 2009. The "Company" refers collectively to SmartHeat, Taiyu, SanDeKe, SmartHeat Siping and Jinhui. All significant inter-company accounts and transactions were eliminated in consolidation.

Non-Controlling Interest

Effective January 1, 2009, the Company adopted Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, “Consolidation,” which established new standards governing the accounting for and reporting of noncontrolling interests (NCIs) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability (as was previously the case), that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also required changes to certain presentation and disclosure requirements. Losses attributable to the NCI in a subsidiary may exceed the NCI’s interests in the subsidiary’s equity. The excess attributable to the NCI is attributed to those interests. The NCI shall continue to be attributed its share of losses even if that attribution results in a deficit NCI balance.

Use of Estimates

In preparing the financial statements in conformity with US generally accepted accounting principles (“US GAAP”), management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of March 31, 2010, the Company maintained restricted cash of $1,385,634 in several bank accounts, $1,193,831 representing cash deposits from customers for securing payment from customers that occurs no later than the warranty period expires, and $191,803 representing the deposits the Company paid to a commercial bank for the bank issuing the bank acceptance to its vendors; of the total restricted cash, $1,326,313 will be released to the Company within one year. As of December 31, 2009, the Company maintained restricted cash of $1,349,934 in several bank accounts, $1,036,101 representing cash deposits from customers for securing payment from customers that occurs no later than the warranty period expires, and $313,833 representing the deposits the Company paid to a commercial bank for the bank issuing the bank acceptance to its vendors; of the total restricted cash, $1,301,573 will be released to the Company within one year. Restricted cash is held in the interest bearing bank accounts.

Accounts and Retentions Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Based on historical collection activity, the Company had allowances of $1,128,734 and $1,128,420 at March 31, 2010 and December 31, 2009, respectively.

At March 31, 2010 and December 31, 2009, the Company had retentions receivable from customers for product quality assurance of $1,451,248 and $1,235,573, respectively. The retention rate varies from 5% to 20% of the sales price with variable terms from three months to two years depending on the shipping date of the products and the number of heating seasons that the warranty period covers.

Accounts receivable is net of unearned interest of $188,743 and $149,123 at March 31, 2010 and December 31, 2009, respectively. Unearned interest represents imputed interest on accounts receivable with due dates over one year from the invoice date discounted at the Company's borrowing rate, 5.575% at March 31, 2010, and 7.16% in December 31, 2009.

Inventories

Inventories are valued at the lower of cost or market with cost determined on a moving weighted average basis. Cost of work in progress and finished goods comprises direct material, direct production cost and an allocated portion of production overheads.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method with a 10% salvage value and estimated lives as follows:

Building	20 years
Vehicles	5 years
Office Equipment	5 years
Production Equipment	5-10 years

Land Use Rights

Right to use land is stated at cost less accumulated amortization. Amortization is provided using the straight-line method over 50 years.

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of March 31, 2010 and December 31, 2009, there were no significant impairments of its long-lived assets.

Warranties

The Company offers standard warranties to all customers on its products for one or two heating seasons depending on the terms negotiated with the customers. The Company accrues for warranty costs based on estimates of the costs that may be incurred under its warranty obligations. The warranty expense and related accrual is included in the Company's selling expenses and other payable respectively, and is recorded at the time revenue is recognized. Factors that affect the Company's warranty liability include the number of sold units, its estimates of anticipated rates of warranty claims, costs per claim and estimated support labor costs and the associated overhead.  The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.
The Company's warranty reserve at March 31, 2010 and December 31, 2009 are as follows:

	2010	2009
Beginning balance	$675,562	$-
Provisions made	89,774	675,562
Actual costs incurred	(89,585)	-
Ending balance in current liabilities	$675,751	$675,562

Income Taxes

The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 109, “Accounting for Income Taxes” (codified in FASB ASC Topic 740), which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

The Company adopted the provisions of the FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (codified in FASB ASC Topic 740), on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or shareholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified as selling, general and administrative expense in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements. At March 31, 2010 and December 31, 2009, the Company had not taken any significant uncertain tax position on its tax return for 2009 and prior years or in computing its tax provision for 2009.

Revenue Recognition

The Company's revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (“SAB”) 104 (codified in FASB ASC Topic 480). Sales revenue is recognized when PHE and heat meters are delivered, and for PHE units, when customer acceptance occurs, the price is fixed or determinable, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition met are recorded as unearned revenue.

The Company’s sales generally provide for 30% of the purchase price on placement of an order, 30% on delivery, 30% upon installation and acceptance of the equipment after customer testing, and 10% of the purchase price no later than the termination of the standard warranty period.

Sales revenue represents the invoiced value of goods, net of value-added tax ("VAT"). All of the Company’s products sold in the PRC are subject to Chinese value-added tax of 17% of gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product. The Company recorded VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not affected by the income tax holiday.

Sales returns and allowances were $0 for both the three months ended March 31, 2010 and 2009. The Company does not provide right of return, price protection or any other concessions to its customers.

The Company provides a standard warranty to all customers, which is not considered an additional service; rather it is an integral part of the product’s sale. The Company believes the existence of its standard product warranty in a sales contract does not constitute a deliverable in the arrangement and thus there is no need to apply the EITF 00-21 (codified in FASB ASC Topic 605-25) separation and allocation model for a multiple deliverable arrangement. SFAS 5 (codified in FASB ASC Topic 450) specifically addresses the accounting for standard warranties and neither SAB 104 nor EITF 00-21 supersedes SFAS 5. The Company believes that accounting for its standard warranty pursuant to SFAS 5 (codified in FASB ASC Topic 450) does not impact revenue recognition because the cost of honoring the warranty can be reliably estimated.

The Company provides after sales services at a charge after expiration of the warranty period, with after sales services mainly consisting of cleaning plate heat exchangers and repairing and exchanging parts. The Company recognizes such revenue when service is provided. For the three months ended March 31, 2010 and 2009, revenue from after sales services after expiration of the warranty period was approximately $17,390 and $1,700, respectively.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, direct labor and manufacturing overhead which are directly attributable to the products.  Write-down of inventories to lower of cost or market is also recorded in cost of goods sold.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” codified in FASB ASC Topic 230, cash flows from the Company's operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.  The cash flows from operating, investing and financing activities exclude the effect of conversion from accounts payable to notes payable – bank acceptances of $83,895.

Basic and Diluted Earnings per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted net earnings per share are based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to have been exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

The following table presents a reconciliation of basic and diluted earnings per share for the three months ended March 31, 2010 and 2009:

	2010	2009
Net income	$1,703,081	$1,021,269

Weighted average shares outstanding - basic	32,794,875	24,179,900
Effect of dilutive securities:
Unexercised warrants and options	69,578	4,274
Weighted average shares outstanding - diluted	32,864,453	24,184,174

Earnings per share - basic	$0.05	$0.04
Earnings per share - diluted	$0.05	$0.04

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.  ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

▪	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

▪
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

▪	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of March 31, 2010, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Foreign Currency Translation and Comprehensive Income (Loss)

The accounts of the Company’s Chinese subsidiaries are maintained in the Chinese Yuan Renminbi (RMB) and the accounts of the U.S. parent company are maintained in the U.S. Dollar (USD). The accounts of the Chinese subsidiaries were translated into USD in accordance with SFAS No. 52, "Foreign Currency Translation" (codified in FASB ASC Topic 830), with the RMB as the functional currency for the Chinese subsidiaries. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholders’ equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income” (codified in FASB ASC Topic 220).

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (codified in FASB ASC Topics 718 & 505). The Company recognizes in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

Segment Reporting

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (codified in FASB ASC Topic 280), requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS 131 has no effect on the Company's financial statements as substantially all of the Company's operations are conducted in one industry segment. All of the Company's assets are located in the PRC.

Registration Rights Agreement

The Company accounts for payment arrangements under registration rights agreement in accordance with FASB Staff Position EITF 00-19-2 (codified in FASB ASC Topic 815), which requires the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies (codified in FASB ASC Topic 450).

The Company is required to file the Registration Statement with the SEC within 60 days of the closing of the private placement offering. The Registration Statement must be declared effective by the SEC within 180 days of the final closing of the offering. Subject to certain grace periods, the Registration Statement must remain effective and available for use until the Investors can sell all of the securities covered by the Registration Statement without restriction pursuant to Rule 144. If the Company fails to meet the filing or effectiveness requirements of the Registration Statement, the Company is required to pay liquidated damages of 2% of the aggregate purchase price paid by such Investor for any Registrable Securities then held by such Investor on the date of such failure and on each anniversary of the date of such failure until such failure is cured.  The last closing under the private placement was September 24, 2008, and the 180-day period for effectiveness of the registration statement under the Registration Rights Agreement ended on March 23, 2009.  At March 31, 2009, the Company became liable to pay approximately $110,000 in liquidated damages to our investors as a result of failure to declare the effectiveness of the Registration Statement within 180 days of the final closing of the offering.  The liquidated damages were recorded as the Company’s G&A expense with charging corresponding account to accrued liabilities.  The Registration Statement became effective June 23, 2009. The Company paid $63,004 for the liquidated damages and the remaining $46,996 has been waived by investors.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

Reclassifications

Certain prior year amounts were reclassified to conform to the manner of presentation in the current period.

New Accounting Pronouncements

On February 25, 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-09 Subsequent Events Topic 855, “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of US GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On March 5, 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815, “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU is effective for the Company on July 1, 2010. Early adoption is permitted. The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

3. INVENTORIES

Inventories at March 31, 2010 and December 31, 2009, were as follows:

	2010	2009
Raw materials	$16,364,889	$8,627,624
Work in process	2,685,198	1,001,495
Finished Goods	4,210,009	1,630,154

Total	$23,260,096	$11,259,273

4. NOTES RECEIVABLE – BANK ACCEPTANCES

The Company sold goods to its customers and received Commercial Notes (Bank Acceptance) from the customers in lieu of the payments for accounts receivable.  The Company discounted the Notes with the bank or endorsed the Notes to vendors, which could be for payment of their own obligations or to get cash from the third parties.  Most of the Commercial Notes have a maturity of less than six months.  At March 31, 2010 and December 31, 2009, the Company had notes receivable of $345,927 and $397,248, respectively.

5. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at March 31, 2010 and December 31, 2009:

	2010	2009
Building	$4,420,545	$4,419,315
Production equipment	2,999,879	2,979,017
Office equipment	572,878	545,789
Vehicles	646,013	594,168
	8,639,315	8,538,289
Less: Accumulated depreciation	(967,551)	(798,680)
	$7,671,764	$7,739,609

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

Depreciation expense for the three months ended March 31, 2010 and 2009 was approximately $168,900 and $55,000, respectively.

6. OTHER RECEIVABLES, PREPAYMENTS AND DEPOSITS

Other receivables, prepayments and deposits consisted of the following at March 31, 2010 and December 31, 2009, respectively:

	2010	2009
Cash advance to third parties	$2,850,246	$1,332,787
Deposit for public bids of sales contracts	505,986	1,148,526
Prepayment for freight and related insurance expenses	59,040	74,412
Deposits	7,662	8,523
Advance to employees	551,609	432,144
Due from officer	-	576,208
Total	$3,974,543	3,572,600

Cash advance to third parties was short term cash advances to customers and vendors with repayment usually within three to six months.  Deposits for public bidding represented the deposits for bidding expected contracts, which will be returned to the Company after the bidding process is completed, usually within three to four months from the payment date.  Prepayment for freight and /or related insurance expenses represented prepaid shipping and freight insurance expenses for customers and is generally repaid upon customer receipt of products.  Deposits mainly consisted of deposits for rents and utilities. Cash advance to employees represented short term loans to employees and advances to employees for business trips and related expenses. Other receivables, prepayments and deposits are reimbursed or settled within 12 months.

Other receivables, prepayments and deposits also included remaining proceeds of $576,208 at December 31, 2009 from the exercise of warrants credited to a bank account in the name of the Chief Financial Officer, which was controlled by the Company pursuant to a Bank Account Control Agreement between the Company and the Chief Financial Officer. The Company has the exclusive right to direct the use of all funds in the account solely for its benefit or the benefit of its subsidiaries pursuant to the Bank Account Control Agreement.  The Chief Financial Officer was prohibited from using the funds in the account for her personal use.  The $576,208 deposit was transferred to the Company’s bank account on March 18, 2010.

7. INTANGIBLE ASSETS

Intangible assets consisted mainly of land use rights, computer software, know-how technology, customer list and covenant not to compete. All land in the PRC is government owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” to use the land. The Company acquired land use rights during 2005 for approximately $440,000 (RMB 3,549,682). In June 2009, the Company acquired land use rights for $3,108,000 from Siping. The Company has the right to use the land for 50 years and is amortizing such rights on a straight-line basis for 50 years.

Intangible assets consisted of the following at March 31, 2010 and December 31, 2009, respectively:

	2010	2009
Land use rights	$3,629,226	$3,628,216
Know-how technology	267,132	267,058
Customer list	191,885	191,832
Covenant not to compete	104,385	104,356
Software	244,091	196,218
	4,436,719	4,387,680
Less: accumulated amortization	(376,730)	(316,659)
	$4,059,989	$4,071,021

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

Amortization expense of intangible assets for the three months ended March 31, 2010 and 2009 was approximately $60,000 and $42,000, respectively.  Annual amortization expense for the next five years from March 31, 2010, is expected to be: $243,000, $242,000, $213,000, $129,000 and $85,000.

8. TAXES PAYABLE (RECEIVABLE)

Taxes payable consisted of the following at March 31, 2010 and December 31, 2009:

	2010	2009
Income tax payable	$79,976	$1,202,058
Value added tax payable (receivable)	(1,398,227)	878,638
Other taxes payable	195,886	59,931
	$(1,122,365)	$2,140,627

9. ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the following at March 31, 2010 and December 31, 2009:

	2010	2009
Advance from third parties	$50,903	$258,759
Payable to Siping	4,631,898	2,080,013
Other payables	20,424	91,329
Warranty reserve	675,751	675,562
Accrued liabilities	77,741	326,318
Accrued salary	1,307	104,168
Total	$5,458,024	$3,536,149

Advance from third parties represented short term, non interest bearing advances from third parties. Other payables consisted of payables for the Company’s miscellaneous expenses including postage, business insurance, employee benefits, bidding fee, etc. Accrued liabilities mainly consisted of accrued interest, payroll, utility and liquidated damages for failure to declare the effectiveness of the Registration Statement within 180 days of the final closing of the offering.

10. LOAN PAYABLE – INSTITUTIONAL INVESTOR

On July 3, 2009, the Company entered into a Senior Loan Agreement with an institutional investor to obtain a loan of US $9,000,000.  Under the terms of the Agreement, the Company agreed to interest of 10% payable quarterly beginning on September 30, 2009. The principal amount and any unpaid interest accrued thereon are due six (6) months from the date of the Agreement. This loan was repaid during 2009.

11. NOTES PAYABLE – BANK ACCEPTANCES

Notes payable represented accounts payable to vendors that were converted to notes payable accepted by the bank. The Company deposited a portion of the acceptance amount into the bank. The bank charged certain percentage of the face value of the note which is amortized over the term of the acceptance.

12. LOANS PAYABLE - BANK

The Company was obligated for the following short term loans payable as of March 31, 2010 and December 31, 2009:

	2010	2009
From a commercial bank in the PRC for 30,000,000 RMB. Of which, 17,000,000 RMB is due on April 22, 2010. 13,000,000 RMB was entered into on June 12, 2009 and is due on June 12, 2010. These loans currently bear interest at 5.576%. The Company pledged its building in the value of approximately RMB 12,430,950 or approximately $1,818,000 for this loan.	$4,394,767	$4,393,544
	$4,394,767	$4,393,544

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

13. DEFERRED TAX LIABILITY

Deferred tax liability represented differences between the tax bases and book bases of property and equipment and intangible assets arising from the acquisition of SanDeKe.

14. INCOME TAXES

The Company is subject to income taxes by entity on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

SmartHeat was incorporated in the U.S. and has net operating losses (NOL) for income tax purposes.  SmartHeat has net operating loss carry forwards for income taxes of approximately $1,945,000 and $1,775,000 at March 31, 2010 and December 31, 2009, respectively, which may be available to reduce future years’ taxable income as NOL; NOL can be carried forward up to 20 years from the year the loss is incurred. Management believes the realization of benefits from these losses remains uncertain due to the Company’s limited operating history and continuing losses. Accordingly, a 100% deferred tax asset valuation allowance has been provided.

Taiyu and SanDeKe are governed by the Income Tax Law of the PRC concerning privately-run enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriated tax adjustments.

According to the new income tax law that became effective January 1, 2008, new high-tech enterprises given special support by the PRC government are subject to an income tax rate of 15%.  Taiyu was recognized as a new high-tech enterprise and, having registered its status with the tax bureau, therefore enjoys the income tax rate of 15% from 2009 through 2010.

SanDeKe is exempt from income tax for two years starting from its first profitable year, and is entitled to a 50% discount on the income tax rate for 2010 through 2012. The income tax rate for SanDeKe was 11% and 0% for 2010 and 2009, respectively.

SmartHeat Siping is subject to the regular 25% income tax rate.

Foreign pretax earnings were $2,144,260 and $1,352,956 for the three months ended March 31, 2010 and 209 respectively. Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent those earnings are indefinitely invested outside the United States. At March 31, 2010, $24.7 million of accumulated undistributed earnings of non-U.S. subsidiaries was invested indefinitely. At the existing U.S. federal income tax rate, additional taxes of $4.8 million would have to be provided if such earnings were remitted currently.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the three months ended March 31, 2010 and 2009:

	2010	2009
US statutory rates	34.0%	34.0%
Tax rate difference	(9.8)%	(15.7)%
Effect of tax holiday	(14.1)%	(4.5)%
Other	0.6%	-%
Valuation allowance for U.S. NOL	2.9%	4.2%
Tax per financial statements	13.6%	18.0%

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

15. MAJOR CUSTOMERS AND VENDORS

Four customers accounted for 61% and 50% of the Company’s net revenue for the three months ended March 31, 2010 and 2009, respectively. For the three months ended March 31, 2010, each customer accounted for approximately 17%, 17%, 14% and 13% of the sales. For the three months ended March 31, 2009, each customer accounted for approximately 18%, 16%, 12% and 5% of the sales. At March 31, 2010 and 2009, the total receivable balance due from these customers was approximately $3,500,000 and $3,319,000, respectively.

Two major vendors provided 37% of the Company’s purchases of raw materials for the three months ended March 31, 2010, and one major vendor provided 11% of the purchases for the three months ended March 31, 2009. For the three months ended March 31, 2010, the two vendors accounted for approximately 19% and 18% of the purchases. The Company had approximately $56,000 and $110,000 in accounts payable to its major vendors at March 31, 2010 and 2009, respectively.

16. STATUTORY RESERVES

Pursuant to the corporate law of the PRC effective January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus Reserve Fund

The Company is now only required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common Welfare Fund

The common welfare fund is a voluntary fund that provides that the Company can elect to transfer 5% to 10% of its net income to this fund. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

17. STOCKHOLDERS’ EQUITY

Common Stock with Warrants Issued for Cash

In August 2008, SmartHeat sold 1,630,000 Units at $3.50 per Unit for approximately $5.7 million. Each "Unit" consisted of one share of SmartHeat common stock and a three-year warrant to purchase 15% of one share of common stock at $6.00 per share. The Units sold represent 1,630,000 million shares of common stock and warrants to purchase 244,500 shares of Common Stock. In connection with the private placement offering, the Company paid commissions of approximately $340,000 and issued warrants to purchase 148,500 shares of common stock to its placement agents. The warrants are immediately exercisable and expire on the third anniversary of their issuance. The warrants require the Company to settle in its own shares.  There is no provision for cash settlement, except in lieu of fractional shares.  Net proceeds of approximately $5.1 million were received by the Company. The value of warrants was determined by using the Black-Scholes pricing model with the following assumptions:  discount rate – 2.76%; dividend yield – 0%; expected volatility – 15% and term of 3 years.  The value of the Warrants was $70,246.  During 2009, 281,975 shares of warrants were exercised at $6 per share for $1,691,850.

Stock Options to Independent Directors and Employee

On July 17, 2008, the Company granted non-statutory stock options to each of its two independent U.S. directors. The terms of each option are: 10,000 shares at an exercise price per share of $4.60, with a life of five years and vesting over three years as follows: 3,333 shares vest on July 17, 2009; 3,333 shares vest on July 17, 2010; and 3,334 shares vest on July 17, 2011, subject in each case to the director continuing to be associated with the Company as a director. The options were valued at a volatility of 15%, risk free interest rate of 2.76%, and dividend yield of 0%. No estimate of forfeitures was made as the Company has a short history of granting options.

On July 31, 2009, one of the Company’s independent U.S. directors voluntarily retired.  As such, he forfeited his right to his unvested options to purchase 6,667 shares.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

On February 1, 2010, the Company issued stock options to one employee.  The terms of the options are: 50,000 shares at an exercise price per share of $11.85, with a life of five years; 25,000 shares shall vest on June 30, 2011; 25,000 shares shall vest on June 29, 2012. The options were valued at a volatility of 74%, risk free interest rate of 2.76%, and dividend yield of 0%. The grant date fair value of options was $367,107.

Based on the fair value method under SFAS No. 123 (Revised) “Share Based Payment” (“SFAS 123(R)”) (codified in FASB ASC Financial Instruments, Topic 718 & 505), the fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based upon market yields for United States Treasury debt securities at a maturity near the term remaining on the option. Dividend rates are based on the Company’s dividend history. The stock volatility factor is based on the historical volatility of the Company’s stock price. The expected life of an option grant is based on management’s estimate. The fair value of each option grant to independent directors is calculated by the Black-Scholes method and is recognized as compensation expense over the vesting period of each stock option award.

Following is a summary of the warrant activity:

	Number of Shares	Average Exercise Price per Share	Weighted Average Remaining Contractual Term in Years
Outstanding at December 31, 2008	393,000	6.00	2.51
Exercisable at December 31, 2008	393,000	6.00	2.51
Granted
Exercised	(281,975)
Forfeited
Outstanding at December 31, 2009	111,025	$6.00	1.51
Exercisable at December 31, 2009	111,025	$6.00	1.51
Granted
Exercised
Forfeited
Outstanding at March 31, 2010	111,025	6.00	1.26
Exercisable at March 31, 2010	111,025	6.00	1.26

Following is a summary of the option activity:

	Number of Shares	Average Exercise Price per Share	Weighted Average Remaining Contractual Term in Years
Outstanding at December 31, 2008	20,000	$4.60	4.54
Exercisable at December 31, 2008	20,000	$4.60	4.54
Granted
Exercised
Forfeited	6,667
Outstanding at December 31, 2009	13,333	$4.60	3.54
Exercisable at December 31, 2009	13,333	$4.60	3.54
Granted	50,000	$11.85	5.00
Exercised
Forfeited
Outstanding at March 31, 2010	63,333	$10.32	4.51
Exercisable at March 31,2010	63,333	$10.32	4.51

There were no options exercised during the three months ended March 31, 2010.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

Stocks issues for public offering

On September 22, 2009, the Company closed its public offering of 8,333,000 shares of its common stock, at $9 per share, which includes 1,086,913 shares sold as a result of the underwriters' exercise of their over-allotment option in full at closing. $74,997,000 was received from this offering. After underwriting discounts and commissions and offering expenses, the Company received net proceeds of $65,007,390.  The Company paid $5,249,790 to the underwriters as commission for this public offering. In addition, the Company paid an additional $4,499,820 advisory fee in connection with this public offering.

18. COMMITMENTS

Employment Agreements

On January 1, 2008, the Company entered into a three-year employment agreement with Mr. Jun Wang, which agreement may be renewed at the end of the initial term upon mutual agreement between Mr. Jun Wang and the Company.  Either party shall give written notice to the other party of its intention not to renew the agreement at least 30 days prior to the end of the initial term.  Pursuant to the terms of the employment agreement, Mr. Jun Wang shall receive a salary in an amount that is not less than the lowest minimum wage per month paid in Shenyang and shall be based on the uniform wage and incentive system in Shenyang. On February 1, 2010, the Company approved an increase in the annual compensation for Mr. Jun Wang to a base salary of US $150,000 per annum, effective as of February 1, 2010. In addition, Mr. Jun Wang shall be entitled to overtime pay in accordance with the applicable law.

On January 1, 2008, the Company entered into a three-year employment agreement with Ms. Zhijuan Guo, at terms identical to the terms of the employment agreement with Mr. Jun Wang. Ms. Zhijuan Guo’s current salary is $18,000 per annum.

Consulting Agreements

On January 1, 2010, the Company entered into a one-year consulting service agreement with a consultant for providing business development assistance and engineering advice regarding the sales and marketing of the products of the Company.  The Company will compensate the consultant with an aggregate of up to 4,000 restricted shares of the Company’s common stock, with 1,000 shares to be granted on February 1, 2010, 1,000 shares to be granted on May 31, 2010, 1,000 shares to be granted on August 31, 2010, and 1,000 shares to be granted on November 30, 2010.

Lease Agreements

The Company leased several offices for its sales representative in different cities under various one-year, non-cancellable, and renewable operating lease agreements.  Total rental expense for the three months ended March 31, 2010 and 2009, was approximately $17,000 and $32,000, respectively.

19. CONTINGENCIES

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expense transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders of SmartHeat, Inc. and Subsidiaries
fka (Shenyang Taiyu Machinery & Electronic Equipment Co., Ltd.)

We have audited the consolidated balance sheets of SmartHeat, Inc., fka (Shenyang Taiyu Machinery & Electronic Equipment Co., Ltd.) and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income and other comprehensive income,  shareholders’ equity and cash flows for each of the two years ended on December 31, 2009 and 2008.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years ended December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles.

Goldman Parks Kurland Mohidin, LLP
Encino, California
March 29, 2010

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$48,967,992	$1,435,212
Restricted cash	1,301,573	462,048
Accounts receivable, net	31,887,785	11,390,169
Retentions receivable	885,642	290,852
Advances to suppliers	7,657,791	412,524
Other receivables, prepayments and deposits	3,572,600	698,834
Inventories	11,259,273	6,107,583
Notes receivable - bank acceptances	397,248	14,631

Total current assets	105,929,904	20,811,853

NON-CURRENT ASSETS
Restricted cash	48,361	219,472
Accounts receivable, net	237,384	310,810
Retentions receivable	349,931	166,912
Intangible assets, net	4,071,021	1,155,131
Property and equipment, net	7,739,609	2,436,553

Total noncurrent assets	12,446,306	4,288,878

TOTAL ASSETS	$118,376,210	$25,100,731

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$3,493,196	$1,210,906
Unearned revenue	2,130,637	850,408
Taxes payable	2,140,627	1,327,775
Accrued liabilities and other payables	3,685,272	1,330,812
Due to minority shareholder	-	5,303
Notes payable - bank acceptances	1,806,564	-
Loans payable	4,393,544	2,443,450

Total current liabilities	17,649,840	7,168,654

DEFERRED TAX LIABILITY	8,526	38,854

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized, 32,794,875 and 24,179,900 shares issued and outstanding at December 31, 2009 and 2008, respectively	32,795	24,180
Paid in capital	74,917,370	8,223,453
Statutory reserve	2,872,006	1,150,542
Accumulated other comprehensive income	969,988	984,629
Retained earnings	21,231,484	7,510,419

Total Company stockholders' equity	100,023,643	17,893,223

NONCONTROLLING INTEREST	694,201	-

TOTAL EQUITY	100,717,844	17,893,223

TOTAL LIABILITIES AND EQUITY	$118,376,210	$25,100,731

The accompanying notes are an integral part of these consolidated financial statements.

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	YEARS ENDED DECEMBER 31,
	2009	2008

Net sales	$82,563,869	$32,676,082

Cost of goods sold	53,467,805	21,717,735

Gross profit	29,096,064	10,958,347

Operating expenses
Selling expenses	3,934,749	1,564,977
General and administrative expenses	6,986,116	1,851,693

Total operating expenses	10,920,865	3,416,670

Income from operations	18,175,199	7,541,677

Non-operating income (expenses)
Interest income	409,221	405,266
Interest expense	(518,382)	(314,192)
Financial expense	(30,304)	-
Other income	116,795	11,738
Other expenses	(2,838)	(13,709)
Exchange loss	(26,255)	(12,044)
Subsidy income	165,598	16,230

Total non-operating income, net	113,835	93,289

Income before income tax	18,289,034	7,634,966

Income tax expense	2,858,186	1,293,660

Income from operations	15,430,848	6,341,306

Less: Income (loss) attributable to noncontrolling interest	(11,681)	5,966

Net income to SmartHeat Inc	15,442,529	6,335,340

Other comprehensive item
Foreign currency translation	(14,641)	510,770

Comprehensive Income	$15,427,888	$6,846,110

Basic weighted average shares outstanding	26,535,502	22,176,322

Diluted weighted average shares outstanding	26,592,066	22,176,432

Basic earnings per share	$0.58	$0.29

Diluted earnings per share	$0.58	$0.29

The accompanying notes are an integral part of these consolidated financial statements.

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Common stock
	Shares	Amount	Paid in capital	Statutory reserves	Other comprehensive income	Retained earnings	Total

Balance at January 1, 2008	18,500,000	$18,500	$3,102,132	$506,532	$473,859	$1,819,089	$5,920,112

Recapitalization on reverse acquisition	4,049,900	4,050	-4,050	-	-	-	-

Shares issued	1,630,000	1,630	5,119,758	-	-	-	5,121,388

Net income for the year	-	-	-	-	-	6,335,340	6,335,340

Stock compensation expense related to stock options	-	-	5,613	-	-	-	5,613

Transfer to statutory reserves	-	-	-	644,010	-	-644,010	-

Foreign currency translation gain	-	-	-	-	510,770	-	510,770

Balance at December 31, 2008	24,179,900	24,180	8,223,453	1,150,542	984,629	7,510,419	17,893,223

Shares issued	8,333,000	8,333	64,999,057	-	-	-	65,007,390

Warrants exercised	281,975	282	1,691,568	-	-	0	1,691,850

Net income for the year	-	-	-	-	-	15,442,529	15,442,529

Stock compensation expense related to stock options	-	-	3,292	-	-	-	3,292

Transfer to statutory reserves	-	-	-	1,721,464	-	-1,721,464	-

Foreign currency translation gain	-	-	-	-	-14,641	-	-14,641

Balance at December 31, 2009	32,794,875	$32,795	$74,917,370	$2,872,006	$969,988	$21,231,484	$100,023,643

The accompanying notes are an integral part of these consolidated financial statements.

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	YEARS ENDED DECEMBER 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Income including noncontrolling interest	$15,430,848	$6,341,306
Adjustments to reconcile income including noncontrolling
interest to net cash used in operating activities:
Depreciation and amortization	635,368	252,598
Unearned interest on accounts receivable	120,522	(127,819)
Stock option compensation expense	3,292	5,613
Changes in deferred tax liability	(30,353)	(163)
(Increase) decrease in current assets:
Accounts receivable	(20,724,401)	(4,943,868)
Retentions receivable	(777,062)	(74,797)
Advances to suppliers	(7,233,127)	62,759
Other receivables, prepayments and deposits	(2,230,595)	182,577
Inventory	(5,143,857)	2,405,678
Increase (decrease) in current liabilities:
Accounts payable	4,051,684	(2,389,649)
Unearned revenue	1,278,907	(2,993,636)
Taxes payable	811,275	779,408
Accrued liabilities and other payables	(5,776,850)	(261,040)

Net cash used in operating activities	(19,584,349)	(761,033)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in restricted cash	(667,502)	(108,040)
Cash purchased at acquisition	-	55,426
Acquisition of property & equipment	(942,442)	(439,861)
Notes receivable	-	(14,635)

Net cash used in investing activities	(1,609,944)	(507,110)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash contribution from noncontrolling interest	705,882	-
Change in due to minority shareholders	-	(663)
Repayment to shareholder	-	(343,913)
Proceeds from short term loans	4,552,774	5,136,069
Repayment on short term loans	(1,870,976)	(7,583,873)
Warrants exercised	380,850	-
Shares issued	65,007,390	5,100,000

Net cash provided by financing activities	68,775,920	2,307,620

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	(48,847)	2,588

NET INCREASE IN CASH & CASH EQUIVALENTS	47,532,780	1,042,065

CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	1,435,212	393,147

CASH & CASH EQUIVALENTS, END OF YEAR	$48,967,992	$1,435,212

Supplemental Cash flow data:
Income tax paid	$1,500,415	$660,127
Interest paid	$338,513	$274,969

The accompanying notes are an integral part of these consolidated financial statements.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

SmartHeat Inc., formerly known as Pacific Goldrim Resources, Inc. (the “Company” or “SmartHeat”), was incorporated August 4, 2006 in the State of Nevada. The Company designs, manufactures, sells,  and services plate heat exchangers  (“PHE”), PHE Units, and heat meters through its wholly owned operating subsidiaries in China.

On April 14, 2008, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Shenyang Taiyu Machinery and Electronic Equipment Co., Ltd. ("Taiyu") and the Taiyu Shareholders. At the closing under the Share Exchange Agreement, all of the equitable and legal rights, title and interests in and to Taiyu’s share capital in the amount of Yuan 25,000,000 were exchanged for an aggregate of 18,5000,000 shares of SmartHeat common stock (the “Share Exchange”). Concurrent with the share exchange, one of SmartHeat’s shareholders cancelled 2,500,000 shares of 6,549,900 of issued and outstanding shares of SmartHeat pursuant to the Split-Off Agreement dated April 14, 2008. As a result of the Share Exchange, Taiyu became a wholly-owned subsidiary of SmartHeat.

Prior to the acquisition of Taiyu, the Company was a non-operating public shell. Pursuant to Securities and Exchange Commission ("SEC") rules, the merger or acquisition of a private operating company into a non-operating public shell with nominal net assets is considered a capital transaction, rather than a business combination. Accordingly, for accounting purposes, the transaction was treated as a reverse acquisition and recapitalization, and pro-forma information is not presented. Transaction costs incurred in the reverse acquisition were expensed.

Taiyu was incorporated in the Liaoning Province, China in July, 2002. Taiyu manufactures and sells PHEs, PHE Units, and heat meters. . The Company is an authorized dealer of the SONDEX brand; SONDEX is the second largest plate heat exchanger manufacturer in the world.

On September 25, 2008, the Company entered into a Share Exchange Agreement (the "Agreement") with Asialink (Far East) Limited ("Asialink") to acquire all outstanding capital stock of SanDeKe Co., Ltd., a Shanghai based manufacturer of heat plate exchangers ("SanDeKe"). The purchase price for SanDeKe was $741,516. Under the terms of the Agreement, two shareholders of SanDeKe agreed not to compete with the business of SanDeKe for four years after the purchase.

On June 12, 2009, the Company incorporated a new subsidiary SmartHeat Siping Beifang Energy Technology Co., Ltd (“SmartHeat Siping”) to manufacture heat exchangers.

On June 16, 2009, Taiyu closed an asset purchase transaction with Siping Beifang Heat Exchanger Manufacture Co., Ltd. (“Siping”), a company organized under the laws of the PRC, to purchase certain assets consisting of the plant and equipment and certain land use rights for 54,000,000 RMB, or United States Dollars (USD) 7,906,296.  Taiyu then transferred all the assets acquired to SmartHeat Siping, the newly incorporated subsidiary.  The purchase consideration was non-interest bearing and was payable according to the following schedule:

Payment in RMB	Payment in USD	Payment Date
RMB 3,000,000	$439,239	May 27, 2009
RMB 10,250,000	$1,500,732	June 30, 2009
RMB 13,000,000	$1,903,367	September 30, 2009
RMB 12,300,000	$1,800,878	March 1, 2010
RMB 8,200,000	$1,200,586	September 30, 2010

At December 31, 2009, the Company paid approximately $3 million. The payment terms do not include any default provision.

On August 14, 2009, the Company formed a Joint Venture (JV) with registered capital of RMB 10 million (US $1.46 million), Beijing SmartHeat Jinhui Energy Technology Co., Ltd (“Jinhui”) for research, development, manufacturing , and sales of plate heat exchangers.  The JV did not commence operations as of December 31, 2009. SmartHeat owns 52% of the JV and invested approximately $765,000.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of SmartHeat, Taiyu, SanDeKe, SmartHeat Siping, a newly incorporated subsidiary in June of 2009 and Jinhui, a joint venture formed in August of 2009. The "Company" refers collectively to SmartHeat, Taiyu, SanDeKe, SmartHeat Siping and Jinhui. All significant inter-company accounts and transactions were eliminated in consolidation.

Non-Controlling Interest

Effective January 1, 2009, the Company adopted Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, “Consolidation,” which established new standards governing the accounting for and reporting of noncontrolling interests (NCIs) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability (as was previously the case), that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also required changes to certain presentation and disclosure requirements. Losses attributable to the NCI in a subsidiary may exceed the NCI’s interests in the subsidiary’s equity. The excess attributable to the NCI is attributed to those interests. The NCI shall continue to be attributed its share of losses even if that attribution results in a deficit NCI balance.

Use of Estimates

In preparing the financial statements in conformity with US generally accepted accounting principle (“US GAAP”), management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2009, the Company maintained restricted cash of $1,349,934 in several bank accounts, $1,036,101 representing cash deposits from customers for securing payment from customers that occurs no later than the warranty period expires, and $313,833 representing the deposits the Company paid to a commercial bank for the bank issuing the bank acceptance to its vendors; of the total restricted cash, $1,301,573 will be released to the Company within one year. As of December 31, 2008, the Company maintained restricted cash of $681,520, of which, $462,048 was released to the Company within one year. Restricted cash is held in the interest bearing bank accounts.

Accounts and Retentions Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Based on historical collection activity, the Company had allowances of $1,128,420 and $629,687 at December 31, 2009 and December 31, 2008, respectively.

At December 31, 2009 and 2008, the Company had retentions receivable from customers for product quality assurance of $1,235,573 and $457,764, respectively. The retention rate varies from 5% to 20% of the sales price with variable terms from three months to two years depending on the shipping date of the products and the number of heating seasons that the warranty period covers.

Accounts receivable is net of unearned interest of $149,123 and $28,526 at December 31, 2009 and 2008, respectively. Unearned interest represents imputed interest on accounts receivable with due dates over one year from the invoice date discounted at the Company's borrowing rate, 7.16% at December 31, 2009 and 7.04% in 2008.

Inventories

Inventories are valued at the lower of cost or market with cost determined on a moving weighted average basis. Cost of work in progress and finished goods comprises direct material, direct production cost and an allocated portion of production overheads.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method with a 10% salvage value and estimated lives ranging from 5 to 20 years as follows:

Building	20 years
Vehicles	5 years
Office Equipment	5 years
Production Equipment	5-10 years

Land Use Rights

Right to use land is stated at cost less accumulated amortization. Amortization is provided using the straight-line method over 50 years.

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of December 31, 2009 and 2008, there were no significant impairments of its long-lived assets.

Warranties

The Company offers standard warranties to all customers on its products for one or two heating seasons depending on the terms negotiated with the customers. The Company accrues for warranty costs based on estimates of the costs that may be incurred under its warranty obligations. The warranty expense and related accrual is included in the Company's selling expenses and other payable respectively, and is recorded at the time revenue is recognized. Factors that affect the Company's warranty liability include the number of sold units, its estimates of anticipated rates of warranty claims, costs per claim and estimated support labor costs and the associated overhead.  The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

The Company's warranty reserve activity for 2009 and 2008 was as follows:

	2009	2008
Beginning balance	$-	$-
Provisions made	675,562	95,000
Actual costs incurred	-	(95,000)
Ending balance in current liabilities	$675,562	$-

Income Taxes

The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 109, “Accounting for Income Taxes,” (codified in FASB ASC Topic 740), which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

The Company adopted the provisions of the Financial Accounting Standards Board's ("FASB") Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (codified in FASB ASC Topic 740) on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or shareholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified as selling, general and administrative expense in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements. At December 31, 2009 and 2008, the Company had not taken any significant uncertain tax position on its tax return for 2008 and prior years or in computing its tax provision for 2009.

Revenue Recognition

The Company's revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (“SAB”) 104 (codified in FASB ASC Topic 480). Sales revenue is recognized when PHE and heat meters are delivered and for PHE units, when customer acceptance occurs, the price is fixed or determinable, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition met are recorded as unearned revenue.

The Company’s sales generally provide for 30% of the purchase price on placement of an order, 30% on delivery, 30% upon installation and acceptance of the equipment after customer testing, and 10% of the purchase price no later than the termination of the standard warranty period.

Sales revenue represents the invoiced value of goods, net of value-added tax ("VAT"). All of the Company’s products sold in the PRC are subject to Chinese value-added tax of 17% of gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product. The Company recorded VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not affected by the income tax holiday.

Sales returns and allowances were $0 for both 2009 and 2008. The Company does not provide right of return, price protection or any other concessions to its customers.

The Company provides standard warranty to all customers, which is not considered an additional service; rather it is an integral part of the product’s sale. The Company believes the existence of its standard product warranty in a sales contract does not constitute a deliverable in the arrangement and thus there is no need to apply EITF 00-21 (codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605-25) separation and allocation model for a multiple deliverable arrangement. SFAS 5 (codified in FASB ASC Topic 450) specifically address the accounting for standard warranties and neither SAB 104 nor EITF 00-21 supersedes SFAS 5. The Company believes that accounting for its standard warranty pursuant to SFAS 5 (codified in FASB ASC Topic 450) does not impact revenue recognition because the cost of honoring the warranty can be reliably estimated.

The Company provides after sales services at a charge after expiration of the warranty period, with after sales services mainly consisting of cleaning plate heat exchangers and repairing and exchanging parts. The Company recognizes such revenue when service is provided. For the years ended December 31, 2009 and 2008, revenue from after sales services after expiration of the warranty period was approximately $471,900 and $49,800, respectively.

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, direct labor, and manufacturing overhead which are directly attributable to the products.  Write-down of inventories to lower of cost or market is also recorded in cost of goods sold.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” codified in FASB ASC Topic 230, cash flows from the Company's operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.  The cash flows from operating, investing and financing activities exclude the effect of conversion from accounts payable to notes payable – bank acceptances of $1,805,823, conversion from accounts receivable to notes receivable – bank acceptances of $382,446, and assets purchased from Siping of $7,906,296 during 2009. Cash from financing activity and operating activity excludes (1) $1.3 million proceeds from the exercise of warrants, the proceeds of which were deposited in a bank account in the name of the Chief Financial Officer but was controlled by the Company pursuant to a Bank Account Control Agreement and (2) $734,792 paid from that account to an independent third party as repayment of a loan due from the Company.

Basic and Diluted Earnings per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is similarly computed, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted net earnings per share are based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to have been exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

The following table presents a reconciliation of basic and diluted earnings per share:

	2009	2008
Net income	$15,442,529	$6,335,340

Weighted average shares outstanding - basic	26,535,502	22,176,322
Effect of dilutive securities:
Unexercised warrants and options	56,564	110
Weighted average shares outstanding - diluted	26,592,066	22,176,432

Earnings per share - basic	$0.58	$0.29
Earnings per share - diluted	$0.58	$0.29

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.  ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of December 31, 2009, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Foreign Currency Translation and Comprehensive Income (Loss)

The accounts of the Company’s Chinese subsidiaries are maintained in the Chinese Yuan Renminbi (RMB) and the accounts of the U.S. parent company are maintained in the U.S. Dollar (USD). The accounts of the Chinese subsidiaries were translated into USD in accordance with SFAS No. 52, "Foreign Currency Translation," (codified in FASB Accounting Standards Codification (“ASC”) Topic 830), with the RMB as the functional currency for the Chinese subsidiaries. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholders’ equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income” (codified in FASB ASC Topic 220).

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (codified in FASB ASC Topics 718 & 505). The Company recognizes in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

Segment Reporting

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (codified in FASB ASC Topic 280) requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS 131 has no effect on the Company's financial statements as substantially all of the Company's operations are conducted in one industry segment. All of the Company's assets are located in the PRC.

Registration Rights Agreement

The Company accounts for payment arrangements under registration rights agreement in accordance with FASB Staff Position EITF 00-19-2, (codified in FASB ASC Topic 815), which requires the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies (codified in FASB ASC Topic 450).

The Company is required to file the Registration Statement with the SEC within 60 days of the closing of the private placement offering. The Registration Statement must be declared effective by the SEC within 180 days of the final closing of the offering. Subject to certain grace periods, the Registration Statement must remain effective and available for use until the Investors can sell all of the securities covered by the Registration Statement without restriction pursuant to Rule 144. If the Company fails to meet the filing or effectiveness requirements of the Registration Statement, the Company is required to pay liquidated damages of 2% of the aggregate purchase price paid by such Investor for any Registrable Securities then held by such Investor on the date of such failure and on each anniversary of the date of such failure until such failure is cured.  The last closing under the private placement was September 24, 2008 and the 180 day period for effectiveness of the registration statement under the Registration Rights Agreement ended on March 23, 2009.  At March 31, 2009, the Company became liable to pay approximately $110,000 liquidated damages to our investors as a result of failure to declare the effectiveness of the Registration Statement within 180 days of the final closing of the offering.  The liquidated damage was recorded as the Company’s G&A expense with charging corresponding account to accrued liabilities.  The Registration Statement became effective June 23, 2009. The Company paid $63,004 for the liquidated damage in 2009.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

New Accounting Pronouncements

In October 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

In August 2009, the FASB issued an ASU regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On July 1, 2009, the Company adopted ASUNo. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. ASC Topic 810-10requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. ASC Topic 810also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 167 will have an impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), codified as FASB Topic ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 166 will have an impact on its financial condition, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. ASC Topic 855-requires that public entities evaluate subsequent events through the date that the financial statements are issued.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50. This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. These additional disclosures are required beginning with the quarter ending June 30, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulate other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

3. INVENTORIES

Inventories at December 31, 2009 and 2008 were as follows:

	2009	2008
Raw materials	$8,627,624	$4,411,298
Work in process	1,001,495	652,472
Finished Goods	1,630,154	1,043,813

Total	$11,259,273	$6,107,583

4. NOTES RECEIVABLE – BANK ACCEPTANCES

The Company sold goods to its customers and received Commercial Notes (Bank Acceptance) from the customers in lieu of the payments for accounts receivable.  The Company discounted the Notes with the bank or endorsed the Notes to vendors, which could be for payment of their own obligations or get cash from the third parties.  Most of the Commercial Notes have maturity of less than six months.  At December 31, 2009 and 2008, the Company had notes receivable of $397,248 and $14,631, respectively.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

5. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at December 31, 2009 and 2008:

	2009	2008
Building	$4,419,315	$1,818,827
Production equipment	2,979,017	441,065
Office equipment	545,789	231,975
Vehicles	594,168	300,956
	8,538,289	2,792,823
Less: Accumulated depreciation	(798,680)	(356,270)
	$7,739,609	$2,436,553

Depreciation expense for 2009 and 2008 was approximately $442,400 and $168,000, respectively.

6. OTHER RECEIVABLES, PREPAYMENTS AND DEPOSITS

Other receivables, prepayments and deposits consisted of the following at December 31, 2009 and 2008, respectively:

	2009	2008
Cash advance to third parties	$1,332,787	$89,628
Deposit for public bids of sales contracts	1,148,526	353,399
Prepayment for freight and related insurance expenses	74,412	95,888
Deposits	8,523	42,783
Advance to employees	432,144	117,136
Due from officer	576,208	-
Total	$3,572,600	698,834

Cash advance to third parties was short term cash advances to customers and vendors with repayment usually within three to six months.  Deposits for public bidding represented the deposits for bidding expected contracts, which will be returned to the Company after the bidding process is completed unusually within three to four months from the payment date.  Prepayment for freight and /or related insurance expenses represented prepaid shipping and freight insurance expenses for customers and is generally repaid upon customer receipt of products.  Deposits mainly consisted of deposits for rents and utilities. Cash advance to employees represented short term loan to employees and advance to employees for business trip and related expenses. Other receivables, prepayments and deposits are reimbursed or settled within 12 months.

Other receivables, prepayments and deposits include remaining proceeds of $576,210 at December 31, 2009 from the exercise of warrants credited to a bank account in the  name of the Chief Financial Officer which was controlled by the Company pursuant to a Bank Account Control Agreement between the Company and the Chief Financial Officer. The Company has exclusive right to direct the use of all funds in the account solely for its benefit or the benefit of its subsidiaries pursuant to the Bank Account Control Agreement.  The Chief Financial Officer was  prohibited from using the funds in the account for her personal use.  The $576,210 deposit was transferred to the Company’s bank account on March 18, 2010.

7. INTANGIBLE ASSETS

Intangible assets mainly consisted of land use rights, computer software, know-how technology, customer list and covenant not to compete. All land in the PRC is government owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” to use the land. The Company acquired land use right during 2005 for approximately $440,000 (RMB 3,549,682). In June of 2009, the Company acquired land use rights for $3,108,000 from Siping. The Company has the right to use the land for 50 years and is amortizing such rights on a straight-line basis for 50 years.

Intangible assets consisted of the following at December 31, 2009 and 2008, respectively:

	2009	2008
Land use rights	$3,628,216	$519,369
Know-how technology	267,058	266,808
Customer list	191,832	191,652
Covenant not to compete	104,356	104,258
Software	196,218	190,166
	4,387,680	1,272,253
Less: accumulated amortization	(316,659)	(117,122)
	$4,071,021	$1,155,131

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Amortization expense of intangible assets for 2009 and 2008 was approximately $199,500 and $63,000, respectively.  Annual amortization expense for the next five years from December 31, 2009 is expected to be: $233,000, $233,000, $215,000, $146,000 and $77,000.

8. TAXES PAYABLE

Taxes payable consisted of the following at December 31, 2009 and 2008:

	2009	2008
Income tax payable	$1,202,058	$723,958
Value added tax payable	878,638	597,676
Other taxes payable	59,931	6,141
	$2,140,627	$1,327,775

9. ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the following at December 31, 2009 and 2008:

	2009	2008
Advance from third parties	$258,759	$453,625
Payable for purchase of SanDeKe	-	741,516
Payable to SiPing – current portion	2,080,013	-
Other payables	91,329	99,418
Warranty reserve	675,562	-
Accrued liabilities	475,441	36,253
Accrued salary	104,168	-
Total	$3,685,272	$1,330,812

Advance from third parties represented short term, non interest bearing advances from third parties. Other payables consisted of payables for the Company’s miscellaneous expenses including postage, business insurance, employee benefits, bidding fee, etc. Accrued liabilities mainly consisted of accrued interest, payroll, utility, and liquidated damages for failure to declare the effectiveness of the Registration Statement within 180 days of the final closing of the offering.

10. LOAN PAYABLE – INSTITUTIONAL INVESTOR

On July 3, 2009, the Company entered into a Senior Loan Agreement with an institutional investor to obtain a loan of US $9,000,000.  Under the terms of the Agreement, the Company agreed to interest of 10% payable quarterly beginning on September 30, 2009. The principal amount and any unpaid interest accrued thereon are due six (6) months from the date of the Agreement. This loan was repaid during the quarter from the proceeds of a public offering.

11. NOTES PAYABLE – BANK ACCEPTANCES

Notes payable represented accounts payable to vendors that were converted to notes payable accepted by the bank. The Company deposited a portion of the acceptance amount into the bank. The bank charged certain percentage of the face value of the note which is amortized over the term of the acceptance.

12. LOANS PAYABLE - BANK

The Company was obligated for the following short term loans payable as of December 31, 2009 and 2008:

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

	2009	2008
From a commercial bank in the PRC for 30,000,000 RMB. Of which, 17,000,000 RMB is due on April 22, 2010. 13,000,000 RMB was entered into on June 12, 2009 and is due on June 12, 2010. These loans currently bear interest at 5.576%. The Company pledged its building in the value of approximately RMB 12,430,950 or approximately $1,818,000 for this loan.	$4,393,544	$-

Bank in the PRC for 6,000,000 RMB. This loan was entered into on Apr 28, 2007 and was due on Apr 12, 2008. This loan was renewed on Apr 12, 2008. The Company repaid loan in April of 2009.	-	877,886

Loans during 2006 and 2007 with a third party in the PRC for total of 10, 300,000 RMB. These loans bore variable interest at 8.591% for 2009 and 2008. The Company repaid RMB 2,600,000 in 2008, RMB 2,700,000 in April of 2009, and RMB 5,000,000 in December of 2009.	-	1,126,621

One year loan on July 1, 2008 with another third party company in the PRC for 3,000,000 RMB. This loan has renewed and due on December 31, 2009 with interest of 8.591%. The Company repaid loan in December of 2009.	-	438,943

	$4,393,544	$2,443,450

13. DEFERRED TAX LIABILITY

Deferred tax liability represented differences between the tax bases and book bases of property and equipment and intangible assets arising from the acquisition of SanDeKe.

14. INCOME TAXES

The Company is subject to income taxes by entity on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

SmartHeat was incorporated in the US and has net operating losses (NOL) for income tax purposes.  SmartHeat has net operating loss carry forwards for income taxes of approximately $1,775,000 at December 31, 2009 which may be available to reduce future years’ taxable income as NOL; NOL can be carried forward up to 20 years from the year the loss is incurred. Management believes the realization of benefits from these losses uncertain due to the Company’s limited operating history and continuing losses. Accordingly, a 100% deferred tax asset valuation allowance has been provided.

Taiyu and SanDeKe are governed by the Income Tax Law of the PRC concerning privately-run enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriated tax adjustments.

Taiyu, as a manufacturing business, is subject to 18% income tax rate for 2008 and 20% income tax rate for 2009. According to the new income tax law that became effective January 1, 2008, new high-tech enterprises that government gives special support are subject to income tax rate of 15%.  Taiyu was recognized as a new high-tech enterprise and registered the status with tax bureau, therefore, enjoys the income tax rate of 15% from 2009 through 2010.

SanDeKe is subject to an 18% income tax rate after 7% reduction in federal income tax rate given by federal government. SanDeKe, is also exempt from income tax for two years starting from the 1st profitable year, and is entitled to a 50% discount on the 18% income tax rate for 2010 through 2012.

The Company's net income for the year ended December 31, 2009 would be lower by approximately $2,319,000 or $0.09  earnings per common share, had Taiyu not enjoyed lower income tax rate and SanDeKe not been exempted from income tax for the year  ended December 31, 2009.

Foreign pretax earnings approximated $19,957,433 and $7,746,800 for the years ended December 31, 2009 and 2008 respectively. Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent those earnings are indefinitely invested outside the United States. At December 31, 2009, $23,011,781 of accumulated undistributed earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of $4,758,600 would have to be provided if such earnings were remitted currently.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2009 and 2008:

	2009	2008
US statutory rates	34.0%	34.0%
Tax rate difference	(15.3)%	(16.4)%
Effect of tax holiday	(7.2)%	(1.2)%
Other	1.0%	-%
Valuation allowance for US NOL	3.1%	0.5%
Tax per financial statements	15.6%	16.9%

15. STATUTORY RESERVES

Pursuant to the corporate law of the PRC effective January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus Reserve Fund

The Company is now only required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common Welfare Fund

The common welfare fund is a voluntary fund that provides that the Company can elect to transfer 5% to 10% of its net income to this fund. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

16. STOCKHOLDERS’ EQUITY

Common Stock with Warrants Issued for Cash

In August 2008, SmartHeat sold 1,630,000 Units at $3.50 per Unit for gross proceeds of approximately $5.7 million. Each "Unit" consisted of one share of SmartHeat common stock and a three year warrant to purchase 15% of one share of common stock at $6.00 per share. The Units sold represent 1,630,000 million shares of common stock and warrants to purchase 244,500 shares of Common Stock. In connection with the private placement offering, the Company paid commission of approximately $340,000 and issued warrants to purchase 148,500 shares of common stock to its placement agents. The warrants are immediately exercisable and expire on the third anniversary of their issuance. The warrants require the Company to settle in its own shares.  There is no provision for cash settlement, except in lieu of fractional shares.  Net proceeds of approximately $5.1 million were received by the Company. The value of warrants was determined by using the Black-Scholes pricing model with the following assumptions:  discount rate – 2.76%; dividend yield – 0%; expected volatility – 15% and term of 3 years.  The value of the Warrants was $70,246.  During 2009, 281,975 shares of warrants were exercised at $6 per share for the aggregate amount of $1,691,850.

Stock Options to Independent Directors

On July 17, 2008, the Company granted non-statutory stock options to each of its two independent US directors. The terms of each option are: 10,000 shares at an exercise price per share of $4.60, with a life of five years and vesting over three years as follows: 3,333 shares vest on July 17, 2009; 3,333 shares vest on July 17, 2010; and 3,334 shares vest on July 17, 2011, subject in each case to the director continuing to be associated with the Company as a director.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

On July 31, 2009, one of the Company’s independent US directors voltuntarily retired.  As such, he forefeited his right to his unvested options to purchase 6,667 shares.

Based on the fair value method under SFAS No. 123 (Revised) “Share Based Payment” (“SFAS 123(R)”), (codified in FASB ASC Financial Instruments, Topic 718 & 505) the fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based upon market yields for United States Treasury debt securities at a maturity near the term remaining on the option. Dividend rates are based on the Company’s dividend history. The stock volatility factor is based on the historical volatility of the Company’s stock price. The expected life of an option grant is based on management’s estimate. The fair value of each option grant to independent directors is calculated by the Black-Scholes method and is recognized as compensation expense over the vesting period of each stock option award. For stock options issued, the fair value was estimated at the date of grant using the following range of assumptions:

The options vest over three years and have a life of 5 years, volatility of 15%, risk free interest rate of 2.76%, and dividend yield of 0%. No estimate of forfeitures was made as the Company has a short history of granting options. There were no options exercised during the year ended December 31, 2009.

Following is a summary of the warrant activity:

	Number of Shares	Average Exercise Price per Share	Weighted Average Remaining Contractual Term in Years
Outstanding at December 31, 2007	-
Exercisable at December 31, 2007	-
Granted	393,000	$6.00	3.00
Exercised
Forfeited
Outstanding at December 31, 2008	393,000	6.00	2.51
Exercisable at December 31, 2008	393,000	6.00	2.51
Granted
Exercised	(281,975)
Forfeited
Outstanding at December 31, 2009	111,025	$6.00	1.51
Exercisable at December 31, 2009	111,025	$6.00	1.51

Following is a summary of the option activity:

	Number of Shares	Average Exercise Price per Share	Weighted Average Remaining Contractual Term in Years
Outstanding at December 31, 2007	-
Exercisable at December 31, 2007	-
Granted	20,000	$4.60	5.00
Exercised
Forfeited
Outstanding at December 31, 2008	20,000	4.60	4.54
Exercisable at December 31, 2008	20,000	4.60	4.54
Granted
Exercised
Forfeited	6,667
Outstanding at December 31, 2009	13,333	$4.60	3.54
Exercisable at December 31, 2009	13,333	$4.60	3.54

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Stocks issues for public offering

On September 22, 2009, the Company closed its public offering of 8,333,000 shares of its common stock, at $9 per share, which includes 1,086,913 shares sold as a result of the underwriters' exercise of their over-allotment option in full at closing. A total gross proceeds of $74,997,000 was received from this offering. After underwriting discounts and commissions and offering expenses, the Company received net proceeds of US $65,007,390.  The Company paid $5,249,790 to the underwriters as commission for this public offering. In addition, the Company paid an additional $4,499,820 advisory fee in connection with this public offering.

17. COMMITMENTS

Employment Agreements

On January 1, 2008, the Company entered into a three-year employment agreement with Mr. Jun Wang, which agreement may be renewed at the end of the initial term upon mutual agreement between Mr. Jun Wang and the Company.  Either party shall give written notice to the other party of its intention not to renew the agreement at least 30 days prior to the end of the initial term.  Pursuant to the terms of the employment agreement, Mr. Jun Wang shall receive a salary in an amount that is not less than the lowest minimum wage per month paid in Shenyang and shall be based on the uniform wage and incentive system in Shenyang, currently $18,000 per annum. In addition, Mr. Jun Wang shall be entitled to overtime pay in accordance with the applicable law.

On January 1, 2008, the Company entered into a three year employment agreement with Ms. Zhijuan Guo, at terms identical to the terms of the employment agreement with Mr. Jun Wang with current salary of $18,000 per annum.

Lease agreements

The Company leased several offices for its sales representative in different cities under various one-year, non-cancellable, and renewable operating lease agreements.   Total rental expense for the years ended December 31, 2009 and 2008 was approximately $128,000 and $87,000, respectively.

18. CONTINGENCIES

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expense transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

19. ACQUISITION OF SANDEKE CO., LTD.

On September 25, 2008, the Company entered into an Agreement for the acquisition of all the outstanding capital stock of SanDeKe. The purchase price for the SanDeKe shares was $741,516. Under the terms of the Agreement, two of the shareholders of SanDeKe have agreed not to compete with the business of SanDeKe for a period of four years after the completion of the purchase.  At June 30, 2009, the Company paid the purchase consideration for SanDeKe.

For convenience of reporting the acquisition for accounting purposes, September 1, 2008 was designated as the acquisition date.

SMARTHEAT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition.   The fair value of the net assets acquired exceeded the total consideration for the acquisition by approximately $117,000 (RMB 800,000). The excess (negative goodwill) was allocated on a pro rata basis to long-lived assets.

Cash	$59,245
Accounts receivable	489,527
Advance to suppliers	329,951
Other receivables	128,646
Inventory	92,370
Property and equipment	73,324
Intangible assets	563,567
Accounts payable	(332,276)
Advance from customers	(557,216)
Deferred tax liability	(39,076)
Other current liabilities	(66,546)
Purchase price	$741,516

The intangible asset consisted of know-how technology is amortized over 5 years, the customer list over 5 years and covenants not to compete, over 4 years.

The following unaudited pro forma consolidated results of operations of the Company for the year ended December 31, 2008 presents the operations of the Company and SanDeKe as if the acquisition of SanDeKe occurred on January 1, 2008.  The pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisitions been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.

For the year ended December 31, 2008	Pro forma Consolidated
Net revenue	$34,811,919
Cost of revenue	23,470,686
Gross profit	11,341,233
Selling expense	1,564,370
General & administrative expense	2,215,839
Total operating expenses	3,780,209
Income from operations	7,561,024
Non-operating income net	92,887
Income before income tax	7,653,337
Income tax	1,293,823
Minority interest	5,966
Net income	$6,353,548

SMARTHEAT INC.

2,023,000 SHARES OF COMMON STOCK

PROSPECTUS

MAY __, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses of the Company in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee		$346.00
Accounting Fees and Expenses	$
Legal Fees and Expenses	$
Total	$

Item 14. Indemnification of Directors and Officers

Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of the Company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Item 15. Recent Sales of Unregistered Securities

On April 14, 2008, pursuant to the terms of a Share Exchange Agreement dated April 14, 2008, by and among SmartHeat, Taiyu and the Taiyu Shareholders, each of whom is a non-U.S. person (as contemplated by Rule 902 under the Securities Act), all of the equitable and legal rights, title and interests in and to Taiyu’s share capital in the amount of RMB25,000,000 (approximately $3,571,939 based on an exchange rate of US$1.00 = RMB6.999) were exchanged for an aggregate of 18,500,000 shares of SmartHeat common stock. These issuances were exempt from registration requirements under Regulation S under the Securities Act.

On July 7, 2008, we sold an aggregate of 1,620,000 Units at an offering price of $3.50 per Unit for aggregate gross proceeds of approximately $5.67 million to each of the following persons:

G & S I Fund LP
C. Robert Shearer
Nancy Palmero and Herman Palmero
Thomas Knox
Arnold Staloff
Domaco Venture Capital Fund Partnership
Marc Engelbert
Andrew Grossman Profit Sharing Plan, Pershing LLC as Custodian
Norton Hight & Joan Hight
Randall W. Hight
Maura Kelly
Wolfe F. Model
Anthony G. Polak
IRA FBO Anthony G. Polak, Pershing LLC as Custodian
IRA FBO Jack Polak, Pershing LLC as Custodian
Jonathan Rothschild
Elias Sayour Foundation Incorporated
Gary Stadtmauer
Rhea D. Stadtmauer and Janice Maiman
Teddy Chasanoff
Ross Pirasteh
Sandra G. Shapiro & Robert S. Shapiro
John Gross
Murray Stadtmauer & Clare Stadtmauer
IRA FBO Ronald M. Lazar Pershing As Custodian

IRA FBO Kevin Clarke, Pershing LLC as Custodian
RL Capital Partners, LP
Geri Investments N.V.
IRA FBO Daniel Berkowitz Pershing LLC as Custodian
Harmon Corporation A.V.V.
Funcorp Associates Ltd.
La legetaz Private Foundation
Evie Falda & David Falda,
Ann V. Clemente
William H. Peterson Living Trust
Allied Diesel Service Inc. Employee Profit Sharing Plan #2
Florence E. Luvera
Kalman A. Barson (Roth IRA)
Steve Roman
Suellyn P. Tornay
Eximius bvba
IRA FBO David Swerdloff Pershing LLC as Custodian
Michael A. Berlinger
Sun Fun Investing Inc.
Strong Growth Capital Ltd
Yuzhen Hou
The USX China Fund
White Sand Investor Group, L.P.
Gibralt Capital Corporation

Each "Unit" consisted of one share of our common stock and a three year warrant to purchase 15% of one share of our common stock at an exercise price of $6.00 per share (the "Warrants"). The Units sold represent an aggregate of 1,620,000 million shares of Common Stock and Warrants to purchase 243,000 shares of Common Stock. The offering and sale of the Units was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D and Regulation S promulgated by the SEC thereunder. We compensated three placement agents that assisted in the sale of the Units in this private placement offering by (i) paying them cash equal to 6.5% of the gross proceeds from the sales of Units placed and (ii) issuing them Warrants to purchase that number of shares of Common Stock equal to 10% of the Units placed as follows:

Placement Agent	Cash	Warrants
Rodman & Renshaw, LLC	$23,888	56,500
Maxim Group LLC	$104,650	—
Four Tong Investments Ltd.	$207,025	91,000

The Warrants granted to these placement agents had the same terms and conditions as the Warrants granted in the offering.

On August 22, 2008, we sold an additional 10,000 Units at an offering price of $3.50 per Unit for gross proceeds of approximately $35,000 to David L. Quinn and Tracy Quinn. The offering and sale of the Units was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D promulgated by the SEC thereunder. We paid Seaboard Securities $2,275 and issued to Seaboard Securities Warrants to purchase 1,000 shares of our common stock in connection with this transaction.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description

2.1
Share Exchange Agreement and Plan of Reorganization by and among SmartHeat Inc. (“SmartHeat”), Shenyang Taiyu Electronic & Machinery Co., Ltd. (“Taiyu”) and all of the shareholders of Taiyu (the “Taiyu Shareholders”) dated April 14, 2008 (Incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on April 18, 2008)

2.2
Articles of Exchange between Taiyu and SmartHeat, dated April 14, 2008 (Incorporated herein by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on April 18, 2008)

2.3
Articles of Merger between Pacific Goldrim Resources, Inc. and SmartHeat, dated April 14, 2008 (Incorporated herein by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on April 18, 2008)

3.1	Articles of Incorporation (Incorporated herein by reference to Exhibit 3.2 to the Company’s Form SB-2 (Commission File No. 333-139649) filed on December 22, 2006)

3.2
Amended and Restated By-Laws adopted April 15, 2008 (Incorporated herein by reference to Exhibit 3(ii) to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on October 16, 2008)

4.1
Specimen Stock Certificate (Incorporated herein by reference to Exhibit 4.1 of Amendment No. 2 to the Company's Registration Statement on Form S-1/A (Commission File No. 333-154415) filed on February 4, 2009)

4.2
Form of Common Stock Purchase Warrant forming part of Units sold, and also issued as compensation to selected dealers in our private placement offering that had a final closing in August 2008. (Incorporated herein by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on July 11, 2008)

5.1
Opinion of Holland & Hart LLP  (Incorporated herein by reference to Exhibit 5.1 of Amendment No. 4 to the Company’s Registration Statement on Form S-1/A (Commission File No. 333-154415) filed on May 7, 2009)

10.1
English Translation of Employment Agreement between Taiyu and Jun Wang, dated January 1, 2008 (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on April 18, 2008)

10.2
English Translation of Employment Agreement between Taiyu and Zhijuan Guo, dated January 1, 2008 (Incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on April 18, 2008)

10.3
Certificate of Appointment by Sondex A/S of Taiyu as Authorized Dealer in China, dated March 2006 and letter naming Taiyu as  Dealer of North China, dated May 5, 2006 (Incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on April 18, 2008)

10.4	Form of Purchase Order for with Sondex A/S (Incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on April 18, 2008)

10.5
English Translation of Sales Contract between Taiyu and Dalkia (Jiamusi) Urban Heating Company Ltd, dated June 18, 2007 (Incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on April 18, 2008)

10.6	Form of Purchase Order (Incorporated herein by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on April 18, 2008)

10.7
English Translation of Loan Agreement with Citibank (China) Co., Ltd., dated June 25, 2007 (Incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on April 18, 2008)

10.8
English Translation of Loan Agreement with China CITIC Bank, dated April 17, 2007 (Incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on April 18, 2008)

10.9
Resignation Letter from Jason Schlombs, dated April 15, 2008 (Incorporated herein by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on April 18, 2008)

10.10
Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations between SmartHeat and Goldrim Holding, Inc., dated April 14, 2008 (Incorporated herein by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on April 18, 2008)

10.11
Stock Purchase Agreement between Jason Schlombs and SmartHeat, dated April 14, 2008 (Incorporated herein by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on April 18, 2008)

10.12
Form of Registration Rights Agreement in connection with Units sold in our private placement offering completed in August 2008 (Incorporated herein by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K (Commission File No. 000-53052) filed on July 11, 2008)

10.13
English Translation of Share Exchange Agreement dated September 25, 2008 between the Company and Asialink (Far East) Limited (incorporated by reference to Exhibit 10.13 of Amendment No. 1 to the Company’s Registration Statement on Form S-1/A (Commission File No. 333-154415) filed on December 12, 2008)

10.14
English Translation of the Asset Acquisition Agreement, dated May 27, 2009, by and between Taiyu Machinery and Electrical Equipment Co., Ltd and Siping Beifang the Heat Exchanger Manufacture Co., Ltd. (incorporated by reference to Exhibit 10.14  to the Company’s Current Report on Form 8-K (Commission File No. 001-34246) filed on May 29, 2009)

10.15
English Translation of the Amended and Restated Asset Purchase Agreement, dated June 16, 2009, by and between Taiyu Machinery and Electrical Equipment Co., Ltd and Siping Beifang the Heat Exchanger Manufacture Co., Ltd. (incorporated by reference to Exhibit 10.15  to the Company’s Current Report on Form 8-K (Commission File No. 001-34246) filed on June 16, 2009)

10.16	Senior Loan Agreement with Strong Growth Capital, Ltd., dated July 3, 2009 (Incorporated herein by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K filed on July 7, 2009)

10.17	10% Senior Promissory Note dated July 3, 2009, (Incorporated herein by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K filed on July 7, 2009)

10.18
Employment Agreement between SmartHeat and Jun Wang, dated February 1, 2010 (Incorporated herein by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K (Commission File No. 001-34246) filed on February 4, 2010)

16.1	Letter from Dale Matheson Carr-Hilton Labonte LLP, dated April 18, 2009 (Incorporated herein by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on April 18, 2008)

21	List of subsidiaries of the Company (Incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K (Commission File No. 001-34246) filed on March 31, 2010)

23.1	Consent of Holland & Hart LLP (included in Exhibit 5.1)

23.2	Consent of Goldman Parks Kurland Mohidin, LLP, independent registered public accounting firm

24.1	Power of Attorney (See Page II-6 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-154415) filed on October 17, 2008)

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the undersigned registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the undersigned registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Shenyang, China, on the date indicated below.

SMARTHEAT INC.
(Registrant)

Date: May 17, 2010	By:	/s/ Jun Wang
Jun Wang Chief Executive Officer (Principal Executive Officer)

Date: May 17, 2010	By:	/s/ Zhijuan Guo
Zhijuan Guo Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jun Wang	Chairman of the Board, President & Chief Executive Officer	May 17, 2010
Jun Wang

/s/ Zhijuan Guo	Chief Financial Officer and Treasurer	May 17, 2010
Zhijuan Guo

/s/ Xin Li	Director	May 17, 2010
Xin Li

*	Director	May 17, 2010
Arnold Staloff

*	Director	May 17, 2010
Weiguo Wang

/s/ Wenbin Lin	Director	May 17, 2010
Wenbin Lin

* By:	/s/ Jun Wang	May 17, 2010
Jun Wang Attorney-in-Fact